Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT

dated as of November 2, 2016

among

SAILPOINT TECHNOLOGIES, INC.,

as Company,

SAILPOINT TECHNOLOGIES INTERMEDIATE HOLDINGS, LLC,

SAILPOINT INTERNATIONAL, INC.,

as Guarantors,

VARIOUS LENDERS,

GOLDMAN SACHS BANK USA,

as Administrative Agent, Collateral Agent and Lead Arranger.

$120,000,000 Senior Secured Credit Facilities

4.8.	Projections	76
4.9.	No Material Adverse Change	76
4.10.	[Intentionally Reserved]	76
4.11.	Adverse Proceedings, etc	76
4.12.	Payment of Taxes	76
4.13.	Properties	76
4.14.	Environmental Matters	77
4.15.	No Defaults	77
4.16.	Material Contracts	78
4.17.	Governmental Regulation	78
4.18.	Margin Stock	78
4.19.	Employee Matters	78
4.20.	Employee Benefit Plans	78
4.21.	Certain Fees	79
4.22.	Solvency	79
4.23.	Foreign Subsidiaries; No Transactions in Foreign Currencies	79
4.24.	Compliance with Statutes, etc	79
4.25.	Disclosure	79
4.26.	Patriot Act; FCPA	80
4.27.	Foreign Assets Control Regulations and Anti-Money Laundering	80
4.28.	Information Security Requirements; Personal Information	81

SECTION 5.	AFFIRMATIVE COVENANTS	81
5.1.	Financial Statements and Other Reports	81
5.2.	Existence	85
5.3.	Payment of Taxes and Claims	85
5.4.	Maintenance of Properties	85
5.5.	Insurance	85
5.6.	Inspections	86
5.7.	Lenders Meetings and Teleconferences	86
5.8.	Compliance with Laws	86
5.9.	Environmental	87
5.10.	Subsidiaries	87
5.11.	Real Estate Assets	87
5.12.	Information Security Requirements; Personal Information	88
5.13.	Further Assurances	88
5.14.	Miscellaneous Business Covenants	89
5.15.	Post-Closing Matters	89
5.16.	Employee Confidentiality Agreements	89
5.17.	Compliance Protocols	89

SECTION 6.	NEGATIVE COVENANTS	90
6.1.	Indebtedness	90
6.2.	Liens	93
6.3.	Equitable Lien	95
6.4.	No Further Negative Pledges	95
6.5.	Restricted Junior Payments	96

6.6.	Restrictions on Subsidiary Distributions	96
6.7.	Investments	97
6.8.	Financial Covenants	99
6.9.	Fundamental Changes; Disposition of Assets; Acquisitions	102
6.10.	Disposal of Subsidiary Interests	104
6.11.	Sales and Lease-Backs	104
6.12.	Transactions with Affiliates	104
6.13.	Conduct of Business	104
6.14.	Permitted Activities of Holdings and Parent	105
6.15.	Intellectual Property and Customer Matters	105
6.16.	Amendments or Waivers with Respect to Subordinated Indebtedness	105
6.17.	Fiscal Year	105
6.18.	Deposit Accounts	106
6.19.	Amendments to Organizational Agreements and Management Agreement	106
6.20.	Prepayments of Subordinated Indebtedness	106

SECTION 7.	GUARANTY	106
7.1.	Guaranty of the Obligations	106
7.2.	Contribution by Guarantors	106
7.3.	Payment by Guarantors	107
7.4.	Liability of Guarantors Absolute	107
7.5.	Waivers by Guarantors	109
7.6.	Guarantors’ Rights of Subrogation, Contribution, etc	110
7.7.	Subordination of Other Obligations	111
7.8.	Continuing Guaranty	111
7.9.	Authority of Guarantors or Company	111
7.10.	Financial Condition of Company	111
7.11.	Bankruptcy, etc	112
7.12.	Discharge of Guaranty Upon Sale of Guarantor	112
7.13.	Keepwell	112

SECTION 8.	EVENTS OF DEFAULT	113
8.1.	Events of Default	113

SECTION 9.	AGENTS	116
9.1.	Appointment of Agents	116
9.2.	Powers and Duties	116
9.3.	General Immunity	116
9.4.	Agents Entitled to Act as Lender	117
9.5.	Lenders’ Representations, Warranties and Acknowledgment	117
9.6.	Right to Indemnity	118
9.7.	Successor Administrative Agent and Collateral Agent	119
9.8.	Collateral Documents and Guaranty	119

SECTION 10.	MISCELLANEOUS	120
10.1.	Notices	120
10.2.	Expenses	120

10.3.	Indemnity	121
10.4.	Set-Off	122
10.5.	Amendments and Waivers	122
10.6.	Successors and Assigns; Participations	124
10.7.	Independence of Covenants	128
10.8.	Survival of Representations, Warranties and Agreements	128
10.9.	No Waiver; Remedies Cumulative	128
10.10.	Marshalling; Payments Set Aside	128
10.11.	Severability	129
10.12.	Obligations Several; Actions in Concert	129
10.13.	Headings	129
10.14.	APPLICABLE LAW	129
10.15.	CONSENT TO JURISDICTION	129
10.16.	WAIVER OF JURY TRIAL	130
10.17.	Confidentiality	131
10.18.	Usury Savings Clause	132
10.19.	Counterparts	132
10.20.	Effectiveness	132
10.21.	Patriot Act	133

SECTION 11.	AMENDMENT AND RESTATEMENT	133
11.1.	Acknowledgements	133
11.2.	Amendment and Restatement	133
11.3.	Exhibits	134

APPENDICES:	A-1	Term Loan Commitments
	A-2	Revolving Commitments
	B	Notice Addresses

SCHEDULES:	A	Historical Consolidated Adjusted EBITDA
	4.1	Jurisdictions of Organization and Qualification
	4.2	Capital Stock and Ownership
	4.13	Real Estate Assets
	4.16	Material Contracts
	5.15	Certain Post-Closing Matters
	6.1	Certain Indebtedness
	6.2	Certain Liens
	6.7	Certain Investments
	6.12	Certain Affiliate Transactions

EXHIBITS:	A-1	Funding Notice
	A-2	Conversion/Continuation Notice
	A-3	Issuance Notice
	B-1	Term Loan Note
	B-2	Revolving Loan Note
	C	Compliance Certificate
	D	[Intentionally Reserved]
	E	Assignment Agreement
	F	Certificate Regarding Non-Bank Status
	G-1	Closing Date Certificate
	G-2	Solvency Certificate
	H	Counterpart Agreement

AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT

This AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT, dated as of November 2, 2016, is entered into by and among SAILPOINT TECHNOLOGIES, INC., a Delaware corporation (“Company”), SAILPOINT TECHNOLOGIES INTERMEDIATE HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), SAILPOINT INTERNATIONAL, INC., a Delaware corporation (“SailPoint International”), each as a Guarantor, the other Credit Parties party hereto from time to time, the Lenders party hereto from time to time, and GOLDMAN SACHS BANK USA (“GSB”), as Administrative Agent (in such capacity, “Administrative Agent”), Collateral Agent (in such capacity, “Collateral Agent”), and Lead Arranger.

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, Company, the other Credit Parties party thereto, Agents and the Lenders party thereto are parties to that certain Credit and Guaranty Agreement, dated as of August 16, 2016 (as amended, restated, supplemented or otherwise modified to, but not including, the Restatement Effective Date, the “Original Credit Agreement”);

WHEREAS, the parties hereto wish to amend and restate in its entirety the Original Credit Agreement in the form of this Agreement to, inter alia, (i) amend certain provisions of the Original Credit Agreement, in each case, on the terms and subject to the conditions provided herein and (ii) to continue to make available to Company the credit facilities provided for herein, in each case, on the terms and subject to the conditions contained herein, which Agreement shall be deemed effective as of the Restatement Effective Date upon its execution by all parties hereto;

WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the “Obligations” (as defined in the Original Credit Agreement) and liabilities existing under the Original Credit Agreement and related Credit Documents (as defined in the Original Credit Agreement) or evidence repayment of any of such obligations and liabilities, but rather that this Agreement amend and restate in its entirety the Original Credit Agreement and re-evidence the “Obligations” (as defined in the Original Credit Agreement) of Company and the other Credit Parties outstanding thereunder, as well as evidence the additional Obligations of Company and the other Credit Parties to Agents, Issuing Bank and Lenders provided for herein;

WHEREAS, after giving effect to the foregoing, Lenders have agreed to continue and/or extend certain credit facilities to Company, in an aggregate amount not to exceed $120,000,000, consisting of (a) $115,000,000 aggregate principal amount of Term Loans and (b) $5,000,000 aggregate principal amount of Revolving Commitments (including a Letter of Credit subfacility), the proceeds of which will be used for the purposes specified in Section 2.5;

WHEREAS, Company has agreed to secure all of its Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of its assets, including a pledge of all of the Capital Stock of its respective Domestic Subsidiaries and sixty-five percent (65%) of the Capital Stock of each of its directly owned Foreign Subsidiaries, in each case, subject to the terms of this Agreement and the other Credit Documents; and

WHEREAS, Guarantors have agreed to guarantee the Obligations of Company hereunder and to secure their respective Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of their respective assets, including a pledge of all of the Capital Stock of each of their respective Domestic Subsidiaries (including Company) and sixty-five percent (65%) of the Capital Stock of each of their respective directly owned Foreign Subsidiaries, in each case, subject to the terms of this Agreement and the other Credit Documents.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

1.1. Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Act” as defined in Section 4.26.

“Adjusted LIBOR Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a LIBOR Rate Loan, the rate per annum equal to the greater of (A) one percent (1.00%) and (B) the rate obtained by dividing (i) (a) the rate per annum equal to the rate determined by Administrative Agent to be the offered rate, truncated at five decimal digits, which appears on (x) the page of the Reuters Screen which displays the London Interbank offered rate administered by ICE Benchmark Administrative Limited (such page currently being Reuters Screen LIBOR01 Page) or (y) on the comparable page of the Bloomberg Information Services for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service, truncated at five decimal digits, which displays the London Interbank offered rate administered by ICE Benchmark Administrative Limited (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available or if such information, in the reasonable judgment of Administrative Agent shall cease accurately to reflect the rate offered by leading banks in the London interbank market as reported by any publicly available source of similar market data selected by Administrative Agent, the rate per annum equal to the rate determined by Administrative Agent to be the offered rate, truncated at five decimal digits, to first class banks in the London interbank market for deposits (for delivery on the first day of the relevant period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one, minus (b) the Applicable Reserve Requirement.

“Adjustment Event” as defined in the definition of Applicable Margin.

“Administrative Agent” as defined in the preamble hereto.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Holdings or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of Holdings or any of its Subsidiaries, threatened against or affecting Holdings or any of its Subsidiaries or any property of Holdings or any of its Subsidiaries.

“Affected Lender” as defined in Section 2.17(b).

“Affected Loans” as defined in Section 2.17(b).

“Affiliate”means, as applied to any Person, any other Person directly or indirectly Controlling (including any member of the senior management group of such Person), Controlled by, or under common Control with, that Person; provided that neither the Administrative Agent nor the Lenders shall be deemed Affiliates of the Credit Parties as a result of the exercise of their rights and remedies under the Credit Documents.

“Agent” means each of Administrative Agent and Collateral Agent.

“Aggregate Amounts Due” as defined in Section 2.16.

“Aggregate Payments” as defined in Section 7.2.

“Agreement” means this Amended and Restated Credit and Guaranty Agreement, dated as of the Restatement Effective Date, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Alliance Agreements” means (i) that certain Standard Alliance Agreement, dated as of August 30, 2007, between Company and PricewaterhouseCoopers LLP, (ii) that certain Alliance Agreement, dated as of January 19, 2016, between Company and Deloitte & Touche LLP and (iii) that certain Strategic Alliance Agreement, dated as of April 21, 2015, between SailPoint Technologies, Inc. and KPMG LLP, in each case, as in effect on the Closing Date and as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Applicable Margin” means (i) from the Closing Date until the date of delivery of the Compliance Certificate and the financial statements for the period ending September 30, 2017, (a) eight percent (8.00%) for LIBOR Rate Loans and (b) seven percent (7.00%) for Base Rate Loans and (ii) thereafter, a percentage, per annum, determined by reference to the Leverage Ratio in effect from time to time as set forth below:

Leverage Ratio	Applicable Margin for LIBOR Rate Loans	Applicable Margin for Base Rate Loans
Greater than or equal to 6.00:1.00	8.00%	7.00%
Greater than or equal to 5.50:1.00 but less than 6.00:1.00	7.75%	6.75%
Greater than or equal to 4.50:1.00 but less than 5.50: 1.00	6.75%	5.75%
Less than 4.50:1.00	6.00%	5.00%

No change in the Applicable Margin shall be effective until three (3) Business Days after the date on which Administrative Agent shall have received the applicable financial statements and a Compliance Certificate calculating the Leverage Ratio pursuant to Sections 5.1(b) or (c), together with a Compliance Certificate calculating the Leverage Ratio pursuant to Section 5.1(d). With respect to changes in the Applicable Margin arising from changes in the Leverage Ratio due to the Company’s payment of the Loans or additional borrowings hereunder (including prior to the initial delivery of financial statements pursuant to Section 5.1(b) after the Closing Date), any such change shall be effective one Business Day following the effective date of any applicable Funding Notice with respect to any borrowing and/or delivery of any Compliance Certificate in connection with any payment of the Loans, and such Funding Notice or Compliance Certificate, as applicable, shall include a calculation of the Leverage Ratio at such time (each, an “Adjustment Event”). At any time Company has not submitted to Administrative Agent the applicable information as and when required under Sections 5.1(b) or (c), together with a Compliance Certificate calculating Leverage Ratio under Section 5.1(d), or the Funding Notice, as applicable, the Applicable Margin may, at the discretion of Requisite Lenders, be determined as if the Leverage Ratio was (i) the Leverage Ratio calculated in the most recently financial statements and Compliance Certificate under Sections 5.1(b) and 5.1(d) or (ii) greater than or equal to 6.00:1.00. Within one (1) Business Day of receipt of the applicable information under Section 5.1(d) or upon the occurrence of an Adjustment Event, Administrative Agent shall give each Lender telefacsimile or telephonic notice (confirmed in writing) of the Applicable Margin in effect from such date. Without limitation of any other provision of this Agreement or any other remedy available to Administrative Agent or Lenders under any of the Credit Documents, to the extent that any financial statements or any information contained in any Compliance Certificate delivered pursuant to Sections 5.1(b), (c) or (d) or the calculation of the Leverage Ratio as set forth in the Funding Notice or Compliance Certificate, as applicable, delivered in connection with an Adjustment Event shall be incorrect in any manner and Company or any other Credit Party shall deliver to Administrative Agent and/or Lenders corrected financial statements or other corrected information in a Funding Notice or Compliance

Certificate (or otherwise), Administrative Agent may recalculate the Applicable Margin based upon such corrected financial statements or such other corrected information, and, upon written notice thereof to Company, the Loans shall bear interest based upon such recalculated Applicable Margin retroactively from the date of delivery of the erroneous financial statements or other erroneous information in question.

“Applicable Reserve Requirement” means, at any time, for any LIBOR Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors of the Federal Reserve System or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted LIBOR Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include LIBOR Rate Loans. A LIBOR Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on LIBOR Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer, license or other disposition to, or any exchange of property with, any Person (other than to or with a Credit Party which is not Holdings), in one transaction or a series of transactions, of all or any part of any Credit Party’s businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Capital Stock of any Credit Party, other than inventory (or other assets) sold, licensed for periods of one (1) year or less or leased in the ordinary course of business. For purposes of clarification, “Asset Sale” shall not include those dispositions or other transfers expressly permitted pursuant to Section 6.9 (other than clauses (c), (d), (p) and (q) thereof).

“Asset Sale Reinvestment Amounts” has the meaning given to such term in Section 2.13(a).

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by Administrative Agent.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person’s chief financial officer or treasurer.

“Availability” means, on any date of determination, (i)(A) the trailing twelve month Cash EBITDA of Holdings and its Subsidiaries as of the last day of the most recently ended month for which financial statements were required to have been delivered pursuant to Section 5.1(a) multiplied by (B) the then in effect maximum Leverage Multiple less (ii) the sum of (A) the aggregate principal balance of the Loans as of such date plus, (B) all other Consolidated Total Debt as of such date plus, (C) without duplication, Letter of Credit Usage. Availability shall be computed on a pro forma basis.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% and (iii) three and one-half percent (3.50%) per annum. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Beneficiary” means each Agent, Issuing Bank, Lender and Lender Counterparty.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or the State of Texas or is a day on which banking institutions located in either such state are authorized or required by law or other governmental action to close, and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted LIBOR Rate or any LIBOR Rate Loans, the term “Business Day” shall mean any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person (i) as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person or (ii) as lessee which is a transaction of a type commonly known as a “synthetic lease” (i.e., a transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Cash” means money, currency or a credit balance in any demand or Deposit Account; provided, however, that notwithstanding anything to the contrary contained herein, for purposes of calculating compliance with the requirements of Sections 3 and 6 hereof “Cash” shall exclude any amounts that would not be considered “cash” under GAAP or “cash” as recorded on the books of Holdings and its Subsidiaries.

“Cash EBITDA” means, for any period of determination, (i) Consolidated Adjusted EBITDA for such period (calculated, as applicable, in accordance with Section 6.8(f)), plus (or minus) (ii) the difference between (x) the consolidated total GAAP current deferred revenue of Holdings and its Subsidiaries as of the last day of such period and (y) the consolidated total GAAP current deferred revenue of Holdings and its Subsidiaries as of the first day of such period.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one (1) year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one (1) year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one (1) year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one (1) year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s; and (vi) solely with respect to any Foreign Subsidiary, investments of comparable tenor and credit quality to those described in the foregoing clauses (i) through (v) customarily utilized in countries in which such Foreign Subsidiary operates for short term Cash management purposes.

“Certificate Regarding Non-Bank Status” means a certificate substantially in the form of Exhibit F.

“Change of Control” means, at any time, (i) the Permitted Investors shall cease to beneficially own and control, directly or indirectly, more than fifty percent (50%) on a fully diluted basis of the economic and voting interests in the Capital Stock of Holdings; (ii) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than the Permitted Investors (a) shall have acquired beneficial ownership of twenty-five percent (25%) or more on a fully diluted basis of the voting and/or economic interest in the Capital Stock of Holdings or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Holdings; (iii) Holdings shall cease to beneficially own and control, directly or indirectly, 100% on a fully diluted basis of the economic and voting interest in the Capital Stock of Company; (iv) except pursuant to a transaction permitted by Section 6.9, Company shall cease to beneficially own and control, directly or indirectly, 100% on a fully diluted basis of the economic and voting interests in the Capital Stock of its Subsidiaries; or (v) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Holdings or Company cease to be occupied by

Persons who either (a) were members of the board of directors of Holdings or Company on the Closing Date, (b) were nominated for election by the board of directors of Holdings or Company, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors, or (c) were nominated for election by the Permitted Investors.

“Class” means (i) with respect to Lenders, each of the following classes of Lenders: (a) Lenders having Term Loan Exposure and (b) Lenders having Revolving Exposure, and (ii) with respect to Loans, each of the following classes of Loans: (a) Term Loans and (b) Revolving Loans.

“Closing Date” means August 16, 2016.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit G-1.

“Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are granted or purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” as defined in the preamble hereto.

“Collateral Documents” means the Pledge and Security Agreement, the Mortgages, if any, the Landlord Personal Property Collateral Access Agreements, if any, and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

“Collateral Questionnaire” means each collateral questionnaire, dated as of the Closing Date or any applicable date thereafter, each in form reasonably satisfactory to Collateral Agent that provides information with respect to the real, personal or mixed property of each Credit Party (including new Subsidiaries).

“Commitment” means any Revolving Commitment or Term Loan Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company” as defined in the preamble hereto.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Consolidated Adjusted EBITDA” means, for any period of determination, for Holdings and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period, plus (a) the following to the extent included (whether as a positive or negative adjustment) in calculating such Consolidated Net Income and without duplication:

(i) (A) (I) any non-Cash purchase accounting adjustments, restructuring and other non-recurring non-Cash items or expenses actually incurred in connection with any consummated Permitted Acquisition (including any debt or equity issuance in connection therewith to extent issued in accordance with the terms hereof) and/or (II) any Cash non-recurring items or expenses actually incurred in connection with any consummated Permitted Acquisition (including any debt or equity issuance in connection therewith to extent issued in accordance with the terms hereof), which in the case of this clause (A)(II) do not exceed $1,500,000 in the aggregate in any trailing twelve month period or (B) any non-recurring items or expenses incurred in connection with a consummated disposition permitted under Sections 6.9(c), (d) or (n);

(ii) Consolidated Interest Expense for such period;

(iii) Federal, state, local and foreign income tax expense actually paid or accrued by Holdings and its Subsidiaries for such period;

(iv) depreciation and amortization expense of Holdings and its Subsidiaries for such period;

(v) (A) non-Cash costs and expenses actually incurred relating to any equity-based compensation or equity-based incentive plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, in each case, of Holdings or any Subsidiary for such period and (B) any Cash costs or expenses actually incurred relating to any equity-based compensation or equity-based incentive plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement in each case, of Holdings or any Subsidiary for such period, to the extent that such costs or expenses are funded with net Cash proceeds from the issuance of Qualified Stock, or a contribution to the capital of, Holdings or Parent which are in turn contributed to the Company as Cash common equity and/or Qualified Stock;

(vi) the amount of cost savings, operating expense reductions, other operating improvements and initiatives and synergies which are projected by the Company in good faith to be reasonably anticipated to be realizable within one hundred twenty (120) days of the date thereof (which will be added to Consolidated Adjusted EBITDA as so projected until fully realized and calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period); provided, that (A) any annualized pro forma adjustments permitted under this clause (vi) shall be reduced to the extent cost savings related to such adjustments are realized on an actual basis during the applicable measurement period, (B) any cost savings that were expected to be implemented, but that were not actually implemented within such time period shall no longer be given pro forma effect hereunder, and (C) all steps have been taken or are reasonably expected to be taken for realizing such cost savings and such cost savings are reasonably identifiable and factually supportable (in the good faith determination of the Company and certified by an Authorized Officer of the Company); provided, that the aggregate amount pursuant to this clause (vi) in any period of four (4) consecutive Fiscal

Quarters shall not exceed fifteen percent (15%) of Consolidated Adjusted EBITDA of Holdings and its Subsidiaries, prior to giving effect to the pro forma adjustments for such period; provided, further, such fifteen percent (15%) limitation shall be increased to a twenty-five percent (25%) limitation to the extent such adjustments (I) are recommended (in reasonable detail) by any due diligence quality of earnings report made available to Administrative Agent conducted by financial advisers (which financial advisers shall be (x) nationally recognized and (y) reasonably acceptable to Administrative Agent (it being understood and agreed that any of the “Big Four” accounting firms are acceptable) and retained by the Credit Parties or (II) are determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Exchange Act and as interpreted by the staff of the Securities and Exchange Commission (or any successor agency);

(vii) (A) the aggregate amount of all other non-Cash items, write-downs, non-Cash expenses, or losses (including purchase accounting adjustments under Accounting Standards Codification (“ASC”) 805) otherwise reducing Consolidated Net Income and excluding any such non-Cash items, write-downs, expenses, or losses that are reasonably expected to result in, or require pursuant to GAAP, an accrual of a reserve for Cash charge, costs and/or expenses in any future period, (B) net non-Cash exchange, translation or performance losses relating to foreign currency transactions and currency fluctuations (which, for clarity, may be positive or negative) in an aggregate amount not to exceed $1,000,000 in any trailing twelve month period and accounted for in a manner consistent with the methodology used to prepare Schedule A hereto and (C) Cash charges resulting from the application of ASC 805 (including with respect to earn-outs incurred by Holdings or any of its Subsidiaries in connection with any Permitted Acquisition);

(viii) actual fees, costs, accruals, payments, expenses or charges, in each case incurred within six (6) months after the applicable transaction, relating to (A) this Agreement and the transactions contemplated hereby (without duplication of clause (xiv) below), or (B) any Investment (including Permitted Acquisitions), disposition, recapitalization, Restricted Junior Payment, equity Issuance, consolidation, restructurings, recapitalizations or the incurrence, registration (actual or proposed), repayments or amendments of Indebtedness (including, without limitation, letter of credit fees and any refinancing of such Indebtedness, unamortized fees, costs and expenses paid in Cash in connection with repayment of Indebtedness to persons that are not Affiliates of Holdings or its Subsidiaries), in each case, whether or not consummated or successful but only to the extent any such transaction is (or would have been) permitted in accordance with the terms hereof, including, without limitation, (t) any breakage costs incurred in connection with the termination of any hedging agreement as a result of the prepayment of Indebtedness, (u) such fees, expenses or charges related to any Loans and this Agreement, (v) any amendment, waiver or other modification of Loans, any Credit Document, any other Indebtedness or any Capital Stock, (w) Cash recruiting and relocation expenses, severance, stock option and other equity-based expenses, (x) reorganization and business optimization costs and expenses in an aggregate amount not to exceed, together with the amounts under clause (y), $2,000,000 in any trailing twelve month period, and (y) one-time expenses relating to enhanced accounting function or other transaction costs, including those associated with becoming a standalone entity or public company in an aggregate amount not to exceed, together with the amounts under clause (x), $2,000,000 in any trailing twelve month period;

(ix) [intentionally reserved];

(x) (A) Permitted Management Fee Payments actually accrued or paid to Thoma during such period by Holdings and its Subsidiaries, and (B) director fees and expenses actually paid to directors to the extent permitted to be paid hereunder;

(xi) [intentionally reserved];

(xii) the aggregate amount of expenses or losses actually incurred by Holdings or any Subsidiary relating to business interruption to the extent covered by insurance and (A) actually reimbursed or otherwise paid to Holdings or such Subsidiary or (B) so long as such amount for any calculation period is reasonably expected to be received by Holdings or such Subsidiary in a subsequent calculation period and within one year of the date of the underlying loss (provided, that (x) if not so reimbursed or received by Holdings or such Subsidiary within such one-year period, such expenses or losses shall be subtracted in the subsequent calculation period or (y) if reimbursed or received by Holdings or such Subsidiary in a subsequent period, such amount shall not be permitted to be added back in determining Consolidated Adjusted EBITDA for such subsequent period);

(xiii) Cash expenses of Holdings and its Subsidiaries actually incurred during such period to the extent (A) deducted in determining Consolidated Net Income and (B) reimbursed in Cash by any person (other than any of Holdings or any of their Subsidiaries or any owners, directly or indirectly, of Capital Stock, respectively, therein) during such period (or reasonably expected to be so reimbursed within three hundred and sixty-five (365) days of the end of such period to the extent not accrued) pursuant to an indemnity or guaranty or any other reimbursement agreement in favor of Holdings or any of its Subsidiaries to the extent such reimbursement has not been accrued (provided, that (x) if not so reimbursed or received by Holdings or such Subsidiary within such 365 day period, such expenses or losses shall be subtracted in the subsequent calculation period or (y) if reimbursed or received by Holdings or such Subsidiary in a subsequent period, such amount shall not be permitted to be added back in determining Consolidated Adjusted EBITDA for such subsequent period);

(xiv) costs and expenses actually incurred related to the administration of (A) this Agreement and the other Credit Documents and paid or reimbursed to the Administrative Agent, the Collateral Agent or any of the Lenders or other third parties paid or engaged by the Administrative Agent, the Collateral Agent or any of the Lenders or paid by any of the Credit Parties or (B) any Indebtedness permitted to be incurred under Section 6.1(t);

(xv) any extraordinary (as determined in accordance with GAAP) charges, expenses or losses for such period (which, for clarity, may be a negative number);

(xvi) (A) amounts actually paid during such period with respect to Cash litigation fees, costs and expenses of Holdings and its Subsidiaries in an amount not to exceed $2,000,000 in the aggregate for any trailing twelve month period, (B) to the extent not already included in determining Consolidated Net Income, the aggregate amount of net Cash proceeds of liability insurance received by Holdings or any Subsidiary during such period to the extent paid in Cash with respect to Cash litigation fees, costs and expenses of Holdings and its Subsidiaries for such period in an amount not to exceed the sum of (x) $2,000,000 in the aggregate for any trailing twelve month period and (y) the net Cash proceeds of liability insurance with respect to litigation received during such period and (C) the aggregate amount of net Cash proceeds of liability insurance which is not recorded in accordance with GAAP, but for which such insurance is reasonably expected to be received by Holdings or any Subsidiary in a subsequent calculation period and within one year of the date of the underlying loss to the extent not already included in determining Consolidated Net Income for such period (provided that, (A) if not so reimbursed or received by Holdings or such Subsidiary within such one-year period, such expenses or losses shall be subtracted in the subsequent calculation period or (B) if reimbursed or received by Holdings or such Subsidiary in a subsequent period, such amount shall not be permitted to be added back in determining Consolidated Adjusted EBITDA for such subsequent period);

(xvii) unamortized fees, costs and expenses paid in Cash in connection with the repayment of Indebtedness to persons that are not Affiliates of Holdings or any of its Subsidiaries;

(xviii) [intentionally reserved];

(xix) [intentionally reserved];

(xx) net realized gains or losses from hedging agreements or embedded derivatives that require similar accounting treatment and the application of ASC 815 and related pronouncements;

(xxi) any net loss included in the Consolidated Net Income attributable to non-controlling interests pursuant to the application of ASC Topic 810-10-45;

(xxii) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary deducted in calculating Consolidated Net Income (and not added back in such period to Consolidated Net Income); and

(xxiii) charges and expenses actually attributable to (A) asset sales or other dispositions or the repurchase, redemption, sale or disposition of any Capital Stock of any Person other than in the ordinary course of business and to the extent permitted hereunder and (B) repurchases or redemptions of any Capital Stock of Holdings or Parent from existing or former directors, officers or employees of the Holdings or its Subsidiaries, their estates, beneficiaries under their estates, transferees, spouses or former spouses in each case in a transaction permitted in accordance with the terms hereof, in an aggregate amount for clauses (A) and (B) not to exceed $3,000,000 in any trailing twelve month period;

and minus (b) the following to the extent included in calculating such Consolidated Net Income and without duplication:

(i) Federal, state, local and foreign income tax credits and reimbursements received by Holdings or any of its Subsidiaries during such period

(ii) all non-Cash items increasing Consolidated Net Income (excluding (a) any such non-Cash item to the extent it represents the reversal of an accrual or reserve for potential Cash items in any prior period and (B) the accrual of revenue or recording of receivables in the ordinary course of business in any prior period);

(iii) the amount of any minority interest income consisting of Subsidiary loss attributable to minority equity interests of third parties in any non-wholly owned Subsidiary added to Consolidated Net Income (and not deducted in such period from Consolidated Net Income);

(iv) any net income included in Consolidated Net Income attributable to non-controlling interests pursuant to the application of ASC Topic 810-10-45;

(v) any amounts added to Consolidated Adjusted EBITDA pursuant to sub-clause (a)(xiii) above in the prior calculation period with respect to expected reimbursements to the extent such reimbursements are not received within such 365 day period following such prior calculation period; and

(vi) Consolidated Capitalized Software Development Costs;

provided, that solely for purposes of calculating the Leverage Ratio, Consolidated Adjusted EBITDA and the compliance with Sections 6.8(b) and (c), if any Subject Transaction has occurred during any period of four (4) consecutive Fiscal Quarters. Consolidated Adjusted EBITDA for such period shall be calculated in accordance with Section 6.8(f) without duplicating any amount added back pursuant to clauses (a)(i) through (xxiii) above.

For clarity, with respect to any non-Cash items set forth in clause (a) above, such items shall exclude any such non-Cash item to the extent that it represents an accrual or reserve for potential Cash items in any future period or amortization of a prepaid Cash item that was paid in a prior period. Further, notwithstanding the foregoing, the historical Consolidated Adjusted EBITDA for Holdings and its Subsidiaries for each month in the period beginning with the month ending January 2015 and ending with the month ending June 30, 2016 shall be as set forth on Schedule A hereto.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of Holdings and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment or which should otherwise be capitalized” or similar items reflected in the consolidated statement of cash flows of Holdings and its Subsidiaries, but excluding Consolidated Capitalized Software Development Costs.

“Consolidated Capitalized Software Development Costs” means, for any period, the aggregate of all costs of Holdings and its Subsidiaries during such period determined on a consolidated basis, both internal and external, direct and incremental, incurred with respect to software developed or obtained for internal use or held for sale, lease or other marketing by any such Person that, in accordance with GAAP, are or should be included in “consolidated capitalized software development costs” or similar items reflected in the consolidated statement of cash flows of Holdings and its Subsidiaries.

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period based upon GAAP, excluding any paid-in-kind interest, amortization of deferred financing costs, and any realized or unrealized gains or losses attributable to Interest Rate Agreements.

“Consolidated Current Assets” means, as at any date of determination, the total assets of Holdings and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of Holdings and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt.

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) determined for Holdings and its Subsidiaries on a consolidated basis equal to: (i) the sum, without duplication, of the amounts for such period of (a) Cash EBITDA, plus (b) the Consolidated Working Capital Adjustment, minus (ii) the sum, without duplication (including, for clarity, without duplication of those amounts subtracted from the required prepayment under Section 2.13(e) hereof), of the amounts for such period of (a) voluntary and scheduled repayments of Consolidated Total Debt (excluding repayments of Revolving Loans except to the extent the Revolving Commitments are permanently reduced in connection with such repayments), plus (b) Consolidated Capital Expenditures (net of any proceeds of (x) Net Asset Sale Proceeds to the extent reinvested in accordance with Section 2.13(a), (y) Net Insurance/Condemnation Proceeds to the extent reinvested in accordance with Section 2.13(b), and (z) related financings with respect to such expenditures (but excluding Revolving Loans)), plus (c) Consolidated Cash Interest Expense, plus (d) provisions for taxes based on income of Holdings and its Subsidiaries and payable in Cash with respect to such period, plus (e) to the extent not included in clause (ii)(b) above, the Cash portion of the purchase price paid in connection with any Permitted Acquisition, plus (f) Restricted Junior Payments made by Holdings during such period to the extent the same are permitted hereunder, plus (g) other items paid in Cash during such period, in each case, to the extent (A) capitalized but not financed with proceeds of Indebtedness (but excluding Revolving Loans) or (B) included as an “add back” in the calculation of Consolidated Adjusted EBITDA, plus (h) the aggregate amount of non-Cash adjustments increasing Consolidated Adjusted EBITDA for periods prior to the beginning of the current period to the extent paid in Cash by Holdings and its Subsidiaries during such period.

“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of the amounts determined for Holdings and its Subsidiaries on a consolidated basis equal to (i) Consolidated Cash Interest Expense, (ii) scheduled payments of principal on Consolidated Total Debt, (iii) Consolidated Capital Expenditures, and (iv) the current portion of taxes provided for with respect to such period in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Holdings and its Subsidiaries on a consolidated basis with respect to all outstanding Consolidated Total Debt, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Agreements, but excluding, however, any amounts referred to in Section 2.10(c) payable on or before the Closing Date.

“Consolidated Liquidity” means, as of any date of determination, an amount determined for Holdings and its Subsidiaries on a consolidated basis equal to the sum of (i) Unrestricted Cash of the Credit Parties as of such date, plus (ii) the lesser of (x)(a) the Revolving Commitments of all of the Lenders in the aggregate, minus (b) the Total Utilization of Revolving Commitments, and (y) if positive, Availability.

“Consolidated Net Income” means, for any period, (i) the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (ii) the sum of (a) the income (or loss) of any Person (other than a Subsidiary of Holdings) in which any other Person (other than Holdings or any of its Subsidiaries) has a joint interest, plus (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries or that Person’s assets are acquired by Holdings or any of its Subsidiaries, plus (c) the income of any Subsidiary of Holdings to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, plus (d) any gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, plus (e) (to the extent not included in clauses (a) through (d) above) any net extraordinary gains or net extraordinary losses.

“Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Consolidated Working Capital” means, as at any date of determination, the excess or deficiency of Consolidated Current Assets over Consolidated Current Liabilities.

“Consolidated Working Capital Adjustment” means, for any period of determination on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.2.

“Control” means the possession, directly or indirectly, of the power (i) to vote ten percent (10%) or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Account” means a Deposit Account of a Credit Party which is subject to the control of the Collateral Agent, for the benefit of the Secured Parties, in accordance with the terms of the Pledge and Security Agreement.

“Controlled Investment Affiliate” means as to any Person, any other Person that (a) directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit H delivered by a Credit Party pursuant to Section 5.10.

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of this Agreement, the Notes, if any, the Collateral Documents, the Fee Letter, the Management Fee Subordination Agreement, any documents or certificates executed by Company in favor of Issuing Bank relating to Letters of Credit and all other documents, instruments or agreements executed and delivered by a Credit Party for the benefit of any Agent, Issuing Bank or any Lender in connection herewith.

“Credit Extension” means the making of a Loan or the issuing of a Letter of Credit.

“Credit Party” means the Company and each Guarantor.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders (other than such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Defaulting Lender.

“Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default, or violation of Section 9.5(c) or other circumstances set forth in Section 2.21, and ending on the earliest of the following dates: (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (ii) the date on which (a) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non-pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms of Section 2.12 or Section 2.13 or by a combination thereof), and (b) such Defaulting Lender shall have delivered to Company and Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments, (iii) the date on which Company, Administrative Agent and Requisite Lenders waive all Funding Defaults of such Defaulting Lender in writing, and (iv) the date on which Administrative Agent shall have waived all violations of Section 9.5(c) by such Defaulting Lender in writing.

“Defaulted Loan” as defined in Section 2.21.

“Defaulting Lender” as defined in Section 2.21.

“Default Rate” means any interest payable pursuant to Section 2.9.

“Deferred Revenue Adjustment” means, for any period of determination, whether positive or negative, the deferred revenue of Holdings and its Subsidiaries as of the first day of such period compared to the deferred revenue of Holdings and its Subsidiaries as of the last day of such period and as determined for such period in accordance with GAAP.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Disqualified Institution” means any Person that (a) has been specifically identified by name in writing by Company to Administrative Agent and the Lenders and approved by Administrative Agent and Requisite Lenders as constituting a “Disqualified Institution” or (b) is a bona fide competitor of Company and its Subsidiaries; provided, that any such Person described in clauses (a) or (b) shall no longer be designated as a Disqualified Institution if any Event of Default has occurred and is continuing under any of Sections 8.1(a), (f), (g) or (k).

“Disqualified Stock” means any Capital Stock which, by its terms (or by the terms of any Security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the date set forth in clause (i) of the defined term “Term Loan Maturity Date” (excluding any provisions requiring redemption upon a “change of control” or similar event or initial public offering; provided, that such “change of control” or similar event or initial public offering results in the prior payment in full in Cash of the Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted), the termination in writing of all Commitments to lend hereunder and the termination of this Agreement), (b) is convertible into or exchangeable for (i) debt securities or (ii) any Capital Stock referred to in clause (a) above, in each case, at any time on or prior to the date that is ninety-one (91) days after the date set forth in clause (i) of the defined term “Term Loan Maturity Date”, (c) is entitled to receive scheduled dividends or distributions in Cash prior to the time that the Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) are paid in full in Cash, the termination in writing of all Commitments to lend hereunder and the termination of this Agreement, (d) is secured by the assets of any Credit Party, (d) is convertible or exchangeable into Indebtedness of any Credit Party, (e) where at the time of issuance, there exists a Default or Event of Default (or a where a Default or Event of Default would be caused thereby), or (f) where the proceeds of such issuance are used in any manner prohibited by the terms of this Agreement.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means, unless expressly included in the definition of a Foreign Subsidiary, any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Eligible Assignee” means (i) in the case of the Revolving Loans or Revolving Commitments, (a) any Lender with Revolving Exposure, any Affiliate (other than a natural person) of a Lender with Revolving Exposure or any Related Fund of a Lender with Revolving Exposure, (b) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $100,000,000, (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $100,000,000; provided, that such bank is acting through a branch or agency located in the United States, and (d) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets in excess of $100,000,000, (ii) in the case of the Term Loans, (a) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (b) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses, and (iii) any other Person (other than a natural Person) approved by Company (so long as no Default or no Event of Default has occurred and is continuing) and Administrative Agent; provided, (x) neither (A) Holdings nor any Affiliate of Holdings nor (B) the Sponsor nor any Affiliate of the Sponsor shall, in any event, be an Eligible Assignee, (y) no Person owning or controlling any trade debt or Indebtedness of any Credit Party other than the Obligations or any Capital Stock of any Credit Party (in each case, unless approved by the Administrative Agent) shall, in any event, be an Eligible Assignee and (z) in no event shall a Disqualified Institution constitute an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Holdings or any of its Subsidiaries or with respect to which Holdings or any of its Subsidiaries has any liability (including on account of any of their respective ERISA Affiliates).

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health (solely with respect to exposure to Hazardous Materials), industrial hygiene, land use or the protection of human, plant or animal health or welfare (in each case, solely with respect to exposure to Hazardous Materials), in each case, in any manner applicable to Holdings or any of its Subsidiaries or any Facility.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) solely with respect to Section 412 of the Internal Revenue Code or Section 302 of ERISA, any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Holdings or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Holdings or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Holdings or such Subsidiary and with respect to liabilities arising after such period for which Holdings or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for thirty (30) days’ notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Holdings, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which would reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to Section 303(k) of ERISA with respect to any Pension Plan.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Excess Cash Flow Percentage” means (i) in the event the Leverage Ratio as of the end of the period of determination is equal to or greater than 4.50:1.00, fifty percent (50%) or (ii) in the event the Leverage Ratio as of the end of the period of determination is less than 4.50:1.00, twenty-five percent (25%).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Account” means (i) Cash Deposit Accounts maintained by the Credit Parties as long as the total aggregate amount in all such Deposit Accounts at any time does not exceed $500,000; (ii) payroll, trust, employee benefits, zero balance or escrow accounts maintained by the Credit Parties, as long as, in the case of payroll accounts, the total amount on deposit at any time does not exceed the current amount of payroll obligations of the Credit Parties and (iii) any Deposit Account of a Credit Party which holds cash collateral with respect to issued letters of credit and corresponding Liens in each case permitted under Sections 6.1(k) and 6.2(n).

“Excluded Swap Obligation” means, with respect to any Guarantor, (x) as it relates to all or a portion of the Guaranty of such Guarantor, any Swap Obligation if, and to the extent that, such Swap Obligation (or any Guaranty thereof) is or would otherwise become illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor becomes effective with respect to such Swap Obligation or (y) as it relates to all or a portion of the grant by such Guarantor of a security interest, any Swap Obligation if, and to the extent that, such Swap Obligation (or such security interest in respect thereof) is or would otherwise become illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the security interest of such Guarantor becomes effective with respect to such Swap Obligation.

“Excluded Taxes” means, with respect to any Lender or any other recipient of any payment made by any Credit Party under any of the Credit Documents, (a) any Tax on or measured by the net income (however denominated) of any such recipient, franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment requested by the Company under Section 2.22) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.19, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) any U.S. federal withholding tax imposed under FATCA, or (d) with respect to any recipient, any Tax arising as a result of such recipient’s failure to comply with the requirements of Section 2.19(c).

“Existing Indebtedness” means (i) Indebtedness and other obligations outstanding under that certain Credit Agreement, dated as of September 8, 2014, between Company and Silicon Valley Bank, as amended prior to the Closing Date.

“Existing Letter of Credit” means the Standby Letter of Credit Number 201210000079 issued October 25, 2012 by Square 1 Bank for the benefit of New TPG-Four Points, L.P. and for the account of Company, as amended by Standby Letter of Credit Number 201210000079, Amendment Number 001 dated August 1, 2013, in the original aggregate amount of $693,409.94.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Holdings or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Fair Share Contribution Amount” as defined in Section 7.2.

“Fair Share” as defined in Section 7.2.

“FATCA” shall mean Section 1471 through 1474 of the Internal Revenue Code (or any amendment or successor version that is substantively comparable and not materially more onerous to comply with) and any regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any intergovernmental agreements entered into in connection with the foregoing.

“FCPA” as defined in Section 4.26.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to GSB or any other Lender selected by Administrative Agent on such day on such transactions as determined by Administrative Agent.

“Fee Letter” means the letter agreement regarding certain fees and dated as of the Closing Date between Company and Administrative Agent.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of Holdings that such financial statements fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Financial Plan” as defined in Section 5.1(i).

“First Priority” means, with respect to any Lien created or purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Holdings and its Subsidiaries ending on December 31 of each calendar year.

“Fixed Charge Coverage Ratio” means the ratio as of the last day of (i) the first Fiscal Quarter ending after the Closing Date of (a) Cash EBITDA for such Fiscal Quarter, to (b) Consolidated Fixed Charges for such Fiscal Quarter, (ii) the second Fiscal Quarter ending after the Closing Date of (a) Cash EBITDA for the two Fiscal Quarter period ending on such date, to (b) Consolidated Fixed Charges for such two Fiscal Quarter period, (iii) the third Fiscal Quarter period ending after the Closing Date of (a) Cash EBITDA for the three Fiscal Quarter period ending on such date, to (b) Consolidated Fixed Charges for such three Fiscal Quarter period, and (iv) any other Fiscal Quarter of (a) Cash EBITDA for the four Fiscal Quarter period then ending, to (b) Consolidated Fixed Charges for such four Fiscal Quarter period.

“Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of Collateral Agent, for the benefit of the Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Subsidiary” means (a) any Subsidiary that is not a Domestic Subsidiary; (b) any US Foreign Holdco; and (c) any Subsidiary of a Subsidiary described in clauses (a) or (b).

“Funding Default” as defined in Section 2.21.

“Funding Guarantors” as defined in Section 7.2.

“Funding Notice” means a notice substantially in the form of Exhibit A-1.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Grantor” as defined in the Pledge and Security Agreement.

“GSB” as defined in the preamble hereto.

“Guaranteed Obligations” as defined in Section 7.1.

“Guarantor” means each of Holdings and each Subsidiary of Holdings (other than Company and any Foreign Subsidiary).

“Guarantor Subsidiary” means each Guarantor other than Holdings.

“Guaranty” means the guaranty of each Guarantor set forth in Section 7.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority under any Environmental Law.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action required under any Environmental Law with respect to any of the foregoing.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means as of the Closing Date, (i) a substantially final draft of the audited financial statements of Holdings and its Subsidiaries, for the Fiscal Year ended December 31, 2015, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Year, and (ii) for the interim period from January 1, 2016 to the Closing Date, internally prepared, unaudited financial statements of Holdings and its Subsidiaries, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for each quarterly period completed through June 30, 3016, in the case of clauses (i) and (ii), certified by the chief financial officer of Holdings that they fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject, if applicable, to changes resulting from audit and normal year-end adjustments.

“Holdings” as defined in the preamble hereto.

“Increased-Cost Lenders” as defined in Section 2.22.

“Indebtedness”, as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding (a) any such obligations incurred under ERISA, (b) trade accounts payable incurred in the ordinary course of business which are not past due by more than ninety (90) days and (c) purchase price adjustments, indemnity obligations, and earn-out obligations, in each case in connection with Permitted Acquisitions and other Investments permitted hereunder, in each case under this clause (c) unless the amount of the asserted payment is reasonably determinable and not being contested in good faith); (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit (including, without limitation, Letters of Credit) issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (viii) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (ix) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (ix), the primary purpose or intent thereof is as described in clause (viii) above (which shall not include, for purposes of clarity, any support letter from a Credit Party solely to its accountants (and no other party and with respect to which there are no third party beneficiaries) issued in the ordinary course of business at the request of such accountant with respect to a Foreign Subsidiary); (x) all net obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including, without limitation, any Interest Rate Agreement, whether entered into for hedging or speculative purposes and (xi) all Disqualified Stock issued by any Person. Notwithstanding the foregoing, in no event shall the following constitute Indebtedness hereunder: (A) operating leases, (B) deferred obligations under the Management Agreement, and (C) customary obligations under employment agreements and deferred compensation, in any case under this clause (C), incurred in the ordinary course of business consistent with past practices.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), out-of-pocket costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (ii) the statements contained in any proposal or commitment letter delivered by any Agent or any Lender to Thoma, Sponsor and/or Company with respect to the transactions contemplated by this Agreement; or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Holdings or any of its Subsidiaries.

“Indemnitee” as defined in Section 10.3.

“Indemnitee Agent Party” as defined in Section 9.6.

“Intellectual Property” shall have the meaning given to it in the Pledge and Security Agreement.

“Interest Payment Date” means with respect to (i) any Base Rate Loan, (a) the last day of each month (or if such date is not a Business Day, the first Business Day thereafter), commencing on the first such date to occur after the Closing Date and (b) the final maturity date of such Loan; and (ii) any LIBOR Rate Loan, (a) the last day of each Interest Period applicable to such Loan, (b) in the case of Interest Periods longer than three (3) months, the date that is three (3) months (or if such date is not a Business Day, the first Business Day thereafter), and integral multiples thereof, after the commencement of such Interest Periods and (c) the final maturity date of such Loan.

“Interest Period” means, in connection with a LIBOR Rate Loan, an interest period of one-, two-, three- or six-months, as selected by Company in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c) and (d), of this definition, end on the last Business Day of a calendar month; (c) no Interest Period with respect to any portion of any Term Loans or any portion thereof shall extend beyond the Term Loan Maturity Date; and (d) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Commitment Termination Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is (i) for the purpose of hedging the interest rate exposure associated with Holdings’ and its Subsidiaries’ operations, (ii) reasonably approved by Administrative Agent, and (iii) not for speculative purposes.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two (2) Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means (i) any direct or indirect purchase or other acquisition by Holdings or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than a Guarantor Subsidiary); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Holdings from any Person (other than Holdings or any Guarantor Subsidiary), of any Capital Stock of such Person; and (iii) any direct or indirect loan, advance (other than advances to employees, directors and officers for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by Holdings or any of its Subsidiaries to any other Person (other than Holdings or any Guarantor Subsidiary), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Issuance Notice” means an Issuance Notice substantially in the form of Exhibit A-3.

“Issuing Bank” means Goldman Sachs Bank USA, together with its permitted successors and assigns in such capacity.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Landlord Personal Property Collateral Access Agreement” means a landlord waiver and consent agreement in form and substance reasonably satisfactory to Collateral Agent.

“Lead Arranger” as defined in the preamble hereto.

“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.

“Lender Counterparty” means each Lender or any Affiliate of a Lender counterparty to an Interest Rate Agreement (including any Person who is a Lender (or any Affiliate thereof) as of the Closing Date but subsequently, whether before or after entering into an Interest Rate Agreement, ceases to be a Lender) including, without limitation, each such Affiliate that enters into a joinder agreement with Collateral Agent.

“Letter of Credit” means a standby letter of credit issued or to be issued by Issuing Bank pursuant to this Agreement.

“Letter of Credit Sublimit” means the lesser of (i) $5,000,000, and (ii) the aggregate unused amount of the Revolving Commitments then in effect.

“Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding, and (ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Bank and not previously reimbursed by or on behalf of Company.

“Leverage Multiple” means (i) from the Closing Date through and including September 30, 2017, 6.50 and (ii) at all times thereafter, the then applicable maximum Leverage Ratio set forth in Section 6.8(b).

“Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter or other date of determination of (i) Consolidated Total Debt as of such day, to (ii) Cash EBITDA for the four-Fiscal Quarter period ending on such date (or if such date of determination is not the last day of a Fiscal Quarter, for the four-Fiscal Quarter period ending as of the most recently concluded Fiscal Quarter).

“LIBOR Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Loan” means a Term Loan and/or a Revolving Loan.

“Management Agreement” means that certain Amended and Restated Advisory Services Agreement, dated as of the Closing Date, by and between Company and Thoma, as amended in accordance with the terms hereof.

“Management Fee Subordination Agreement” means that certain subordination agreement, dated as of the Closing Date, by and among Company, Thoma, and Administrative Agent, as the same may be amended, restated, supplement or otherwise modified from time to time.

“Maor Note” means that certain Promissory Note, dated April 13, 2016, issued by Maor Goldberg for the benefit of Parent in an original principal amount of $150,000, as amended through the Closing Date.

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (i) the business operations, properties, assets or financial condition of Holdings and its Subsidiaries taken as a whole; (ii) the ability of any Credit Party to fully and timely perform its material Obligations under any Credit Document to which it is a party; (iii) the legality, validity, binding effect, or enforceability against a Credit Party of a Credit Document to which it is a party; or (iv) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under any Credit Document.

“Material Contract” means (i) any Alliance Agreement to the extent twenty-five percent (25%) or more of the revenue of Holdings and its Subsidiaries during any trailing twelve month period is attributable to such Alliance Agreement, (ii) any Reseller Agreement under which ten percent (10%) or more of the revenue of Holdings and its Subsidiaries during any trailing twelve month period arises, (iii) any customer agreement under which five percent (5%) or more of the revenue of Holdings and its Subsidiaries during any trailing twelve month period arises and (iv) any other contract or other arrangement to which Holdings or any of its Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew would reasonably be expected to have a Material Adverse Effect, in each case, as amended, supplemented or otherwise modified from time to time. All Material Contracts in effect as of the Closing Date are set forth on Schedule 4.16.

“Material Real Estate Asset” means any fee-owned Real Estate Asset having a fair market value in excess of $500,000 as of the date of the acquisition thereof.

“Moody’s” means Moody’s Investor Services, Inc.

“Mortgage” means a mortgage, deed of trust, deed to secure debt or similar agreement in form and substance reasonably satisfactory to Collateral Agent.

“Mortgage Deliverables” means each of the following:

(i) fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions;

(ii) an opinion of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) in each state in which such Material Real Estate Asset is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other matters as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent;

(iii) (a) customary ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to Collateral Agent with respect to such Material Real Estate Asset (each, a “Title Policy”), in amounts not less than the fair market value of such Material Real Estate Asset as of such date, together with a title report issued by a title company with respect thereto, and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to Collateral Agent and (b) evidence satisfactory to Collateral Agent that such Credit Party has paid to the title company or to the appropriate Governmental Authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgage for such Material Real Estate Asset in the appropriate real estate records;

(iv) reports and other information, in form, scope and substance satisfactory to Administrative Agent, regarding environmental matters relating to the applicable Material Real Estate Asset, including a customary phase I environmental report;

(v) evidence of flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, in form and substance reasonably satisfactory to Collateral Agent; and

(v) ALTA surveys of such Material Real Estate Asset certified to Collateral Agent.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) Cash payments received by Holdings or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale to the extent paid or payable to non-Affiliates, including (a) Taxes paid (or reasonably estimated to be payable or accrued as a liability under GAAP) as a result of any gain recognized in connection with such Asset Sale during the tax period the sale occurs, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the Capital Stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, and (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Holdings or any of its Subsidiaries in connection with such Asset Sale; provided, that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or proceeds received by Holdings or any of its Subsidiaries (a) under any casualty insurance (excluding, for the avoidance of doubt, business interruption or, if any, “key man” insurance policies) in respect of any covered loss thereunder, or (b) as a result of the taking of any assets of Holdings or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by Holdings or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Holdings or such Subsidiary in respect thereof, and (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition to the extent paid or payable to non-Affiliates, including Taxes paid (or reasonably estimated to be payable or accrued as a liability under GAAP) as a result of any gain recognized in connection therewith.

“New Subsidiary Deliverables” means

(i)(a) sufficient copies of each Organizational Document of each new Subsidiary executed and delivered by each new Subsidiary and each applicable Credit Party and, to the extent applicable, certified as of a recent date by the appropriate governmental official; (b) signature and incumbency certificates of the officers of such Person executing the Credit Documents to which it is a party; (c) resolutions of the Board of Directors or similar governing body of such Person approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of such date, certified as of such date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (d) a good standing certificate from the applicable Governmental Authority of each such Person’s jurisdiction of incorporation, organization or formation, each dated a recent date prior to the date of the applicable Counterpart Agreement; and (e) such other documents as Administrative Agent may reasonably request;

(ii) in order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the applicable personal property Collateral, each of the following:

        (a) evidence reasonably satisfactory to Collateral Agent of the compliance by each applicable new Subsidiary and each applicable Credit Party (required to act under the Pledge and Security Agreement with respect to such new Subsidiary) with respect of its obligations under the Pledge and Security Agreement and the other Collateral Documents (including, without limitation, their obligations to authorize or execute, as the case may be, and deliver UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein);

        (b) a completed Collateral Questionnaire dated the date of the applicable Counterpart Agreement and executed by an Authorized Officer of each applicable new Subsidiary, together with all attachments contemplated thereby, including (x) the results of a recent search, by a Person reasonably satisfactory to Collateral Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of such applicable Person in the jurisdictions specified in the Collateral Questionnaire, together with copies of all such filings disclosed by such search, and (y) UCC termination statements (or similar documents) duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search (other than any such financing statements in respect of Permitted Liens);

        (c) evidence that each applicable Person shall have, as applicable, taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including without limitation, in accordance with Section 5.11) and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Collateral Agent;

(iii) originally executed copies of the written opinions of counsel to each applicable new Subsidiary as to such matters as Administrative Agent may reasonably request, dated as of the date of the applicable Counterpart Agreement and otherwise in form and substance reasonably satisfactory to Administrative Agent;

(iv) a certificate from the Credit Parties’ insurance broker or other evidence reasonably satisfactory to Administrative Agent that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect, together with endorsements naming the Collateral Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.5, in each case, with respect to each applicable new Subsidiary; and

(v) evidence that each applicable new Subsidiary has appointed an agent in New York City for the purpose of service of process in New York City and such agent shall agree in writing to give Administrative Agent notice of any resignation of such service agent or other termination of the agency relationship.

“Non-US Lender” as defined in Section 2.19(c).

“Note” means a Term Loan Note or a Revolving Loan Note.

“Notice” means a Funding Notice, an Issuance Notice or a Conversion/ Continuation Notice.

“Obligations” means all obligations of every nature of each Credit Party from time to time owed to the Agents (including former Agents), the Lenders or any of them and Lender Counterparties, under any Credit Document or Interest Rate Agreement (including, without limitation, with respect to an Interest Rate Agreement, obligations owed thereunder to any person who was a Lender or an Affiliate of a Lender at the time such Interest Rate Agreement was entered into), whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, payments for early termination of Interest Rate Agreements, fees, expenses, indemnification or otherwise. “Obligations” shall not include Excluded Swap Obligations.

“Obligee Guarantor” as defined in Section 7.7.

“OFAC” as defined in Section 4.27.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, its by-laws, as amended, and any stockholders’, voting or similar agreements, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Note or Credit Document).

“Parent” means SailPoint Technologies Holdings, Inc., a Delaware corporation.

“Participant Register” as defined in Section 10.6(h).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Acquisition” means any acquisition by Company or any of its wholly-owned Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock of, or a business line or unit or a division of, any Person; provided,

(i) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

(iii) in the case of the acquisition of Capital Stock, all of the Capital Stock (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Guarantor Subsidiary of Company in connection with such acquisition shall be owned 100% by Company or a Guarantor Subsidiary thereof, and Company shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of Company, each of the actions set forth in Sections 5.10 and/or 5.11, as applicable;

(iv) Holdings and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.8 on a pro forma basis after giving effect to such acquisition as of the last day of the Fiscal Quarter most recently ended for which financial information is required to have been delivered under Section 5.1(b) (as determined in accordance with Section 6.8(f));

(v) Company shall have delivered to Administrative Agent, at least ten (10) Business Days prior to such proposed acquisition (or such shorter period agreed to by Administrative Agent), (A) a Compliance Certificate evidencing compliance with Section 6.8 as required under clause (iv) above, together with all relevant financial information with respect to such acquired assets, including, without limitation, the Total Consideration for such acquisition and any other financial information reasonably required to demonstrate compliance with Section 6.8, (B) to the extent available, a due diligence package relative to the proposed acquisition, including, to the extent available, forecasted balance sheets, profit and loss statements, and cash flow statements of the Person or related to the assets to be acquired, as may be reasonably requested by the Administrative Agent and (C) as soon as available but in any event not later than five (5) Business Days after the execution thereof, a copy of any executed purchase agreement or similar agreement with respect to any such purchase or acquisition;

(vi) any Person or assets or division as acquired in accordance herewith shall be engaged in business activities in which the purchaser is permitted to engage pursuant to Section 6.13;

(vii) the acquisition shall have been approved by the board of directors or other governing body or controlling Person of the Person acquired or the Person] from whom such assets or division is acquired; and

(viii) the aggregate Total Consideration paid in connection with all such acquisitions from the Closing Date to the date of determination shall not exceed $20,000,000 in any trailing twelve month period; provided, notwithstanding the foregoing, the aggregate Total Consideration paid in connection with the acquisition of Foreign Subsidiaries shall not exceed $10,000,000 during the term of this Agreement.

“Permitted Investors” means the collective reference to the Sponsor and its Controlled Investment Affiliates.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Permitted Management Fee Payments” means the following expense reimbursements, indemnity payments, transaction fees and management fees paid from time to time to Thoma or its Affiliates (including Sponsor and its Affiliates and Controlled Investment Affiliates) by the Credit Parties pursuant to the Management Agreement:

(i) all reasonable, out-of-pocket and documented (consistent with Thoma’s internal policies) costs and expenses in accordance with the terms of the Management Agreement (as in effect on the date hereof and as amended in accordance with the terms hereof);

(ii) so long as no Event of Default has occurred and is continuing or would result therefrom, management fees (the “Management Fees”) as set forth in the Management Agreement (as in effect on the date hereof and as amended in accordance with the terms hereof); provided, however, if all or part of the Management Fees cannot be paid during a given Fiscal Quarter, then the Management Fees that are not paid for such Fiscal Quarter shall accrue, on a cumulative basis, and such Management Fees shall be payable in any subsequent Fiscal Quarter for which the conditions applicable to the payment of such Management Fees are satisfied; and

(iii) so long as no Event of Default has occurred and is continuing or would result therefrom, transaction fees (the “Transaction Fees”) in connection with Permitted Acquisitions as set forth in the Management Agreement (as in effect on the date hereof and as amended in accordance with the terms hereof); provided, however, if all or part of the Transactions Fees cannot be paid with respect to a Permitted Acquisition, then the Transaction Fees that are not paid with respect to such Permitted Acquisition shall accrue, on a cumulative basis, and such Transactions Fees shall be payable when the conditions applicable to the payment of such Transaction Fees are satisfied.

“Permitted Repurchase Transactions” means Restricted Junior Payments made by Company to Holdings for redistribution to Parent to repurchase or retire Capital Stock of Parent held by any directors, officer or employee of Parent or any of its Subsidiaries (or any of their spouses or former spouses, trusts, estate planning vehicles or heirs) upon the death, disability or termination of employment or other capacity of such director, officer or employee to the extent such payment satisfies each of the following conditions: (i) at the time of making such payment, no Event of Default has occurred and is continuing or would result therefrom, (ii) such payment is made in accordance with the Organizational Documents of the applicable Persons and applicable law, (iii) the aggregate amount of all such purchases shall not exceed $10,000,000 in any Fiscal Year of the Company (the “Repurchase Amount”) and (iv) both immediately before and after giving effect to such Permitted Repurchase Transaction, the Consolidated Liquidity of the Credit Parties shall not be less than $10,000,000; provided, (a) that up to fifty percent (50%) of the Repurchase Amount that is not expended in a Fiscal Year for which it is permitted may be carried over for expenditure in the next succeeding Fiscal Year only, (b) Repurchase Amounts made during any Fiscal Year shall be deemed made, first, in respect of any Repurchase Amount carried over from the prior Fiscal Year as provided above and, second, in respect of Repurchase Amounts permitted for such Fiscal Year as provided above and (c) the Repurchase Amount may be increased on a dollar for dollar basis by (x) the amount of an equity investment made by the Sponsor and/or other then-existing equityholders of Parent for Qualified Stock of Parent and for the purpose of financing Permitted Repurchase Transactions and designated as such for a period of one (1) year following the date of such investment, the proceeds of which are maintained in a segregated Controlled Account and not commingled with Cash and Cash Equivalents of the Credit Parties pending such purchase (and such purchase is made solely with such proceeds), plus (y) proceeds from key man life insurance policies received by Company, Holdings or Parent covering the director, officer or employee from whom any Capital Stock is being repurchased.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Pledge and Security Agreement” means that certain Pledge and Security Agreement, dated as of the Closing Date, among Company and each Guarantor in form and substance reasonably satisfactory to Collateral Agent, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time (including, without limitation, that certain First Amendment to Pledge and Security Agreement dated as of the Restatement Effective Date (the “PSA First Amendment”)).

“Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 70% of the nation’s ten (10) largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Office” means, for Administrative Agent and Issuing Bank, such Person’s “Principal Office” as set forth on Appendix B, or such other office as such Person may from time to time designate in writing to Company, each Lender and, as applicable, Administrative Agent or Issuing Bank; provided, however, that for the purpose of making any payment on the Obligations or any other amount due hereunder or any other Credit Document, the Principal Office of Administrative Agent shall be 200 West Street, New York, New York 10282 (or such other location within the City and State of New York as Administrative Agent may from time to time designate in writing to Company and each Lender).

“Projections” as defined in Section 4.8.

“Protective Advances” as defined in Section 2.2(c).

“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Term Loan of any Lender, the percentage obtained by dividing (a) the Term Loan Exposure of that Lender, by (b) the aggregate Term Loan Exposure of all Lenders and (ii) with respect to all payments, computations and other matters relating to the Revolving Commitment or Revolving Loans of any Lender or any Letters of Credit issued or participations purchased therein by any Lender, the percentage obtained by dividing (a) the Revolving Exposure of that Lender, by (b) the aggregate Revolving Exposure of all Lenders. For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the Term Loan Exposure and the Revolving Exposure of that Lender, by (B) an amount equal to the sum of the aggregate Term Loan Exposure and the aggregate Revolving Exposure of all Lenders.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Stock” means any Capital Stock which is not Disqualified Stock.

“Reaffirmation Agreement” means each of (i) the Confirmation, Reaffirmation and Ratification Agreement, dated as of the Restatement Effective Date, among the Company, the other Credit Parties, the Lenders, the Administrative Agent and the Collateral Agent and (ii) the Confirmation, Reaffirmation and Ratification Agreement, dated as of the Restatement Effective Date, among Thoma Bravo, LLC, Company, Administrative Agent and the Collateral Agent.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold, license or otherwise) then owned or otherwise held by any Credit Party in any real property.

“Recipient” means any Agent, any Lender, Issuing Bank or any other recipient of any payment to be made by or on account of any Obligations hereunder.

“Register” as defined in Section 2.6(b).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reimbursement Date” as defined in Section 2.3(d).

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Replacement Lender” as defined in Section 2.22.

“Required Prepayment Date” as defined in Section 2.14(c).

“Requisite Lenders” means one or more Lenders having or holding Term Loan Exposure and/or Revolving Exposure and representing more than 50% of the sum of (i) the aggregate Term Loan Exposure of all Lenders and (ii) the aggregate Revolving Exposure of all Lenders. To the extent there is more than one (1) Lender hereunder, “Requisite Lenders” must include at least two (2) Lenders; provided, that, any Lenders that are Affiliates (including those which are Related Funds) as of any date of determination shall constitute one (1) Lender for such purposes.

“Reseller Agreements” means (i) that certain Master Reseller Agreement, dated as of September 2, 2015, between Company and Optiv Security Inc., (ii) that certain SailPoint Reseller Program Document, dated as of November 14, 2014, between Company and Column Technologies, Inc. and (iii) any similar agreements for the resale of Company’s and its Subsidiaries’ products and services entered from time to time, in each case as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Restatement Effective Date” means November 2, 2016.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of Holdings or Company now or hereafter outstanding, except a dividend payable solely in shares of that class of Capital Stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of Holdings or Company now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of Holdings or Company now or hereafter outstanding; (iv) management or similar fees payable to any Person (including, without limitation, Thoma or any of its Affiliates (including Sponsor and its Affiliates and Controlled Investment Affiliates); and (v) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

“Revenue” means, for any period of determination, the revenue of Holdings and its Subsidiaries as determined in accordance with GAAP.

“Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit and “Revolving Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Revolving Commitment, if any, is set forth on Appendix A-2 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of the Closing Date is $5,000,000.

“Revolving Commitment Period” means the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

“Revolving Commitment Termination Date” means the earliest to occur of (i) August 16, 2021; (ii) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.12(b) or 2.13; (iii) the date of the termination of the Revolving Commitments pursuant to Section 8.1 and (iv) the date the Term Loans are repaid in full.

“Revolving Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Revolving Commitments, that Lender’s Revolving Commitment; and (ii) after the termination of the Revolving Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender, (b) in the case of Issuing Bank, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (net of any participations by Lenders in such Letters of Credit), and (c) the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit.

“Revolving Loan” means a Loan made by a Lender to Company pursuant to Section 2.2(a).

“Revolving Loan Note” means a promissory note in the form of Exhibit B-2, as it may be amended, supplemented or otherwise modified from time to time.

“RNR” means, for any period of determination, an amount determined for Holdings and its Subsidiaries equal to the gross recurring software subscription and maintenance revenue amounts for such period of determination as reflected in the financial statements most recently delivered pursuant to Section 5.1(b) (regardless of whether any particular customer is billed monthly, quarterly, annually or otherwise), net of any discounts in the ordinary course of business; provided, however, that RNR shall only include revenue attributable to the following product lines: (i) IdentityIQ, (ii) IdentityNOW and (iii) SecurityIQ.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“SDN List” as defined in Section 4.27.

“Secured Parties” has the meaning assigned to that term in the Pledge and Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of Holdings substantially in the form of Exhibit G-2.

“Solvent” means, with respect to any Person, that as of the date of determination, both (i) (a) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets; (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated or undertaken after the Closing Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Sponsor” means, collectively, Thoma Bravo Fund XI, L.P., a Delaware limited partnership, and Thoma Bravo Fund XI-A, L.P., a Delaware limited partnership.

“Subject Transaction” as defined in Section 6.8(e).

“Subordinated Debt Document” means any agreement, certificate, document or instrument executed or delivered by any Credit Party and evidencing Subordinated Indebtedness of such Credit Party, and any renewals, modifications, or amendments thereof which are permitted under any applicable Subordination Agreement or are reasonably approved in writing by the Administrative Agent and Requisite Lenders, including without limitation any Subordination Agreement.

“Subordinated Indebtedness” means any Indebtedness or other obligations of any Credit Party which is contractually subordinated to the Obligations as to right and time of payment and as to other rights and remedies thereunder and having such other terms as are, in each case, in form and substance reasonably satisfactory to Administrative Agent and Requisite Lenders.

“Subordination Agreement” means each of (i) the Management Fee Subordination Agreement and (ii) any subordination agreement executed or delivered by any Credit Party with respect to any Subordinated Indebtedness and which shall (a) provide, among other things that such Subordinated Indebtedness shall be subordinated in right of payment to prior repayment in full of the Obligations together with other customary subordination provisions (including, without limitation, perpetual payment blocks and turnover provisions), and (b) otherwise be in form and substance reasonably satisfactory to Administrative Agent and Requisite Lenders.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (including backup withholding) imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means a Term Loan made by a Lender to Company pursuant to Section 2.1(a).

“Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Term Loan and “Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Term Loan Commitment, if any, is set forth on Appendix A-1 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Term Loan Commitments as of the Closing Date is $115,000,000.

“Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loans of such Lender; provided, at any time prior to the making of the Term Loans, the Term Loan Exposure of any Lender shall be equal to such Lender’s Term Loan Commitment.

“Term Loan Maturity Date” means the earlier of (i) August 16, 2021, and (ii) the date that all Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Term Loan Note” means a promissory note in the form of Exhibit B-1, as it may be amended, supplemented or otherwise modified from time to time.

“Terminated Lender” as defined in Section 2.22.

“Thoma” means Thoma Bravo, LLC, a Delaware limited liability company.

“Title Policy” as defined in Section 5.11.

“Total Consideration” means, with respect to a proposed Permitted Acquisition, the sum (but without duplication) of (a) Cash paid in connection with such Permitted Acquisition (other than (i) to purchase Cash or Cash Equivalents on the balance sheet of the acquired business or (ii) Cash on the balance sheet used as consideration to make such Permitted Acquisition), (b) Indebtedness payable to the seller in connection with such Permitted Acquisition, (c) the present value of payments required to be made to seller in consideration for covenants not to compete entered into in connection with such Permitted Acquisition or other future payments which are required to be made over a period of time and are not contingent upon Holdings and/or its Subsidiaries meeting financial performance objectives (exclusive of salaries paid in the ordinary course of business), but only to the extent not included in clause (a) or (b) above, and (d) the amount of Indebtedness assumed or otherwise acquired in connection with such Permitted Acquisition.

“Total Utilization of Revolving Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of reimbursing Issuing Bank for any amount drawn under any Letter of Credit, but not yet so applied), and (ii) the Letter of Credit Usage.

“Transaction Costs” means the fees and the reasonable and documented out-of-pocket costs and expenses payable by Holdings, Company or any of Company’s Subsidiaries on or before the Closing Date in connection with the transactions contemplated by the Credit Documents.

“Type of Loan” means with respect to either Term Loans or Revolving Loans, a Base Rate Loan or a LIBOR Rate Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Unrestricted Cash” means, with respect to any Credit Party as of any date of determination (i) Cash and Cash Equivalents on hand of such Credit Party, minus (ii) the sum of (a) Asset Sale Reinvestment Amounts, (b) any Net Insurance/Condemnation Proceeds, (c) any Cash deposited into escrow or set aside as a reserve in connection with any transaction permitted hereunder, and any amounts held by the issuer of a bond or letter of credit to cash collateralize the obligations of a Credit Party with respect to such bond or letter of credit, and (d) any other Cash or Cash Equivalents of such Credit Party that have been pledged to a third party (other than the Secured Parties).

“US Foreign Holdco” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia, all or substantially all of the assets of which consist of Capital Stock (or a combination of Capital Stock and Indebtedness) of one or more Foreign Subsidiaries.

1.2. Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Holdings to Lenders pursuant to Section 5.1(a), 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(e), if applicable). Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements. Notwithstanding anything to the contrary herein, for all purposes under this Agreement and the other Credit Documents, including negative covenants, financial covenants and component definitions, GAAP will be deemed to treat operating leases and leases evidencing Capital Leases in a manner consistent with their current treatment under GAAP, as in effect on the Closing Date, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.

1.3. Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. Notwithstanding anything herein or any other Credit Document to the contrary, whenever any document, agreement or other item is required by any Credit Document to be delivered on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day. All certifications to be made hereunder by an officer or representative of a Credit Party shall be made by any such Person in his or her capacity solely as an officer or representative of such Credit Party, on such Credit Party’s behalf and not in such Person’s individual capacity.

SECTION 2. LOANS AND LETTERS OF CREDIT

2.1. Term Loans.

(a) Loan Commitments. Subject to the terms and conditions hereof, each Lender with a Term Loan Commitment severally agrees to make, on the Closing Date, a Term Loan to Company in an amount equal to such Lender’s Term Loan Commitment. Company may make only one borrowing under the Term Loan Commitments which shall be on the Closing Date. Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.12 and 2.13, all amounts owed hereunder with respect to the Term Loans shall be paid in full no later than the Term Loan Maturity Date. Each Lender’s Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Term Loan Commitment on such date.

(b) Borrowing Mechanics for Term Loans.

        (i) Company shall deliver to Administrative Agent a fully executed Funding Notice no later than 12:00 p.m. (New York City time) on the Closing Date. Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing.

        (ii) Each Lender shall make its Term Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the Closing Date, by wire transfer of same day funds in Dollars, at Administrative Agent’s Principal Office. Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Term Loans available to Company on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of Company at Administrative Agent’s Principal Office or to such other account as may be designated in writing to Administrative Agent by Company.

2.2. Revolving Loans.

(a) Revolving Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender with a Revolving Commitment severally agrees to make Revolving Loans to Company in an aggregate amount up to but not exceeding such Lender’s Revolving Commitment; provided, that after giving effect to the making of any Revolving Loans (i) the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect and (ii) Availability shall not be less than $0. Amounts borrowed pursuant to this Section 2.2(a) may be repaid and reborrowed during the Revolving Commitment Period. Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.

(b) Borrowing Mechanics for Revolving Loans.

        (i) Revolving Loans that are Base Rate Loans shall be made in an aggregate minimum amount of $250,000 and integral multiples of $100,000 in excess of that amount, and Revolving Loans that are LIBOR Rate Loans shall be made in an aggregate minimum amount of $250,000 and integral multiples of $100,000 in excess of that amount.

        (ii) Whenever Company desires that Lenders make Revolving Loans, Company shall deliver to Administrative Agent a fully executed and delivered Funding Notice no later than 10:00 a.m. (New York City time) at least three (3) Business Days in advance of the proposed Credit Date in the case of a LIBOR Rate Loan, and at least one (1) Business Day in advance of the proposed Credit Date in the case of a Revolving Loan that is a Base Rate Loan. Except as otherwise provided herein, a Funding Notice for a Revolving Loan that is a LIBOR Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to make a borrowing in accordance therewith.

        (iii) Notice of receipt of each Funding Notice in respect of Revolving Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by Administrative Agent to each applicable Lender by telefacsimile with reasonable promptness, but (provided Administrative Agent shall have received such notice by 10:00 a.m. (New York City time)) not later than 2:00 p.m. (New York City time) on the same day as Administrative Agent’s receipt of such Notice from Company.

        (iv) Each Lender shall make the amount of its Revolving Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at Administrative Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Revolving Loans available to Company on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Revolving Loans received by Administrative Agent from Lenders to be credited to the account of Company at Administrative Agent’s Principal Office or such other account as may be designated in writing to Administrative Agent by Company.

(c) Protective Advances. Subject to the limitations set forth below, and whether or not a Default or an Event of Default shall have occurred and be continuing, Administrative Agent is authorized by Company and the Lenders, from time to time in Administrative Agent’s sole discretion (but Administrative Agent shall have absolutely no obligation to), to make Revolving Loans to Company on behalf of the Revolving Lenders, which Administrative Agent, in its sole discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by Company pursuant to the terms of this Agreement and the other Credit Documents, including, without limitation, payments of principal, interest, fees and reimbursable expenses (any of such Loans are in this clause (c) referred to as “Protective Advances”); provided, that the amount of Revolving Loans plus Protective Advances shall not exceed the Revolving Commitments then in effect. Protective Advances may be made even if the conditions precedent set forth in Section 3 have not been satisfied. All Protective Advances shall be Base Rate Loans. Protective Advances shall not exceed $2,500,000 in the aggregate at any time without the prior consent of Required Lenders. Each Protective Advance shall be secured by the Liens in favor of the Collateral Agent in and to the Collateral and shall constitute Obligations hereunder. Company shall pay the unpaid principal amount and all unpaid and accrued interest of each Protective Advance on the earlier of the Revolving Commitment Termination Date and the date on which demand for payment is made by Administrative Agent.

2.3. Issuance of Letters of Credit and Purchase of Participations Therein.

(a) Letters of Credit. During the Revolving Commitment Period, subject to the terms and conditions hereof, Issuing Bank agrees to issue Letters of Credit for the account of Company in the aggregate amount up to but not exceeding the Letter of Credit Sublimit; provided, (i) each Letter of Credit shall be denominated in Dollars; (ii) the stated amount of each Letter of Credit shall not be less than $250,000 or such lesser amount as is acceptable to Issuing Bank; (iii) after giving effect to such issuance, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect; (iv) after giving effect to such issuance, in no event shall the Letter of Credit Usage exceed the Letter of Credit Sublimit then in effect; (v) in no event shall more than ten (10) Letters of Credit be outstanding hereunder at any time; and (vi) in no event shall any Letter of Credit have an expiration date later than the earlier of (1) thirty (30) days prior to the Revolving Commitment Termination Date, and (2) the date which is one year from the date of issuance of such Letter of Credit; provided, that any Letter of Credit with a term not exceeding one (1) year may provide for its renewal for additional periods not exceeding one (1) year as long as (x) each of Company and Issuing Bank have the option to prevent such renewal before the expiration of such term or any such period and (y) neither Issuing Bank nor Company shall permit any such renewal to extend such expiration date beyond any date set forth in clauses (vi)(i) and (vi)(ii) above; provided, further, that the Issuing Bank, in its sole discretion, may agree to extend such Letter of Credit beyond such date upon Company either (I) cash collateralizing such Letter of Credit in full or (II) backstopping such Letter of Credit, in each case, to the satisfaction of Issuing Bank; provided, further, Issuing Bank shall not extend any such Letter of Credit if it has received written notice that an Event of Default has occurred and is continuing at the time Issuing Bank must elect to allow such extension; provided, further, in the event a Funding Default exists, Issuing Bank shall not be required to issue any Letter of Credit unless Issuing Bank has entered into arrangements satisfactory to it to eliminate Issuing Bank’s risk with respect to the participation in Letters of Credit of the Defaulting Lender, including (I) such Defaulting Lender has been replaced in accordance with Section 2.22 or Section 10.6, (II) such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage has been cash collateralized, (III) the Revolving Commitments of the other Lenders have been increased by an amount sufficient to satisfy Administrative Agent and Issuing Bank that all future Letter of Credit obligations will be covered by all Lenders with Revolving Exposure that are not Defaulting Lenders and/or (IV) the Letter of Credit obligations of such Defaulting Lender have been reallocated to other Lenders with Revolving Exposure that are not Defaulting Lenders in a manner consistent with Section 2.23.

(b) Notice of Issuance. Whenever Company desires the issuance of a Letter of Credit, it shall deliver to Administrative Agent an Issuance Notice no later than 12:00 p.m. (New York City time) at least three (3) Business Days or such shorter period as may be agreed to by Issuing Bank in any particular instance, in advance of the proposed date of issuance. Upon satisfaction or waiver of the conditions set forth in Section 3.2, Issuing Bank shall issue the requested Letter of Credit only in accordance with this Section 2.3, Issuing Bank’s standard operating procedures and otherwise in form and substance reasonably satisfactory to Issuing Bank; provided, that for purposes of clarity, notwithstanding anything in this Agreement to the contrary, no Issuing Bank shall be under any obligation to issue any Letter of Credit if the issuance of such Letter of Credit would violate or otherwise contravene any policy or policies of the Issuing Bank applicable to letters of credit (including, without limitation, Letters of Credit) generally. Upon the issuance of any Letter of Credit or amendment or modification to a Letter of Credit, Issuing Bank shall promptly notify each Lender of such issuance, which notice shall be accompanied by a copy of such Letter of Credit or amendment or modification to a Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.3(e).

(c) Responsibility of Issuing Bank With Respect to Requests for Drawings and Payments. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, Issuing Bank shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit. As between Company and Issuing Bank, Company assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by Issuing Bank, by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Issuing Bank shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuing Bank, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, any of Issuing Bank’s rights or powers hereunder. Without limiting the foregoing and in furtherance thereof, any action taken or omitted by Issuing Bank under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of Issuing Bank to Company. Notwithstanding anything to the contrary contained in this Section 2.3(c), Company shall retain any and all rights it may have against Issuing Bank for any liability arising solely out of the gross negligence or willful misconduct of Issuing Bank, as determined by a court of competent jurisdiction in a final, non-appealable order.

(d) Reimbursement by Company of Amounts Drawn or Paid Under Letters of Credit. In the event Issuing Bank has determined to honor a drawing under a Letter of Credit, it shall immediately notify Company and Administrative Agent, and Company shall reimburse Issuing Bank on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in Dollars and in same day funds equal to the amount of such honored drawing; provided, anything contained herein to the contrary notwithstanding, (i) unless Company shall have notified Administrative Agent and Issuing Bank prior to 10:00 a.m. (New York City time) on the date such drawing is honored that Company intends to reimburse Issuing Bank for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, Company shall be deemed to have given a timely Funding Notice to Administrative Agent requesting Lenders to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such honored drawing, and (ii) subject to satisfaction or waiver of the conditions specified in Section 3.2, Lenders shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by Administrative Agent to reimburse Issuing Bank for the amount of such honored drawing; and provided, further, if for any reason proceeds of Revolving Loans are not received by Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, Company shall reimburse Issuing Bank, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this Section 2.3(d) shall be deemed to relieve any Lender from its obligation to make Revolving Loans on the terms and conditions set forth herein, and Administrative Agent and Company shall retain any and all rights they may have against any Lender resulting from the failure of such Lender to make such Revolving Loans under this Section 2.3(d).

(e) Lenders’ Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Lender having a Revolving Commitment shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Pro Rata Share (with respect to the Revolving Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder. In the event that Company shall fail for any reason to reimburse Issuing Bank as provided in Section 2.3(d), Issuing Bank shall promptly notify each Lender having a Revolving Commitment of the unreimbursed amount of such honored drawing and of such Lender’s respective participation therein based on such Lender’s Pro Rata Share of the Revolving Commitments. Each Lender shall make available to Issuing Bank an amount equal to its respective participation, in Dollars and in same day funds, at the office of Issuing Bank specified in such notice, not later than 12:00 p.m. (New York City time) on the first business day (under the laws of the jurisdiction in which such office of Issuing Bank is located) after the date notified by Issuing Bank. In the event that any Lender having a Revolving Commitment fails to make available to Issuing Bank on such business day the amount of such Lender’s participation in such Letter of Credit as provided in this Section 2.3(e), Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by Issuing Bank for the correction of errors among banks and thereafter at the Base Rate. Nothing in this Section 2.3(e) shall be deemed to prejudice the right of any Lender having a Revolving Commitment to recover from Issuing Bank any amounts made available by such Lender to Issuing Bank pursuant to this Section in the event that it is determined that the payment with respect to a Letter of Credit in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of Issuing Bank, as determined by a court of competent jurisdiction in a final, non-appealable order. In the event Issuing Bank shall have been reimbursed by other Lenders pursuant to this Section 2.3(e) for all or any portion of any drawing honored by Issuing Bank under a Letter of Credit, such Issuing Bank shall distribute to each Lender having a Revolving Commitment which has paid all amounts payable by it under this Section 2.3(e) with respect to such honored drawing such Lender’s Pro Rata Share of all payments subsequently received by Issuing Bank from Company in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name on Appendix B or at such other address as such Lender may request.

(f) Obligations Absolute. The obligation of Company to reimburse Issuing Bank for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by Lenders pursuant to Section 2.3(d) and the obligations of Lenders under Section 2.3(e) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set-off, defense or other right which Company or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), Issuing Bank, Lender or any other Person or, in the case of a Lender, against Company, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Company or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit; (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings or any of its Subsidiaries; (vi) any breach hereof or any other Credit Document by any party thereto; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (viii) the fact that a Default or Event of Default shall have occurred and be continuing; provided, in each case, that payment by Issuing Bank under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of Issuing Bank under the circumstances in question, as determined by a court of competent jurisdiction in a final, non-appealable order.

(g) Indemnification. Without duplication of any obligation of Company under Section 10.2 or 10.3, in addition to amounts payable as provided herein, Company hereby agrees to protect, indemnify, pay and save harmless Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, reasonable and documented out-of-pocket costs, charges and expenses (including reasonable fees, out-of-pocket expenses and disbursements of counsel) which Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by Issuing Bank, other than as a result of (1) the gross negligence or willful misconduct of Issuing Bank, as determined by a court of competent jurisdiction in a final, non-appealable order, or (2) the wrongful dishonor by Issuing Bank of a proper demand for payment made under any Letter of Credit issued by it, or (ii) the failure of Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act.

2.4. Pro Rata Shares; Availability of Funds.

(a) Pro Rata Shares. All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Term Loan Commitment or any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(b) Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Company a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three (3) Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Company and Company shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans for such Class of Loans. Nothing in this Section 2.4(b) shall be deemed to relieve any Lender from its obligation to fulfill its Term Loan Commitments and Revolving Commitments hereunder or to prejudice any rights that Company may have against any Lender as a result of any default by such Lender hereunder.

2.5. Use of Proceeds. The proceeds of the Term Loans made on the Closing Date were applied by Company (i) to repay Existing Indebtedness, (ii) to pay Transaction Costs and (iii) for other purposes permitted hereunder. The proceeds of the Revolving Loans and Letters of Credit made after the Restatement Effective Date shall be applied by Company for working capital and general corporate purposes of Holdings and its Subsidiaries (including, without limitation, Permitted Acquisitions in accordance with the terms hereof). No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.

2.6. Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Company to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Company, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or Company’s Obligations in respect of any applicable Loans; provided, further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b) Register. Administrative Agent shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the Commitments and Loans of each Lender from time to time (the “Register”). The Register shall be available for inspection by Company or any Lender at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record in the Register the Commitments and the Loans, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on Company and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or Company’s Obligations in respect of any Loan. Company hereby designates the entity serving as Administrative Agent to serve as Company’s agent solely for purposes of maintaining the Register as provided in this Section 2.6, and Company hereby agrees that, to the extent such entity serves in such capacity, the entity serving as Administrative Agent and its officers, directors, employees, agents and affiliates shall constitute “Indemnitees.”

(c) Notes. If so requested by any Lender by written notice to Company (with a copy to Administrative Agent) at least two (2) Business Days prior to the Closing Date, or at any time thereafter, Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Company’s receipt of such notice) a Note or Notes to evidence such Lender’s Term Loan or Revolving Commitment, as the case may be.

2.7. Interest on Loans.

(a) Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

        (i) if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

        (ii) if a LIBOR Rate Loan, at the Adjusted LIBOR Rate plus the Applicable Margin.

(b) The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any LIBOR Rate Loan, shall be selected by Company and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.

(c) In connection with LIBOR Rate Loans there shall be no more than five (5) Interest Periods outstanding at any time. In the event Company fails to specify between a Base Rate Loan or a LIBOR Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a LIBOR Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event Company fails to specify an Interest Period for any LIBOR Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, Company shall be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Company and each Lender.

(d) Interest payable pursuant to Section 2.7(a) shall be computed on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a LIBOR Rate Loan, the date of conversion of such LIBOR Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a LIBOR Rate Loan, the date of conversion of such Base Rate Loan to such LIBOR Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e) Except as otherwise set forth herein, interest on each Loan shall be payable in arrears (i) on and to each Interest Payment Date applicable to that Loan; (ii) upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) at maturity, including final maturity.

(f) Company agrees to pay to Issuing Bank, with respect to drawings honored under any Letter of Credit, interest on the amount paid by Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of Company at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans, and (ii) thereafter, a rate which is the lesser of (y) two percent (2%) per annum in excess of the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans, and (z) the Highest Lawful Rate.

(g) Interest payable pursuant to Section 2.7(f) shall be computed on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. Promptly upon receipt by Issuing Bank of any payment of interest pursuant to Section 2.7(f), Issuing Bank shall distribute to each Lender, out of the interest received by Issuing Bank in respect of the period from the date such drawing is honored to but excluding the date on which Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Lender would have been entitled to receive in respect of the Letter of Credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit. In the event Issuing Bank shall have been reimbursed by Lenders for all or any portion of such honored drawing, Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under Section 2.3(e) with respect to such honored drawing such Lender’s Pro Rata Share of any interest received by Issuing Bank in respect of that portion of such honored drawing so reimbursed by Lenders for the period from the date on which Issuing Bank was so reimbursed by Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by Company.

2.8. Conversion/Continuation.

(a) Subject to Section 2.17 and so long as no Default or Event of Default shall have occurred and then be continuing, Company shall have the option:

        (i) to convert at any time all or any part of any Term Loan or Revolving Loan equal to $250,000 and integral multiples of $100,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, a LIBOR Rate Loan may only be converted on the expiration of the Interest Period applicable to such LIBOR Rate Loan unless Company shall pay all amounts due under Section 2.17 in connection with any such conversion; or

        (ii) upon the expiration of any Interest Period applicable to any LIBOR Rate Loan, to continue all or any portion of such Loan equal to $250,000 and integral multiples of $100,000 in excess of that amount as a LIBOR Rate Loan.

(b) Company shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 10:00 a.m. (New York City time) at least one (1) Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three (3) Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a LIBOR Rate Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any LIBOR Rate Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to effect a conversion or continuation in accordance therewith.

2.9. Default Interest. Upon the occurrence and during the continuance of an Event of Default under any of Section 8.1(a), Section 8.1(c) (solely to the extent such Event of Default relates to a violation of Section 6.8), Section 8.1(f) or Section 8.1(g), the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is two percent (2.00%) per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is two percent (2.00%) per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans); provided, any LIBOR Rate Loans may be converted to Base Rate Loans at the election of the Administrative Agent at any time after the occurrence of such Event of Default (irrespective of whether the Interest Period in effect at the time of such conversion has expired) and thereupon shall become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is two percent (2.00%) per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.9 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

2.10. Fees.

(a) Company agrees to pay to Lenders having Revolving Exposure:

        (i) commitment fees equal to (1) the average of the daily difference between (a) the Revolving Commitments and (b) the sum of (x) aggregate principal amount of outstanding Revolving Loans plus (y) the Letter of Credit Usage, times (2) one half of one percent (0.50%) per annum; and

        (ii) Letter of Credit fees equal to (1) the Applicable Margin for Revolving Loans that are LIBOR Rate Loans, times (2) the average aggregate daily maximum amount available to be drawn under all such Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination).

(b) All fees referred to in this Section 2.10(a) shall be paid to Administrative Agent as set forth in Section 2.15(a) and upon receipt, Administrative Agent shall promptly distribute to each applicable Lender its Pro Rata Share thereof. Further, all fees referred to in Section 2.10(a) shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable quarterly in arrears on the last day of each Fiscal Quarter during the Revolving Commitment Period, commencing on the first such date to occur after the Closing Date, and on the Revolving Commitment Termination Date.

(c) In addition to any of the foregoing fees, Company agrees to pay to Agents such other fees in the amounts and at the times separately agreed upon in the Fee Letter.

(d) In addition to any of the foregoing fees, Company agrees to pay directly to Issuing Bank, for its own account, the following fees:

        (i) a fronting fee equal to 0.125%, per annum, times the average aggregate daily maximum amount available to be drawn under all Letters of Credit (determined as of the close of business on any date of determination); and

        (ii) such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

2.11. [Intentionally Reserved]

2.12. Voluntary Prepayments/Commitment Reductions.

(a) Voluntary Prepayments.

(i) Any time and from time to time:

(1) with respect to Base Rate Loans, Company may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $100,000 and integral multiples of $100,000 in excess of that amount; and

(2) with respect to LIBOR Rate Loans, Company may prepay any such Loans on any Business Day in whole or in part (together with any amounts due pursuant to Section 2.17(c)) in an aggregate minimum amount of $100,000 and integral multiples of $100,000 in excess of that amount.

(ii) All such prepayments shall be made:

(1) upon not less than one (1) Business Day’s prior written or telephonic notice in the case of Base Rate Loans; and

(2) upon not less than three (3) Business Days’ prior written or telephonic notice in the case of LIBOR Rate Loans,

in each case given to Administrative Agent by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (and Administrative Agent will promptly transmit such telephonic or original notice for Term Loans or Revolving Loans, as the case may be, by telefacsimile or telephone to each Lender). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided, any such notice delivered by Company may state that such notice is conditioned upon the occurrence of an event or circumstance, in which case such notice may be revoked in writing by Company (by notice to Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any such voluntary prepayment shall be (x) applied as specified in Section 2.14(a) with respect to Revolving Loans and Section 2.14(b) with respect to Term Loans and (y) accompanied by any amounts due under Section 2.17(c) and/or the Fee Letter in connection therewith.

(b) Voluntary Commitment Reductions.

(i) Company may, upon not less than three (3) Business Days’ prior written or telephonic notice confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction; provided, any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.

(ii) Company’s notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in Company’s notice and shall reduce the Revolving Commitment of each Lender proportionately to its Pro Rata Share thereof. Any such voluntary Revolving Commitment reduction shall be contemporaneously accompanied by any amounts due under the Fee Letter in connection therewith.

2.13. Mandatory Prepayments/Commitment Reductions.

(a) Asset Sales. No later than the fifth Business Day following the date of receipt by Holdings or any of its Subsidiaries of any Net Asset Sale Proceeds in excess of $1,000,000 in any trailing twelve month period, Company shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.14(b) in an aggregate amount equal to such Net Asset Sale Proceeds; provided, so long as no Default or Event of Default shall have occurred and be continuing, upon delivery of a written notice to Administrative Agent, Company shall have the option, directly or through one or more Subsidiaries, to invest Net Asset Sale Proceeds (the “Asset Sale Reinvestment Amounts”) in (1) long-term productive assets of the general type used in the business of Company if such assets are purchased or constructed within one hundred eighty (180) days following receipt of such Net Asset Sale Proceeds or (2) Permitted Acquisitions if (x) a definitive purchase agreement with respect to such Permitted Acquisition is executed within one hundred twenty (120) days following receipt of such Net Asset Proceeds and (y) the transaction contemplated by such purchase agreement is consummated within one hundred eighty (180) days of receipt thereof; provided, that the balance thereof shall be held at all times prior to such repayment or reinvestment, in a Controlled Account. In the event that the Asset Sale Reinvestment Amounts are not reinvested by Company prior to the earlier of (i) the last day of such one hundred eighty (180) day period, and (ii) the date of the occurrence of an Event of Default, Company shall apply such Asset Sale Reinvestment Amounts to the Obligations as set forth in Section 2.14(b).

(b) Insurance/Condemnation Proceeds. No later than the fifth Business Day following the date of receipt by Holdings or any of its Subsidiaries, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds in excess of $1,000,000, Company shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.14(b) in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided, so long as no Default or Event of Default shall have occurred and be continuing, Company shall have the option, directly or through one or more of its Subsidiaries to invest such Net Insurance/Condemnation Proceeds within one hundred eighty (180) days of receipt thereof in long term productive assets of the general type used in the business of Holdings and its Subsidiaries, which investment may include the repair, restoration or replacement of the applicable assets thereof; provided, further, pending any such investment all such Net Insurance/Condemnation Proceeds, as the case may be, shall, at the option of the Company, be applied to prepay Revolving Loans to the extent outstanding (without a reduction in Revolving Commitments) and in any event the balance thereof shall be held at all times prior to such repayment or reinvestment in a Controlled Account. In the event that any Net Insurance/Condemnation Proceeds are not reinvested by Company prior to the earlier of (i) the last day of such one hundred eighty (180) day period and (ii) the date of the occurrence of an Event of Default, Administrative Agent shall apply such Net Insurance/Condemnation Proceeds to the Obligations as set forth in Section 2.14(b).

(c) [Intentionally Reserved]

(d) Issuance of Debt. On the date of receipt by Holdings or any of its Subsidiaries of any Cash proceeds from the incurrence of any Indebtedness of Holdings or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1), Company shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.14(b) in an aggregate amount equal to one hundred percent (100%) of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, in each case, paid to non-Affiliates, including reasonable legal fees and expenses.

(e) Consolidated Excess Cash Flow. In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with Fiscal Year 2017), Company shall, no later than one hundred twenty (120) days after the end of such Fiscal Year, prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.14(b) in an aggregate amount equal to the applicable Excess Cash Flow Percentage of such Consolidated Excess Cash Flow, less, without duplication of any reduction permitted under clause (ii)(a) of the defined term Consolidated Excess Cash Flow, the aggregate principal amount of any voluntary prepayments of the Loans under Section 2.12 made (and with respect to any such voluntary prepayment of Revolving Loans for which a corresponding Commitment reduction is made) with internally generated Cash of Holdings and its Subsidiaries during such Fiscal Year. Any amounts prepaid pursuant to this Section 2.13(e) with respect to any Fiscal Year in excess of the applicable Excess Cash Flow Percentage shall be treated as voluntary prepayments made pursuant to Section 2.12(a).

(f) Revolving Loans. Company shall from time to time prepay the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Commitments shall not at any time exceed the Revolving Commitments then in effect.

(g) [Intentionally Reserved]

(h) Tax Refunds. Within three (3) Business Days of receipt by Holdings or any of its Subsidiaries of any tax refunds in excess of $1,000,000 in the aggregate in any Fiscal Year, Company shall prepay Loans and/or Revolving Commitments shall be reduced as set forth in Section 2.14(b) in the amount of such tax refunds in excess of $1,000,000.

(i) Receipt of IPO Proceeds. On the date of receipt by Parent, any Credit Party or any of their respective Subsidiaries of any net proceeds of an initial public offering of Parent, any Credit Party or any of their respective Subsidiaries, Company shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.14(b) in the amount equal to one hundred percent (100%) of such proceeds.

(j) Prepayment Certificate. Concurrently with any prepayment of the Loans and/or reduction of the Revolving Commitments pursuant to Sections 2.13(a) through 2.13(i), Company shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds or Consolidated Excess Cash Flow and compensation owing to Lenders under the Fee Letter, if any, as the case may be. In the event that Company shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Company shall promptly make an additional prepayment of the Loans and/or the Revolving Commitments shall be permanently reduced in an amount equal to such excess, and Company shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

2.14. Application of Prepayments/Reductions.

(a) Application of Voluntary Prepayments of Revolving Loans. Any voluntary prepayment of any Revolving Loan pursuant to Section 2.12 shall be applied to repay outstanding Revolving Loans to the full extent thereof.

(b) Application of Prepayments by Type of Loan. Any voluntary prepayments of the Term Loan pursuant to Section 2.12 and any mandatory prepayment of any Loan pursuant to Section 2.13 shall be applied as follows:

first, to the payment of all fees (other than any fees payable under the Fee Letter), and all expenses specified in Section 10.2, to the full extent thereof;

second, to the payment of any accrued but unpaid interest with respect to Protective Advances, if any, then due and payable to the full extent thereof;

third, to prepay the principal amount of Protective Advances, if any, then due and payable to the full extent thereof;

fourth, to the payment of any accrued interest at the Default Rate, if any;

fifth, to the payment of any accrued but unpaid interest (other than Default Rate interest and interest on Protective Advances, if any) then due and payable to the full extent thereof;

sixth, to the payment of any fees then due and payable under the Fee Letter to the full extent thereof seventh, to prepay the Revolving Loans to the full extent thereof and to further permanently reduce the Revolving Commitments by the amount of such prepayment;

eighth, to prepay outstanding reimbursement obligations with respect to Letters of Credit and to further permanently reduce the Revolving Commitments by the amount of such prepayment;

ninth, to cash collateralize Letters of Credit in a manner satisfactory to Administrative Agent and to further permanently reduce the Revolving Commitments by the amount of such cash collateralization;

tenth, to prepay the principal amount of the Term Loans to the full extent thereof; provided, for purposes of clarity, that on the date the Term Loans are repaid in full, all Revolving Commitments shall be permanently reduced to zero and shall terminate on such date; and

eleventh, to any remaining Obligations then due and payable to any Agent, any Lender or any Lender Counterparty under the Credit Documents.

(c) [Intentionally Reserved]

(d) Application of Prepayments of Loans to Base Rate Loans and LIBOR Rate Loans. Considering each Class of Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to LIBOR Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Company pursuant to Section 2.17(c).

2.15. General Provisions Regarding Payments.

(a) All payments by Company of principal, interest, fees and other Obligations shall be made by wire transfer not later than 2:00 p.m. (New York, New York time) on the date specified for payment under this Agreement to the account designated by Administrative Agent from time to time maintained by Administrative Agent or its Affiliates for the account of the Lenders or the Administrative Agent, as the case may be, in U.S. Dollars in immediately available funds. Any payment received after 2:00 p.m. (New York, New York time) shall be deemed received on the next Business Day. All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Revolving Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid.

(b) Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due with respect thereto, including, without limitation, all fees payable with respect thereto, to the extent received by Administrative Agent.

(c) Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any LIBOR Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(d) Subject to the provisos set forth in the definition of “Interest Period,” whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder.

(e) [Intentionally Reserved]

(f) Administrative Agent shall deem any payment by or on behalf of Company hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to Company and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Rate determined pursuant to Section 2.9 from the date such amount was due and payable until the date such amount is paid in full.

(g) If an Event of Default shall have occurred and not otherwise been waived, and the Obligations have become due and payable in full hereunder, whether by acceleration, maturity or otherwise, all payments or proceeds received by any Agent hereunder or under any Collateral Document in respect of any of the Obligations (including, but not limited to, Obligations arising under any Interest Rate Agreement that are owing to any Lender or Lender Counterparty), including, but not limited to all proceeds received by any Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral, shall be applied in full or in part as follows: first, to the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to each Agent and its agents and counsel, and all other expenses, liabilities and advances made or incurred by any Agent in connection therewith, and all amounts for which any Agent is entitled to indemnification hereunder or under any Collateral Document (in its capacity as an Agent and not as a Lender) and all advances made by any Agent under any Collateral Document for the account of the applicable Grantor, and to the payment of all costs and expenses paid or incurred by any Agent in connection with the exercise of any right or remedy hereunder or under any Collateral Document, all in accordance with the terms hereof or thereof; second, to the extent of any excess of such proceeds, to the payment of all other Obligations for the ratable benefit of the Lenders and the Lender Counterparties; and third, to the extent of any excess of such proceeds, to the payment to or upon the order of such Grantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

2.16. Ratable Sharing. Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, or in the Fee Letter, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees, amounts payable in respect of Letters of Credit and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Company expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by Company to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

2.17. Making or Maintaining LIBOR Rate Loans.

(a) Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such LIBOR Rate Loans on the basis provided for in the definition of Adjusted LIBOR Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Company and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, LIBOR Rate Loans until such time as Administrative Agent notifies Company and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by Company with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Company.

(b) Illegality or Impracticability of LIBOR Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Company and Administrative Agent) that the making, maintaining or continuation of its LIBOR Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Company and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter (1) the obligation of the Affected Lender to make Loans as, or to convert Loans to, LIBOR Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a LIBOR Rate Loan then being requested by Company pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Affected Lender’s obligation to maintain its outstanding LIBOR Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a LIBOR Rate Loan then being requested by Company pursuant to a Funding Notice or a Conversion/Continuation Notice, Company shall have the option, subject to the provisions of

Section 2.17(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.17(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, LIBOR Rate Loans in accordance with the terms hereof.

(c) Compensation for Breakage or Non-Commencement of Interest Periods. Company shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or calculated to be due and payable by such Lender to lenders of funds borrowed by it to make or carry its LIBOR Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any LIBOR Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any LIBOR Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its LIBOR Rate Loans occurs on any day other than the last day of an Interest Period applicable to that Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or (iii) if any prepayment of any of its LIBOR Rate Loans is not made on any date specified in a notice of prepayment given by Company.

(d) Booking of LIBOR Rate Loans. Any Lender may make, carry or transfer LIBOR Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e) Assumptions Concerning Funding of LIBOR Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.17 and under Section 2.18 shall be made as though such Lender had actually funded each of its relevant LIBOR Rate Loans through the purchase of a LIBOR deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted LIBOR Rate in an amount equal to the amount of such LIBOR Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such LIBOR deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its LIBOR Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.17 and under Section 2.18.

2.18. Increased Costs; Capital Adequacy.

(a) Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.19 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (which term shall include Issuing Bank for purposes of this Section 2.18(a)) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Excluded Tax) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to LIBOR Rate Loans that are reflected in the definition of Adjusted LIBOR Rate); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Company shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.18(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b) Capital Adequacy Adjustment. In the event that any Lender (which term shall include Issuing Bank for purposes of this Section 2.18(b)) shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (A) the adoption, effectiveness, phase-in or applicability of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or (B) compliance by any Lender (or its applicable lending office) or any company controlling such Lender with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, in each case after the Closing Date, has or would have the effect of reducing the rate of return on the capital of such Lender or any company controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Revolving Commitments or Letters of Credit, or participations therein, or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling company could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling company with regard to capital adequacy), then from time to time, within five (5) Business Days after receipt by Company from such Lender of the statement referred to in the next sentence, Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling company on an after-tax basis for such reduction. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.18(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error. For the avoidance of doubt, subsections (A) and (B) of this Section 2.18(b) shall apply to all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued by any United States regulatory authority (i) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), regardless of the date adopted, issued, promulgated or implemented (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto).

2.19. Taxes; Withholding, etc.

(a) Payments to Be Free and Clear. All sums payable by any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than Excluded Taxes) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of any Credit Party or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

(b) Withholding of Taxes. If any Credit Party or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by any Credit Party to Administrative Agent or any Lender (which term shall include Issuing Bank for purposes of this Section 2.19(b)) under any of the Credit Documents: (i) Company shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Company becomes aware of it; (ii) Company shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender; (iii) the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty (30) days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty (30) days after the due date of payment of any Tax which it is required by clause (ii) above to pay, Company shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority;

provided, no such additional amount shall be required to be paid to any Lender under clause (iii) above except to the extent that any change after the date hereof (in the case of each Lender listed on the signature pages hereof on the Closing Date) or after the effective date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date hereof or at the date of such Assignment Agreement in respect of payments to such Lender.

(c) Evidence of Exemption From U.S. Withholding Tax. Each Recipient that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-US Lender”) shall deliver to Administrative Agent and the Company, on or prior to the Closing Date (in the case of each Recipient listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement or other agreement pursuant to which it becomes a Recipient (in the case of each other Recipient), and at such other times as may be necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY (or any successor forms), properly completed and duly executed by such Recipient, and such other documentation required under the Internal Revenue Code and reasonably requested by Company or Administrative Agent to establish that such Recipient (or the beneficial owner) is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Recipient of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) if such Recipient is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver Internal Revenue Service Form W-8ECI pursuant to clause (i) above, a Certificate Regarding Non-Bank Status together with two original copies of Internal Revenue Service Form W-8BEN, W-8BEN-E (or any successor form), properly completed and duly executed by such Recipient, and such other documentation required under the Internal Revenue Code or reasonably requested by Company or Administrative Agent to establish that such Recipient is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Recipient of interest payable under any of the Credit Documents; provided, that if the Recipient is not the beneficial owner of a payment, such Recipient shall be permitted to provide, if applicable, two (2) duly executed originals of Internal Revenue Service Form W-8IMY, accompanied by a Certificate Regarding Non-Bank Status, an Internal Revenue Service Form W-8ECI, and/or an Internal Revenue Service Form W-8BEN, or W-8BEN-E, as applicable, with respect to such beneficial owner or owners. Each Recipient that is a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “US Lender”) shall deliver to Administrative Agent and the Company, on or prior to the Effective Date (in the case of each Recipient listed on the signature pages hereof on the Effective Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Recipient (in the case of each other Recipient), and at such other times as may be reasonably requested in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-9 (or any successor forms), properly completed and duly executed by such Recipient, and (ii) such other documentation required under the Internal Revenue Code or reasonably requested by Company to establish that such Recipient is exempt from United States backup withholding Tax with respect to any payments to such Recipient of principal, interest, fees or other amounts payable under any of the Credit Documents. Each Recipient required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.19(c) hereby agrees, from time to time after the initial delivery by such Recipient of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Recipient shall promptly deliver to Administrative Agent for transmission to Company two new original copies of Internal Revenue Service Form W-9, W-8BEN, W-8BEN-E, W-8ECI or W-8IMY, or a Certificate Regarding Non-Bank Status and two original copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any other applicable form or successor form), as the case may be, properly completed and duly executed by such Recipient, and such other documentation required under the Internal Revenue Code and reasonably requested by Company or Administrative Agent to confirm or establish that such Recipient (or the beneficial owner) is not subject to deduction or withholding of United States federal income tax with respect to payments to such Recipient under the Credit Documents, or notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence. Without limiting the foregoing, each Recipient shall comply with any certification, documentation, information or other reporting necessary to establish relief or an exemption from withholding under FATCA (including pursuant to Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable) and shall provide any other documentation prescribed by law (including as prescribed by Section 1471(b)(2)(C)(i) of the Internal Revenue Code) or reasonably requested by any Credit Party or Administrative Agent sufficient for the Credit Party and Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such applicable reporting requirements. Company shall not be required to pay any additional amount to any Recipient under Section 2.19(b)(iii) if such Recipient shall have failed (1) to deliver the forms, certificates or other evidence referred to in the third sentence of this Section 2.19(c), or (2) to notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence, as the case may be; provided, if such Recipient shall have satisfied the requirements of the first sentence of this Section 2.19(c) on the Closing Date or on the date of the Assignment Agreement pursuant to which it became a Recipient, as applicable, nothing in this last sentence of Section 2.19(c) shall relieve Company of its obligation to pay any additional amounts pursuant this Section 2.19 (except for amounts with respect to Taxes described in clause (c) of the definition of Excluded Taxes) in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Recipient is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Recipient is not subject to withholding as described herein.

2.20. Obligation to Mitigate. Each Lender (which term shall include Issuing Bank for purposes of this Section 2.20) agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans or Letters of Credit, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.17, 2.18 or 2.19, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.17, 2.18 or 2.19 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Revolving Commitments, Loans or Letters of Credit through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Revolving Commitments, Loans or Letters of Credit or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.20 unless Company agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by Company pursuant to this Section 2.20 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Company (with a copy to Administrative Agent) shall be conclusive absent manifest error.

2.21. Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that any Lender (I) violates any provision of Section 9.5(c), (II) other than at the direction or request of any regulatory agency or authority, defaults in its obligation to fund (a “Funding Default”) any Revolving Loan or Term Loan or its portion of any unreimbursed payment under Section 2.3(e) (in each case, a “Defaulted Loan”), (III) has notified Company or Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements generally in which it commits to extend credit, (IV) has failed, within three (3) Business Days after reasonable request by Administrative Agent, to confirm in a manner satisfactory to Administrative Agent that it will comply with its funding obligations (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (IV) upon receipt of such confirmation by Administrative Agent) or (V) has, or has a direct or indirect parent company that has, (A) become the subject of a proceeding under the Bankruptcy Code or any other debtor relief law or (B) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it (in each case, a “Defaulting Lender”) then (a) during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Credit Documents; (b) to the extent permitted by applicable law, until such time as the Default Excess, if any, with respect to such Defaulting Lender shall have been reduced to zero, (i) any voluntary prepayment of the Loans shall, if Administrative Agent so directs at the time of making such voluntary prepayment, be applied to the Loans of other Lenders as if such Defaulting Lender had no Loans outstanding and the Revolving Exposure and the outstanding Term Loans of such Defaulting Lender were zero, and (ii) any mandatory prepayment of the Loans shall, if Administrative Agent so directs at the time of making such mandatory prepayment, be applied to the Loans of other Lenders (but not to the Loans of such Defaulting Lender) as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender, it being understood and agreed that Company shall be entitled to retain any portion of any mandatory prepayment of the Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (b); (c) such Defaulting Lender’s Commitments, Loans and Pro Rata Share of the Letter of Credit Usage shall be excluded for purposes of calculating the commitment fees payable to Lenders in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any commitment fee pursuant to Section 2.10 with respect to such Defaulting Lender’s Revolving Commitment in respect of any Default Period with respect to such Defaulting Lender; and (d) the Total Utilization of Revolving Commitments as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender. No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.21, performance by Company of its obligations hereunder and the other Credit Documents shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section 2.21. The rights and remedies against a Defaulting Lender under this Section 2.21 are in addition to other rights and remedies which Company may have against such Defaulting Lender and which Administrative Agent or any Lender may have against such Defaulting Lender.

2.22. Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to Company that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.18, 2.19 or 2.20, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five (5) Business Days after Company’s request for such withdrawal; or (b) (i) any Lender shall become a Defaulting Lender, (ii) the Default Period for such Defaulting Lender shall remain in effect, and (iii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five (5) Business Days after Company’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Administrative Agent and Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), Administrative Agent may (which, in the case of an Increased-Cost Lender, only after receiving written request from Company to remove such Increased-Cost Lender), by giving written notice to Company and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Revolving Commitments, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and Terminated Lender shall pay any fees payable thereunder in connection with such assignment; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, (B) an amount equal to all unreimbursed drawings that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.10; (2) on the date of such assignment, Company shall pay any amounts payable to such Terminated Lender pursuant to Section 2.18 or 2.19; and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender; provided, Administrative Agent may not make such election with respect to any Terminated Lender that is also an Issuing Bank unless, prior to the effectiveness of such election, Administrative Agent shall have caused each outstanding Letter of Credit issued thereby to be cancelled. In the event that the Terminated Lender fails to execute an Assignment Agreement pursuant to Section 10.6 within five (5) Business Days after receipt by the Terminated Lender of notice of replacement pursuant to this Section 2.22 and presentation to such Terminated Lender of an Assignment Agreement evidencing an assignment pursuant to this Section 2.22, the Terminated Lender shall be deemed to have executed and delivered such Assignment Agreement, and upon the execution and delivery of Assignment Agreement by the Replacement Lender and Administrative Agent, shall be effective for purposes of this Section 2.22 and Section 10.6. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Revolving Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.

2.23. Reallocation. If any Lender with Revolving Exposure is a Defaulting Lender, all or a portion of such Defaulting Lender’s Letter of Credit obligations (unless such Lender is the Issuing Bank that issued such Letter of Credit) shall, at Administrative Agent’s election at any time or upon Issuing Bank’s written request delivered to Administrative Agent (in each case, whether before or after the occurrence of any Default or Event of Default), be reallocated to and assumed by the Lenders with Revolving Exposure that are not Defaulting Lenders in accordance with their Pro Rata Share of the Revolving Exposure (calculated as if the Defaulting Lender’s Pro Rata Share was reduced to zero and each other Lender’s Pro Rata had been increased proportionately); provided, that no such Lender with Revolving Exposure shall be reallocated any such amounts or be required to fund any amounts that would cause the sum of its outstanding Revolving Exposure to exceed its Revolving Commitment.

SECTION 3. CONDITIONS PRECEDENT

3.1. Closing Date. The obligation of each Lender to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date:

(a) Credit Documents. Administrative Agent shall have received sufficient copies of each Credit Document originally executed and delivered by each applicable Credit Party or other applicable Person for each Lender.

(b) Organizational Documents; Incumbency. Administrative Agent shall have received (i) sufficient copies of each Organizational Document executed and delivered by each Credit Party or other applicable Person, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official; (ii) signature and incumbency certificates of the officers of such Person executing the Credit Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation, each dated a recent date prior to the Closing Date; and (v) such other documents as Administrative Agent may reasonably request.

(c) Organizational and Capital Structure. The organizational structure and capital structure of Holdings and its Subsidiaries shall be as set forth on Schedule 4.2.

(d) [Intentionally Reserved]

(e) [Intentionally Reserved]

(f) Existing Indebtedness. On the Closing Date, Holdings and its Subsidiaries shall have (i) repaid in full all Existing Indebtedness, (ii) terminated any commitments to lend or make other extensions of credit thereunder, (iii) delivered to Administrative Agent all documents or instruments necessary to release all Liens securing Existing Indebtedness or other obligations of Holdings and its Subsidiaries thereunder being repaid on the Closing Date, and (iv) made arrangements satisfactory to Administrative Agent with respect to the cancellation of any letters of credit outstanding thereunder.

(g) Transaction Costs. On or prior to the Closing Date, Company shall have delivered to Administrative Agent Company’s reasonable best estimate of the Transactions Costs (other than fees payable to any Agent).

(h) Governmental Authorizations and Consents. Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary in connection with the transactions contemplated by the Credit Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(i) [Intentionally Reserved]

(j) Personal Property Collateral. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the personal property Collateral, Collateral Agent shall have received:

        (i) evidence satisfactory to Collateral Agent of the compliance by each Credit Party of their obligations under the Pledge and Security Agreement and the other Collateral Documents (including, without limitation, their obligations to authorize or execute, as the case may be, and deliver UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein);

        (ii) (A) a completed Collateral Questionnaire dated the Closing Date and executed by an Authorized Officer of each Credit Party, together with all attachments contemplated thereby, (B) the results of a recent search, by a Person reasonably satisfactory to Collateral Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of any Credit Party in the jurisdictions specified in the Collateral Questionnaire, together with copies of all such filings disclosed by such search, and (C) UCC termination statements (or similar documents) duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search (other than any such financing statements in respect of Permitted Liens); and

        (iii) evidence that each Credit Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including without limitation any intercompany notes evidencing Indebtedness permitted to be incurred pursuant to Section 6.1(b)) and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Collateral Agent.

(k) [Intentionally Reserved]

(l) Financial Statements; Projections. Lenders shall have received from Holdings (i) the Historical Financial Statements, (ii) pro forma consolidated balance sheets of Holdings and its Subsidiaries as at the Closing Date, and reflecting the repayment of the Existing Indebtedness and the other transactions contemplated by the Credit Documents to occur on or prior to the Closing Date, which pro forma financial statements shall be in form and substance satisfactory to Administrative Agent, (iii) pro forma consolidated income statements of Holdings and its Subsidiaries as at the Closing Date, and reflecting the repayment of the Existing Indebtedness and the other transactions contemplated by the Credit Documents to occur on or prior to the Closing Date, and (iv) the Projections.

(m) Evidence of Insurance. Collateral Agent shall have received a certificate from Company’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect, together with endorsements naming the Collateral Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.5.

(n) Opinions of Counsel to Credit Parties. Lenders and their respective counsel shall have received originally executed copies of the written opinions of Kirkland & Ellis LLP, counsel for the Credit Parties, in form and substance reasonably satisfactory to Administrative Agent, dated as of the Closing Date (and each Credit Party hereby instructs such counsel to deliver such opinions to Agents and Lenders).

(o) [Intentionally Reserved]

(p) Fees. Company shall have paid to Administrative Agent the fees payable on the Closing Date referred to in Section 2.10 and the Fee Letter.

(q) Solvency Certificate. On the Closing Date, Administrative Agent shall have received a Solvency Certificate executed by Holdings dated as of the Closing Date and addressed to Administrative Agent and Lenders.

(r) Closing Date Certificate. Holdings shall have delivered to Administrative Agent an originally executed Closing Date Certificate, together with all attachments thereto.

(s) [Intentionally Reserved]

(t) No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable discretion of Administrative Agent, singly or in the aggregate, materially impairs the transactions contemplated by the Credit Documents, or that could have a Material Adverse Effect.

(u) [Intentionally Reserved]

(v) [Intentionally Reserved]

(w) [Intentionally Reserved]

(x) Minimum Cash EBITDA, Revenue, Leverage Ratio and Consolidated Liquidity. The pro forma balance sheet and income statement, as applicable, delivered pursuant to Section 3.1(l) shall demonstrate in form and substance reasonably satisfactory to Administrative that:

        (i) Holdings and its Subsidiaries shall have generated Cash EBITDA of at least $17,000,000 for the trailing twelve month period ending June 30, 2016;

        (ii) Holdings and its Subsidiaries shall have generated revenue of at least $106,200,000 for the trailing twelve month period ending June 30, 2016;

        (iii) immediately after giving effect to any Credit Extensions to be made on the Closing Date, including the payment of all Transaction Costs required to be paid in Cash, the ratio of (a) Consolidated Total Debt for Holdings and its Subsidiaries as of the Closing Date to (b) pro forma Cash EBITDA for the trailing twelve month period ending June 30, 2016 shall not be greater than 6.50:1.00; and

        (iv) Company shall have Consolidated Liquidity of at least $10,000,000 immediately after giving effect to any Credit Extensions to be made on the Closing Date, including the payment of all Transaction Costs required to be paid in Cash.

(y) [Intentionally Reserved]

(z) No Material Adverse Change. Since December 31, 2015, no event, circumstance or change shall have occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

(aa) [Intentionally Reserved]

(bb) Service of Process. On the Closing Date, Administrative Agent shall have received evidence that each Credit Party has appointed an agent in New York City for the purpose of service of process in New York City and such agent shall agree in writing to give Administrative Agent notice of any resignation of such service agent or other termination of the agency relationship.

Each Lender, by delivering its signature page to the Original Credit Agreement and funding a Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

3.2. Conditions to Each Credit Extension.

(a) Conditions Precedent. The obligation of each Lender to make any Loan, or Issuing Bank to issue any Letter of Credit, on any Credit Date, including the Closing Date, are subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions precedent:

        (i) Administrative Agent shall have received a fully executed and delivered Funding Notice or Issuance Notice, as the case may be;

        (ii) after making the Credit Extensions requested on such Credit Date, (x) the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect, and (y) Availability shall not be less than $0;

        (iii) as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date;

        (iv) as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default; and

        (v) on or before the date of issuance of any Letter of Credit, Administrative Agent shall have received all other information required by the applicable Issuance Notice, and such other documents or information as Issuing Bank may reasonably require in connection with the issuance of such Letter of Credit.

Any Agent or Requisite Lenders shall be entitled, but not obligated to, request and receive, prior to the making of any Credit Extension, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the good faith judgment of such Agent or Requisite Lender such request is warranted under the circumstances.

(b) Notices. Any Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent. In lieu of delivering a Notice, Company may give Administrative Agent telephonic notice by the required time of any proposed borrowing, conversion/continuation or issuance of a Letter of Credit, as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to Administrative Agent on or before the applicable date of borrowing, continuation/conversion or issuance. Neither Administrative Agent nor any Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of Company or for otherwise acting in good faith.

3.3. Restatement Effective Date. The obligation of each Lender and Issuing Bank to enter into this Agreement on the Restatement Effective Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Restatement Effective Date, except as otherwise provided in Section 5.15: Administrative Agent shall have received sufficient copies of each Credit Document required to be delivered as of the Restatement Effective Date originally executed and delivered by each applicable Credit Party for each Lender, including, without limitation, this Agreement, that certain First Amendment to Pledge and Security Agreement and each Reaffirmation Agreement.

SECTION 4. REPRESENTATIONS AND WARRANTIES

In order to induce Agents, Lenders and Issuing Bank to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants to each Agent, Lender and Issuing Bank, on the Closing Date, the Restatement Effective Date and on each Credit Date, that the following statements are true and correct:

4.1. Organization; Requisite Power and Authority; Qualification. Each of Holdings and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

4.2. Capital Stock and Ownership. The Capital Stock of each of Holdings and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth on Schedule 4.2 and other than stock options granted to employees or directors and directors’ qualifying shares, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which Holdings or any of its Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of Holdings or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Holdings or any of its Subsidiaries of any additional membership interests or other Capital Stock of Holdings or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of Holdings or any of its Subsidiaries. Schedule 4.2 correctly sets forth the ownership interest in Holdings and of Holdings and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date.

4.3. Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary corporate or organizational action on the part of each Credit Party that is a party thereto.

4.4. No Conflict. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate in any material respect any provision of any law or any governmental rule or regulation applicable to Holdings or any of its Subsidiaries, any of the Organizational Documents of Holdings or any of its Subsidiaries, or any order, judgment or decree of any court or other agency of government binding on Holdings or any of its Subsidiaries; (b) conflict with, result in a material breach of or constitute (with due notice or lapse of time or both) a material default under any material Contractual Obligation of Holdings or any of its Subsidiaries; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, on behalf of Secured Parties); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any material Contractual Obligation of Holdings or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders and except for any such approvals or consents the failure of which to obtain will not have a Material Adverse Effect.

4.5. Governmental Consents. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Closing Date.

4.6. Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.7. Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the Closing Date, neither Holdings nor any of its Subsidiaries has any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings and its Subsidiaries taken as a whole.

4.8. Projections. On and as of the Closing Date, the Projections of Holdings and its Subsidiaries for the period of Fiscal Year 2016 through and including Fiscal Year 2021, including quarterly projections during the Fiscal Year in which the Closing Date takes place, (the “Projections”) are based on good faith estimates and assumptions made by the management of Holdings; provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material; provided, further, as of the Closing Date, management of Holdings believed that the Projections were reasonable.

4.9. No Material Adverse Change. Since December 31, 2015, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

4.10. [Intentionally Reserved]

4.11. Adverse Proceedings, etc. There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules, orders or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.12. Payment of Taxes. Except as otherwise permitted under Section 5.3, all federal and all other material tax returns and reports of Holdings and its Subsidiaries required to be filed by any of them have been timely filed, and all federal and all other material taxes shown on such tax returns to be due and payable and all material assessments, fees and other governmental charges upon Holdings and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. Holdings knows of no proposed material tax assessment against Holdings or any of its Subsidiaries which is not being actively contested by Holdings or such Subsidiary in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.13. Properties.

(a) Title. Each of Holdings and its Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.5 and in the most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.9. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

(b) Real Estate. As of the Closing Date, Schedule 4.13 contains a true, accurate and complete list of (i) all Real Estate Assets, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) with respect to any such Real Estate Asset of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and Holdings does not have knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

4.14. Environmental Matters. Neither Holdings nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. To each of Holdings’ and its Subsidiaries’ knowledge, there are and have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of Holdings’ or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent, in each case except as could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. To each of Holdings’ and its Subsidiaries’ knowledge, no event or condition has occurred or is occurring with respect to Holdings or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.

4.15. No Defaults. Neither Holdings nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its material Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, in any case, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

4.16. Material Contracts. Schedule 4.16 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date. The Material Contracts described on Schedule 4.16, together with those listed or any updates provided pursuant to Section 5.1(l), are in full force and effect and no defaults currently exist thereunder (other than as described in Schedule 4.16 or in such updates).

4.17. Governmental Regulation. Neither Holdings nor any of its Domestic Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither Holdings nor any of its Domestic Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.18. Margin Stock. Neither Holdings nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to such Credit Party will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

4.19. Employee Matters. Neither Holdings nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against Holdings or any of its Subsidiaries, or to the best knowledge of Holdings and Company, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Holdings or any of its Subsidiaries or to the best knowledge of Holdings and Company, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving Holdings or any of its Subsidiaries, and (c) to the best knowledge of Holdings and Company, no union representation question existing with respect to the employees of Holdings or any of its Subsidiaries and, to the best knowledge of Holdings and Company, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

4.20. Employee Benefit Plans. Except as could not reasonably be expected to have a Material Adverse Effect, Holdings, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would reasonably be expected to cause such Employee Benefit Plan to lose its qualified status. Except as could not reasonably be expected to have a Material Adverse Effect, (a) no liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by Holdings, any of its Subsidiaries or any of their ERISA Affiliates, (b) no ERISA Event has occurred or is reasonably expected to occur and (c) except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates. Neither Holdings nor any of its Subsidiaries or ERISA Affiliates currently sponsors, maintains, contributes to, or has any liability (nor, within the last six (6) years, has sponsored, maintained, contributed to, or had any liability) with respect to a Pension Plan, a Multiemployer Plan, a multiple employer plan (within the meaning of Section 413 of the Code), or a multiple employer welfare arrangement (within the meaning of Section 3(37) of ERISA).

4.21. Certain Fees. No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated hereby.

4.22. Solvency. The Credit Parties, on a consolidated basis, are and, upon the incurrence of any Credit Extension by a Credit Party on any date on which this representation and warranty is made, will be, Solvent.

4.23. Foreign Subsidiaries; No Transactions in Foreign Currencies. On and as of the Closing Date, (a) seventy-five percent (75%) of the sales of the Company and its Subsidiaries (including any such sales originated by any Foreign Subsidiary) for the trailing twelve month period ending June 30, 2016 are in U.S. Dollars, (b) seventy-five percent (75%) of the sales originated by the Foreign Subsidiaries of the Company for the trailing twelve month period ending June 30, 2016 are owed by the applicable customers with respect thereto directly to the Company (and not the applicable Foreign Subsidiary), (c) no Foreign Subsidiary owns or licenses any material Intellectual Property (as defined in the Pledge and Security Agreement) other than the Intellectual Property owned by WhiteBox Security Ltd, an Israeli company, on the Closing Date and (d) Company is the exclusive licensee of any Intellectual Property owned by any Foreign Subsidiary.

4.24. Compliance with Statutes, etc. Each of Holdings and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of Holdings or any of its Subsidiaries), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.25. Disclosure. No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to Lenders by or on behalf of Holdings or any of its Subsidiaries for use in connection with the transactions contemplated hereby contains, when taken as a whole, any untrue statement of a material fact or omits to state a material fact (known to Holdings or Company, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Holdings or Company to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to Holdings or Company (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

4.26. Patriot Act; FCPA. To the extent applicable, Holdings and each of its Subsidiaries are in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Act”). No part of the proceeds of the Loans will be used, directly or, to the knowledge of any Credit Party, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977 (“FCPA”), as amended, or any foreign equivalent law.

4.27. Foreign Assets Control Regulations and Anti-Money Laundering. Holdings and each of its respective Subsidiaries is and will remain, and will use commercially reasonable efforts to cause each of its employees to remain, in compliance in all material respects with all U.S. (and applicable foreign) economic sanctions laws, executive orders and implementing regulations as promulgated by any Governmental Authority, including the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”); all U.S. (and applicable foreign) export control laws, executive orders and implementing regulations as promulgated by any Governmental Authority, including the U.S. Department of State’s Directorate of Defense Trade Controls and the Department of Commerce’s Bureau of Industry and Security; and all applicable U.S. (and applicable foreign) anti-money laundering and counter-terrorism financing provisions of applicable law, including the Bank Secrecy Act (31 U.S.C. Sections 5301 et seq.) and all applicable regulations. Neither Holdings, any of its Subsidiaries, any of their respective Affiliates or, to the knowledge of any Credit Party following reasonable inquiry, any of the respective employees of any of the foregoing (i) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person; or (c) is controlled by (including without limitation by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person or entity on the SDN List or otherwise subject to U.S. sanctions, or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Credit Document would be prohibited under U.S. law.

4.28. Information Security Requirements; Personal Information. No privacy or information security enforcement action, investigation, litigation or claim (including, without limitation, under the laws, rules, regulation, directives and governmental requirements set forth in Section 5.12) has been instituted or otherwise exists against any Credit Party or any of its Subsidiaries.

SECTION 5. AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that so long as any Commitment is in effect and until payment in full in Cash of all Obligations (other than contingent indemnification obligations in respect of which no claim has been made) and cancellation or expiration of all Letters of Credit (or cash collateralization or arrangement with respect to Letters of Credit reasonably acceptable to Issuing Bank), each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1. Financial Statements and Other Reports. Unless otherwise provided below, Holdings will deliver to Administrative Agent and Lenders:

(a) Monthly Reports. Within thirty (30) days after the end of each month (including months which began prior to the Closing Date), the unaudited consolidated and consolidating balance sheet of Holdings and its Subsidiaries as at the end of such month and the related consolidated and consolidating statements of income, consolidated statements of stockholders’ equity and consolidated statements of cash flows of Holdings and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail and in Microsoft Excel format, together with a schedule of reconciliations for any reclassifications with respect to prior months or periods a Financial Officer Certification;

(b) Quarterly Financial Statements. Within forty-five (45) days after the end of each Fiscal Quarter of each Fiscal Year (including the fourth Fiscal Quarter), the unaudited consolidated and consolidating balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail and in Microsoft Excel format, together with a Financial Officer Certification;

(c) Annual Financial Statements. Within one hundred twenty (120) days after the end of each Fiscal Year, (i) the consolidated and consolidating balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Year and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail and in Microsoft Excel format, together with a Financial Officer Certification with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of Grant Thornton LLP or other independent certified public accountants of recognized national standing selected by Holdings and reasonably satisfactory to Administrative Agent (it being agreed that any “Big Four” accounting firm shall be reasonably acceptable to the Administrative Agent) (which report shall be unqualified as to going concern and scope of audit (other than with respect to an upcoming maturity date of any Loan), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards);

(d) Compliance Certificate. Together with each delivery of financial statements of Holdings and its Subsidiaries pursuant to Sections 5.1(b) and 5.1(c), a duly executed and completed Compliance Certificate;

(e) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of Holdings and its Subsidiaries delivered pursuant to Section 5.1(b) or 5.1(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to Administrative Agent;

(f) Notice of Default. Promptly upon any Authorized Officer of Holdings or Company obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Holdings or Company with respect thereto; (ii) that any Person has given any notice to Holdings or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;

(g) Notice of Litigation. Promptly upon any Authorized Officer of Holdings or Company obtaining knowledge of (i) the institution of, or non-frivolous threat of, any Adverse Proceeding not previously disclosed in writing by Company to Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either clause (i) or (ii) if adversely determined, could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to Holdings or Company to enable Lenders and their counsel to evaluate such matters;

(h) ERISA. (i) Promptly upon becoming aware of any ERISA Event that could reasonably be expected to result in a liability in excess of $500,000 of the Credit Parties and/or their respective ERISA Affiliates, a written notice specifying the nature thereof, what action Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) upon the request of Administrative Agent, each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event that could reasonably be expected to result in a liability in excess of $500,000 of the Credit Parties and/or their ERISA Affiliates;

(i) Financial Plan. No later than forty-five (45) days after the beginning of each Fiscal Year (beginning with the Fiscal Year beginning January 1, 2017), a consolidated plan and financial forecast for such Fiscal Year (a “Financial Plan”), delivered in Microsoft Excel format and including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Holdings and its Subsidiaries for each such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based, and (ii) forecasted consolidated statements of income and cash flows of Holdings and its Subsidiaries for each month of each such Fiscal Year;

(j) Insurance Report. No later than the last day of each Fiscal Year, a report in form and substance reasonably satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such report by Holdings and its Subsidiaries and all material insurance coverage planned to be maintained by Holdings and its Subsidiaries in the immediately succeeding Fiscal Year;

(k) Notice of Change in Board of Directors. With reasonable promptness, written notice of any change in the board of directors (or similar governing body) of Holdings or Company;

(l) Notice Regarding Material Contracts. Promptly, and in any event within ten (10) Business Days (i) after any Material Contract of Holdings or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to Holdings or such Subsidiary, as the case may be, or (ii) after any new Material Contract is entered into, a written statement describing such event, with copies of such material amendments or new contracts, delivered to Administrative Agent (to the extent such delivery is permitted by the terms of any such Material Contract; provided, no such prohibition on delivery shall be effective if it were bargained for by Holdings or its applicable Subsidiary with the intent of avoiding compliance with this Section 5.1(l)), and an explanation of any actions being taken with respect thereto;

(m) Environmental Reports and Audits. Promptly following receipt thereof, copies of all environmental audits and reports with respect to environmental matters at any Facility which, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect;

(n) Information Regarding Collateral. (a) Company will furnish to Collateral Agent prior written notice of any change (i) in any Credit Party’s corporate name, (ii) in any Credit Party’s identity or corporate structure, or (iii) in any Credit Party’s Federal Taxpayer Identification Number. Company agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral and for the Collateral at all times following such change to have a valid, legal and perfected security interest as contemplated in the Collateral Documents;

(o) Annual Collateral Verification. Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.1(c), Company shall deliver to Collateral Agent an Officer’s Certificate either confirming that there has been no change in such information since the date of the Collateral Questionnaire delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes;

(p) Deferred Revenue Reports. Together with each delivery of financial statements of Company and each other Credit Party pursuant to Sections 5.1(a), 5.1(b), and 5.1(c), deferred revenue reports for such period, including Deferred Revenue Adjustment validation and otherwise in form and substance reasonably satisfactory to Administrative Agent;

(q) Tax Returns. Upon request of Administrative Agent, copies of each federal income tax return filed by or on behalf of any Credit Party;

(r) [Intentionally Reserved]; and

(s) Other Information. (A) Promptly upon their becoming available, copies of (i) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Holdings or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, (ii) all press releases and other statements made available generally by Holdings or any of its Subsidiaries to the public concerning material developments in the business of Holdings or any of its Subsidiaries, and (B) such other information and data with respect to Holdings, Parent or any of their respective Subsidiaries as from time to time may be reasonably requested by Administrative Agent.

5.2. Existence. Except as otherwise permitted under Section 6.9, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided, no Credit Party or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders.

5.3. Payment of Taxes and Claims. Each Credit Party will, and will cause each of its Subsidiaries to, pay all federal and all other material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Parent, Holdings or any of their respective Subsidiaries). In addition, Company agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by any Governmental Authority that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement.

5.4. Maintenance of Properties. Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and loss from casualty and condemnation excepted, all material properties used or useful in the business of Holdings and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof as determined in its reasonable business judgment.

5.5. Insurance. Holdings will maintain or cause to be maintained, with financially sound and reputable insurers, (i) business interruption insurance reasonably satisfactory to Administrative Agent, and (ii) casualty insurance, cybercrime (or similar) insurance, such public liability insurance, third party property damage insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Holdings and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, Holdings will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (b) replacement value casualty insurance on the

Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance shall (i) name Collateral Agent, on behalf of Lenders as an additional insured thereunder as its interests may appear, and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to Collateral Agent, that names Collateral Agent, on behalf of Secured Parties as the loss payee thereunder and provides for at least thirty (30) days’ prior written notice to Collateral Agent of any modification or cancellation of such policy.

5.6. Inspections. Each Credit Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by any Agent or any Lender to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable prior notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided, that the Company shall only be required to reimburse Administrative Agent for expenses incurred in connection with one such visit or inspection in any Fiscal Year to the extent that no Default or Event of Default has occurred and is continuing at the time of such visit or inspection.

5.7. Lenders Meetings and Teleconferences. Holdings and Company will, upon the request of Administrative Agent or Requisite Lenders, participate in (i) a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at Company’s corporate offices (or at such other location as may be agreed to by Company and Administrative Agent) at such time as may be agreed to by Company and Administrative Agent and (ii) a teleconference with Administrative Agent and Lenders once during each Fiscal Quarter to discuss, among other things, financial results (including any financial statements and reports delivered under Section 5.1) and comparisons and variances to prior periods and budget.

5.8. Compliance with Laws. Without limiting the other provisions hereof, Holdings will comply, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. In addition, Holdings and each of its Subsidiaries shall remain in compliance, and shall use commercially reasonable efforts to cause any employee, agent, independent contractor or other person acting on behalf of Holdings or such Subsidiary to remain in compliance, in all material respects with all U.S. (and applicable foreign) economic sanctions laws, executive orders and implementing regulations as promulgated by any Governmental Authority, including, without limitation, FCPA, OFAC, all U.S. (and applicable foreign) export control laws, executive orders and implementing regulations as promulgated by any Governmental Authority, including the U.S. Department of State’s Directorate of Defense Trade Controls and the Department of Commerce’s Bureau of Industry and Security and all applicable U.S. (and applicable foreign) anti-money laundering and counter-terrorism financing provisions of applicable law, including the Bank Secrecy Act (31 U.S.C. Sections 5301 et seq.) and all regulations issued pursuant to it, including all applicable foreign counterpart laws.

5.9. Environmental.

(a) [Intentionally Reserved]

(b) Hazardous Materials Activities, Etc. Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any legally valid obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.10. Subsidiaries.

(a) In the event that any Person becomes a Domestic Subsidiary of Company, Company shall (i) concurrently with such Person becoming a Domestic Subsidiary cause such Domestic Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to Administrative Agent and Collateral Agent a Counterpart Agreement, and (ii) take all such actions and execute and deliver to Administrative Agent, or cause such Domestic Subsidiary to take such actions and execute and deliver to Administrative Agent, each New Subsidiary Deliverable.

(b) In the event that any Person becomes a Foreign Subsidiary of Company, and the ownership interests of such Foreign Subsidiary are owned directly by Company or by any Domestic Subsidiary thereof, Company shall, or shall cause such Domestic Subsidiary to, deliver, all such documents, instruments, agreements, and certificates as are similar to those described in clause (i) of the definition of New Subsidiary deliverables and Company shall take, or shall cause such Domestic Subsidiary to take, all of the actions referred to in clause (ii)(a) of the definition of New Subsidiary deliverables necessary to grant and to perfect a First Priority Lien in favor of Collateral Agent, for the benefit of Secured Parties, under the Pledge and Security Agreement in sixty-five percent (65%) of the Capital Stock of such Foreign Subsidiary.

(c) With respect to each such Domestic Subsidiary and Foreign Subsidiary, Company shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Company, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of Company; provided, such written notice shall be deemed to supplement Schedule 4.1 and 4.2 for all purposes hereof.

5.11. Real Estate Assets.

(a) In the event that any Credit Party acquires a Material Real Estate Asset or a Real Estate Asset owned on the Closing Date becomes a Material Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Agent, for the benefit of Secured Parties, then such Credit Party, contemporaneously with acquiring such Material Real Estate Asset, or promptly after a Real Estate Asset owned on the Closing Date becomes a Material Real Estate Asset, shall take all such actions and execute and deliver, or cause to be executed and delivered all Mortgage Deliverables with respect to such Material Real Estate Asset. In addition to the foregoing, Company shall, at the request of Requisite Lenders, deliver, from time to time, to Administrative Agent such appraisals as and to the extent they are required by law or regulation of Real Estate Assets with respect to which Collateral Agent has been granted a Lien.

(b) In the event either (a) the chief executive office of any Credit Party or (b) any other office of any Credit Party where material books and records are maintained is obtained after the Closing Date, and such Real Estate Asset does not constitute a Material Real Estate Asset hereunder, the Credit Parties shall use their commercially reasonable efforts to deliver a Landlord Personal Property Collateral Access Agreement with respect thereto.

5.12. Information Security Requirements; Personal Information. Each Credit Party shall and shall cause its Subsidiaries to comply, in all material respects, and to the extent applicable to such Person, with (i) all international, federal, state, provincial and local laws, rules, regulations, directives and governmental requirements currently in effect and as they become effective relating in any way to the privacy, confidentiality or security of Personal Information including, without limitation, the Gramm-Leach-Bliley Act, 15 U.S.C. §§ 6801-6827, and all regulations implementing the same; the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., as amended by the Fair and Accurate Credit Transactions Act, and all regulations implementing each of the same; the rules and regulations of the National Automated Clearing House Association, information security breach notification laws (such as Cal. Civ. Code §§ 1798.29, 1798.82—1798.84); laws imposing minimum information security requirements (such as Cal. Civ. Code § 1798.81.5 and 201 Mass. Code Reg. 17.00); laws requiring the secure disposal of records containing certain Personal Information (such as N.Y. Gen. Bus. Law § 399 H); the European Union Directives governing general data protection (Directive 1995/46/EC) and electronic commerce (Directive 2002/58/EC); the Canadian Personal Information Protection and Electronic Documents Act (PIPEDA) and relevant provincial laws and (ii) all applicable industry standards concerning privacy, data protection, confidentiality or information security, including, without limitation, the Payment Card Industry Data Security Standard, in each case, to the extent such laws, rules, regulations, directives and governmental requirements and such industry standards apply to it, its property or its business

5.13. Further Assurances. At any time or from time to time upon the request of Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents, including providing Lenders with any information reasonably requested pursuant to Section 10.21. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of Holdings, and its Subsidiaries and all of the outstanding Capital Stock of Company and its Domestic Subsidiaries and first tier Foreign Subsidiaries; provided, that (i) with respect to any Foreign Subsidiary owned directly by a Credit Party, such pledge shall be limited to sixty-five percent (65%) of such Foreign Subsidiary’s Capital Stock and (ii) neither the Company nor any other Credit Party shall be required to pledge any Capital Stock of any Foreign Subsidiary not owned directly by a Credit Party.

5.14. Miscellaneous Business Covenants. Unless otherwise consented to by Agents and Requisite Lenders:

(a) Non-Consolidation. Each Credit Party will and will cause each of its Subsidiaries to: (i) maintain entity records and books of account separate from those of any other entity which is an Affiliate of such entity; (ii) not commingle its funds or assets with those of any other entity which is an Affiliate of such entity; and (iii) provide that its board of directors or other analogous governing body will hold all appropriate meetings to authorize and approve such entity’s actions, which meetings will be separate from those of other entities.

(b) Cash Management Systems. The Credit Parties shall establish and maintain cash management systems reasonably acceptable to Administrative Agent, including, without limitation, with respect to blocked account arrangements.

(c) Communication with Accountants. Each Credit Party executing this Agreement authorizes Administrative Agent to communicate directly with such Credit Party’s independent certified public accountants and authorizes and shall instruct those accountants to, upon the occurrence and during the continuation of an Event of Default, communicate (including the delivery of audit drafts and letters to management) with Administrative Agent and each Lender information relating to any Credit Party with respect to the business, results of operations and financial condition of any Credit Party; provided, however, that Administrative Agent or the applicable Lender, as the case may be, shall provide such Credit Party with notice at least two (2) Business Days prior to first initiating any such communication and Company shall be given the opportunity to participate in such communications.

5.15. Post-Closing Matters. Company shall, and shall cause each of the Credit Parties to, satisfy the requirements set forth on Schedule 5.15 on or before the date specified for such requirement or such later date as agreed by the Administrative Agent.

5.16. Employee Confidentiality Agreements. Each Credit Party shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to cause each new employee engaged in the development of software and the source code therefor to, as a condition of employment, execute and deliver to Company a customary confidentiality, non-disclosure and intellectual property assignment agreement consistent with past practice.

5.17. Compliance Protocols. No later than ninety (90) days following the Closing Date and at all times thereafter, each Credit Party will, and will cause its Subsidiaries to, in the ordinary course of business and in consultation with legal counsel, create, implement, maintain and update written policies, procedures and guidelines for its officers, directors and employees (including (i) training for such officers, directors and employees with respect thereto and (ii) applicable diligence and screening with respect thereto) for its business and operations and compliance with the requirements of all material applicable laws, rules, regulations and orders of any Governmental Authority relating to economic sanctions, export controls, anti-corruption (including, without limitation, the FCPA), and/or anti-money laundering and counter-terrorism financing, including compliance with the SDN List maintained by OFAC and compliance with the sanctions programs administered by OFAC.

SECTION 6. NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full in Cash of all Obligations (other than contingent indemnification obligations in respect of which no claim has been made) and cancellation or expiration of all Letters of Credit (or cash collateralization or arrangement with respect to Letters of Credit reasonably acceptable to Issuing Bank), such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1. Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness of (i) any Credit Party to any other Credit Party, (ii) any Subsidiary (which is not a Credit Party) to any other Subsidiary (which is not a Credit Party), (iii) any Credit Party to any Subsidiary (which is not a Loan Party); provided, all such Indebtedness shall constitute Subordinated Indebtedness, and (iv) any Subsidiary (which is not a Credit Party) to any Credit Party in an aggregate amount outstanding at any time not to exceed, together with any amounts permitted under Sections 6.1(h) and 6.7(i), $2,000,000 in the aggregate; provided, that such Indebtedness owing under this clause (iv) is represented by a promissory note or other instrument and such promissory note or other instrument is pledged to the Collateral Agent in accordance with the Pledge and Security Agreement;

(c) to the extent constituting Indebtedness, advances to or from a Foreign Subsidiary in respect of transfer pricing and cost-sharing arrangements (i.e., “cost-plus” arrangements) in connection with the services provided by such Foreign Subsidiary to a Credit Party as long as the same are made in the ordinary course of business;

(d) Indebtedness incurred by Company or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties, surety bonds or performance bonds securing the performance of Company or any such Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions or permitted dispositions of any business, assets or Subsidiary of Holdings or any of its Subsidiaries;

(e) Indebtedness which may be deemed to exist pursuant to any guaranties, statutory, appeal or similar obligations incurred in the ordinary course of business (but not for Indebtedness for money borrowed);

(f) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with Deposit Accounts;

(g) guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Holdings and its Subsidiaries;

(h) guaranties by (i) any Credit Party of the Indebtedness of any other Credit Party; (ii) any Subsidiary (which is not a Credit Party) of the Indebtedness of any Credit Party, (iii) any Subsidiary (which is not a Credit Party) of the Indebtedness of any other Subsidiary (that is not a Credit Party) or (iv) any Credit Party of the Indebtedness of any Subsidiary (which is not a Credit Party); provided, that (x) in the case of any guaranties described in clauses (i), (ii), (iii), and (iv), the Indebtedness so guaranteed is otherwise expressly permitted by the terms hereof and (y) in the case of any guaranties described in clause (iv), (I) are subject to a subordination agreement in favor of Administrative Agent and in form and substance satisfactory to Administrative Agent and (II) the aggregate amount of such guaranties outstanding at any time, together with any amounts permitted under Sections 6.1(b) and 6.7(i), shall not exceed $2,000,000;

(i) Indebtedness existing on the Closing Date and described in Schedule 6.1, but not any extensions, renewals or replacements of such Indebtedness except (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement, and (ii) refinancings and extensions of any such Indebtedness if the terms and conditions thereof are not less favorable to the obligor thereon or to the Lenders than the Indebtedness being refinanced or extended, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided, such Indebtedness permitted under the immediately preceding clause (i) or (ii) above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced (plus any reasonable and documented fees, costs or expenses in connection therewith) or (B) exceed in a principal amount the Indebtedness being renewed, extended or refinanced;

(j) Indebtedness in an aggregate amount not to exceed at any time $1,500,000 with respect to (x) Capital Leases and (y) purchase money Indebtedness; provided, in the case of clause (x), that any such Indebtedness shall be secured only by the asset subject to such Capital Lease, and, in the case of clause (y), that any such Indebtedness shall be secured only by the asset acquired in connection with the incurrence of such Indebtedness, together with renewals, replacements, refinancings or extensions thereof; provided, any such renewals, replacements, refinancings or extensions thereof shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced (plus any reasonable and documented fees, costs or expenses in connection therewith), (B) exceed in a principal amount the Indebtedness being renewed, extended or refinanced, or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom;

(k) Indebtedness consisting of reimbursement obligations with respect to the Existing Letter of Credit; provided, that (i) the Existing Letter of Credit is fully cash collateralized and the aggregate face amount thereof does not exceed $100,000 and (ii) that the expiration date for the Existing Letter of Credit shall not extend beyond the Term Loan Maturity Date;

(l) Indebtedness under any Interest Rate Agreement;

(m) obligations (contingent or otherwise) of the Credit Parties and their respective Subsidiaries existing or arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(n) Indebtedness to the extent (and without duplication) constituting Investments permitted by Section 6.7;

(o) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five (5) days of incurrence;

(p) Indebtedness acquired in connection with Permitted Acquisitions as long as (i) such Indebtedness was not incurred in anticipation or contemplation of such Permitted Acquisition and (ii) such Indebtedness does not exceed $5,000,000 in the aggregate at any time outstanding, together with renewals, replacements, refinancings or extensions thereof, if the terms and conditions thereof are not less favorable to the obligor thereon or to the Lenders than the Indebtedness being refinanced or extended, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided, such Indebtedness permitted under the immediately preceding clause (i) or (ii) above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) exceed in a principal amount the Indebtedness being renewed, extended or refinanced (plus any reasonable and documented fees, costs or expenses in connection therewith), or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom

(q) Subordinated Indebtedness in an aggregate amount outstanding at any time not to exceed $50,000,000, and any renewals, replacements, refinancings or extensions thereof; provided, any such renewals, replacements, refinancings or extensions thereof shall not (i) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced (plus any reasonable and documented fees, costs or expenses in connection therewith), (ii) exceed in a principal amount the Indebtedness being renewed, extended or refinanced, or (iii) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom

(r) Indebtedness incurred in connection with the financing of insurance premiums in the ordinary course of business;

(s) unsecured Indebtedness of Holdings owing to employees, former employees, officers, former officers, directors, former directors (or any spouses, ex-spouses, or estates of any of the foregoing) in connection with the repurchase of the Qualified Stock of Holdings issued to any of the aforementioned employees, former employees, officers, former officers, directors, former directors (or any spouses, ex-spouses, or estates of any of the foregoing); provided, (i) no Default or Event of Default has occurred and is continuing or would immediately result from the incurrence of such Indebtedness and (ii) the aggregate amount of all such Indebtedness outstanding at any one time does not exceed $500,000; and

(t) other Indebtedness of Holdings and its Subsidiaries not covered by clauses (a) through (s) above, in an aggregate amount not to exceed at any time $3,000,000; provided, that not more than $1,000,000 of any such Indebtedness may be secured at any time.

6.2. Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Holdings or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except:

(a) Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document;

(b) Liens for Taxes (i) not yet due and payable or (ii) if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted so long as (a) adequate reserves with respect thereto are maintained on the books of the applicable Person in conformity with GAAP and (b) the aggregate amount of such Taxes does not exceed $10,000,000;

(c) statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401 (a)(29) or 412(n) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue, or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of thirty (30) days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Holdings or any of its Subsidiaries;

(f) any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;

(g) Liens solely on any cash earnest money deposits made by Holdings or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(h) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(k) non-exclusive licenses of patents, trademarks and other intellectual property rights granted by Holdings or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of Company or such Subsidiary;

(l) Liens existing on the Closing Date and described in Schedule 6.2 or on a title report delivered pursuant to Section 5.11 and any Liens granted as a replacement or substitute therefor; provided, that, with respect to any such replacement or substitute Lien, (i) no such Lien is expanded to cover any additional property after the Closing Date, (ii) the amount of Indebtedness secured or benefitted thereby is not increased after the Closing Date, (iii) the direct or any contingent obligor with respect thereto is not changed after the Closing Date, and (iv) any renewal or extension of the obligations secured thereby is permitted by Section 6.1(i);

(m) Liens securing Capital Leases or purchase money Indebtedness permitted pursuant to Section 6.1(j); provided, any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness;

(n) Liens solely on Cash collateral securing Indebtedness consisting of reimbursement obligations in respect of the Existing Letter of Credit permitted pursuant to Section 6.1(k);

(o) judgment Liens that do not constitute a Default or an Event of Default under Section 8.1(h) of this Agreement;

(p) deposits made in the ordinary course of business to secure liability for premiums to insurance carriers and Liens on insurance policies and the proceeds thereof granted in the ordinary course of business to secure the financing of insurance premiums (to the extent permitted hereunder) with respect thereto;

(q) customary rights of set-off, bankers’ Lien, revocation, refund or chargeback under deposit agreements or under UCC or common law of banks or other financial institutions where the Credit Parties deposit in the ordinary course of business;

(r) Cash deposits and Liens on Cash and Cash Equivalents pledged to secure Indebtedness permitted under Section 6.1(d); provided, such Liens secure only such Cash and Cash Equivalents and are not blanket Liens;

(s) Liens on property of a Person acquired in connection with Permitted Acquisitions as long as (i) such Lien was not granted or created in anticipation or contemplation of such Permitted Acquisition, (ii) such Liens do not extend to any assets other than those of acquired in connection with such Permitted Acquisition, and (iii) the corresponding Indebtedness secured by such Lien is permitted under Section 6.1(p), and any Liens granted as a replacement or substitute therefor; provided, that, with respect to any such replacement or substitute Lien, (w) no such Lien is expanded to cover any additional property, (x) the amount of Indebtedness secured or benefitted thereby is not increased, (y) the direct or any contingent obligor with respect thereto is not changed, and (z) any renewal or extension of the obligations secured thereby is permitted by Section 6.1(p);

(t) Liens granted by any Subsidiary that is not a Credit Party in respect of Indebtedness or other obligations owed by such Subsidiary to the Company or such other Credit Party;

(u) Liens securing Indebtedness permitted under Section 6.1(t); provided, the aggregate amount of the obligations secured thereby does not exceed $1,000,000; and

(v) Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to all Credit Parties and their Subsidiaries) $1,000,000 at any one time.

6.3. Equitable Lien. If any Credit Party or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Permitted Liens, it shall make or cause to be made effective provisions whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not otherwise permitted hereby.

6.4. No Further Negative Pledges. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale, (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), (c) this Agreement and the other Credit Documents, (d) restrictions contained in agreements existing at the time any Person becomes a Subsidiary, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary and (e) any restrictions pursuant to any document, agreement or instrument governing or relating to any Lien permitted under Section 6.2(h), (l), (m), (s) or (u), no Credit Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

6.5. Restricted Junior Payments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment except:

(a) Permitted Management Fee Payments;

(b) Restricted Junior Payments to the Company;

(c) Permitted Repurchase Transactions;

(d) the Company may pay dividends to Holdings, which Holdings may further distribute to Parent, to permit Holdings or Parent, as applicable, to pay (i) reasonable and customary corporate overhead expenses of Holdings or Parent, as applicable, incurred in the ordinary course of business, (ii) any Taxes that are due and payable by Holdings, Parent and the Company as part of a consolidated group, and (iii) any franchise Taxes and other fees required to maintain the legal existence of Holdings;

(e) (i) Cash or non-Cash repurchases of Capital Stock of Holdings or Parent deemed to occur upon the exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price of such options or warrants; provided, (i) no Event of Default shall have occurred and be continuing or would result therefrom, and (ii) such repurchase is made in accordance with the applicable Person’s Organizational Documents and applicable law and (iii) such Cash repurchases shall not exceed $5,000,000 in any trailing twelve month period;

(f) each Credit Party and each Subsidiary may deliver its common Capital Stock upon conversion of any convertible Indebtedness having been issued by the Company; provided, that (i) such Indebtedness is otherwise permitted by Section 6.1 and (ii) no Event of Default shall have occurred and be continuing or would result therefrom;

(g) the Company may make payments in respect of Subordinated Indebtedness to the extent permitted by any Subordinated Debt Documents, this Agreement and any applicable Subordination Agreement; and

(h) if Permitted Investors shall have made a direct or indirect Cash equity contribution to Company to fund any Investment or Restricted Junior Payment permitted hereunder and such Investment or Restricted Junior Payment is not made within one (1) year after receipt of such equity contributions and such proceeds have been maintained in a segregated Controlled Account and not commingled with any other Cash or Cash Equivalents of the Credit Parties, the Company may directly or indirectly return such equity contributions to such Persons, including through a distribution to Holdings to effect such return of contributions; provided, no Event of Default shall have occurred and be continuing or would result therefrom.

6.6. Restrictions on Subsidiary Distributions. Except as provided herein, no Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Company to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Company or any other Subsidiary of Company, (b) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Subsidiary of Company, (c) make loans or advances to Company or any other Subsidiary of Company, or (d) transfer any of its property or assets to Company or any other Subsidiary of Company other than restrictions (i) in agreements evidencing Capital Leases and purchase money Indebtedness permitted by Section 6.1(j) that impose restrictions on the property so acquired, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement, (iv) restrictions contained in agreements existing at the time any Person becomes a Subsidiary, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary and (v) any restrictions pursuant to any document, agreement or instrument governing or relating to any Lien permitted under Sections 6.2(h), (l), (m), (s) or (u) (provided that any such restriction relates only to the assets or property subject to such a Lien or being disposed).

6.7. Investments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture and any Foreign Subsidiary, except:

(a) Investments in Cash and Cash Equivalents;

(b) equity Investments owned as of the Closing Date in any Subsidiary and Investments made after the Closing Date in any wholly-owned Guarantor Subsidiaries of Company;

(c) Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors, and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Holdings and its Subsidiaries;

(d) intercompany Investments to the extent permitted under Section 6.1(b);

(e) to the extent constituting Investments, advances to or from a Foreign Subsidiary in respect of transfer pricing and cost-sharing arrangements (i.e., “cost-plus” arrangements) in connection with the services provided by such Foreign Subsidiary to a Credit Party as long as the same are made in the ordinary course of business;

(f) (i) loans and advances to employees, directors and officers of any Credit Party and its Subsidiaries in an aggregate amount (including any refinancings referred to in item (y)) not to exceed $1,000,000 (x) made in the ordinary course of business and (y) any refinancings of such loans after the Closing Date and (ii) non-Cash loans to employees of any Credit Party or Subsidiary to purchase Capital Stock of Holdings;

(g) Investments made in connection with Permitted Acquisitions permitted pursuant to Section 6.9;

(h) Investments existing on the Closing Date and described in Schedule 6.7; and

(i) Investments in Foreign Subsidiaries in an aggregate amount not to exceed, together with any amounts permitted under Sections 6.1(b) and 6.1(h), $2,000,000 at any time;

(j) Investments in the ordinary course of business consisting of endorsements of negotiable instruments for collection or deposit;

(k) Investments received in settlement of amounts due to any Credit Party or Subsidiary effected in the ordinary course of business or owing to such Credit Party or Subsidiary as a result of insolvency proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of such Credit Party or Subsidiary;

(l) Interest Rate Agreements to the extent constituting Investments;

(m) deposits made to secure the performance of leases, licenses or contracts in the ordinary course of business, and other deposits made in connection with the incurrence of Liens permitted under Section 6.2;

(n) promissory notes and other non-cash consideration received in connection with dispositions permitted by Section 6.9;

(o) Investments of a Person acquired in connection with Permitted Acquisitions as long as such Investments were not made in anticipation or contemplation of such Permitted Acquisition and the provisions of the Pledge and Security Agreement are satisfied with respect thereto, and any replacements or substitutes therefor; provided, that, with respect to any such replacement or substitute Investment, the amount of such Investment is not increased and the provisions of the Pledge and Security Agreement are satisfied with respect thereto;

(p) the formation of any Subsidiary so long as the requirements hereof are satisfied with respect thereof (including Sections 5.10 and 5.13) and any Investment in such Subsidiary is permitted by this Section 6.7; and

(q) other Investments not covered by clauses (a) through (p) above in an aggregate amount of all such Investments (valued at cost) not to exceed (i) $1,500,000 during any Fiscal Year and (ii) $5,000,000 in the aggregate for all such Investments.

Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.5.

6.8. Financial Covenants.

(a) Fixed Charge Coverage Ratio. Holdings shall not permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending September 30, 2016, to be less than the correlative ratio indicated:

Fiscal Quarter	Fixed Charge Coverage Ratio
For each of the Fiscal Quarters ending September 30, 2016 through December 31, 2017	1.20:1.00
For each of the Fiscal Quarters ending thereafter	1.25:1.00

(b) Leverage Ratio. Holdings shall not permit the Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending September 30, 2016, to exceed the correlative ratio indicated:

Fiscal Quarter	Leverage Ratio
For each of the Fiscal Quarters ending September 30, 2016 and December 31, 2016	7.50:1.00
For each of the Fiscal Quarters ending March 31, 2017 and June 30, 2017	7.00:1.00
For each of the Fiscal Quarters ending September 30, 2017 and December 31, 2017	6.50:1.00
For each of the Fiscal Quarters ending March 31, 2018 and June 30, 2018	6.00:1.00
For each of the Fiscal Quarters ending September 30, 2018 and December 31, 2018	5.50:1.00
For each of the Fiscal Quarters ending March 31, 2019 and June 30, 2019	5.00:1.00
For each of the Fiscal Quarters ending September 30, 2019 and December 31, 2019	4.75:1.00
For each of the Fiscal Quarters ending thereafter	4.50:1.00

(c) Cash EBITDA. Holdings shall not permit Cash EBITDA as at the end of any Fiscal Quarter, beginning with the Fiscal Quarter ending September 30, 2016, for the four Fiscal Quarter period then ended to be less than the correlative amount indicated:

Fiscal Quarter	Minimum Cash EBITDA
As of the last day of the Fiscal Quarter ending September 30, 2016	$16,500,000
As of the last day of the Fiscal Quarter ending December 31, 2016	$16,750,000
As of the last day of each Fiscal Quarter ending March 31, 2017 and June 30, 2017	$17,000,000
As of the last day of each Fiscal Quarter ending September 30, 2017 and December 31, 2017	$17,500,000
As of the last day of the Fiscal Quarter ending March 31, 2018	$19,000,000
As of the last day of the Fiscal Quarter ending June 30, 2018	$19,500,000
As of the last day of the Fiscal Quarter ending September 30, 2018	$20,000,000
As of the last day of the Fiscal Quarter ending December 31, 2018	$21,500,000
As of the last day of the Fiscal Quarter ending March 31, 2019	$22,000,000
As of the last day of the Fiscal Quarter ending June 30, 2019	$22,500,000
As of the last day of the Fiscal Quarter ending September 30, 2019	$23,000,000
As of the last day of the Fiscal Quarter ending December 31, 2019	$23,500,000
As of the last day of each Fiscal Quarter ending thereafter	$24,000,000

(d) Revenue. The Credit Parties shall not permit RNR for any trailing twelve month period to be less than the correlated amount indicated:

Trailing Twelve Month Period Ending	RNR
As of the last day of the Fiscal Quarter ending September 30, 2016	$40,000,000
As of the last day of the Fiscal Quarter ending December 31, 2016	$42,000,000

Trailing Twelve Month Period Ending	RNR
As of the last day of the Fiscal Quarter ending March 31, 2017	$43,000,000
As of the last day of the Fiscal Quarter ending June 30, 2017	$44,500,000
As of the last day of the Fiscal Quarter ending September 30, 2017	$46,000,000
As of the last day of the Fiscal Quarter ending December 31, 2017	$47,500,000
As of the last day of the Fiscal Quarter ending March 31, 2018	$49,000,000
As of the last day of the Fiscal Quarter ending June 30, 2018	$50,500,000
As of the last day of the Fiscal Quarter ending September 30, 2018	$52,000,000
As of the last day of the Fiscal Quarter ending December 31, 2018	$53,500,000
As of the last day of the Fiscal Quarter ending March 31, 2019	$55,000,000
As of the last day of the Fiscal Quarter ending June 30, 2019	$56,500,000
As of the last day of the Fiscal Quarter ending September 30, 2019	$58,000,000
As of the last day of the Fiscal Quarter ending December 31, 2019	$59,500,000
As of the last day of each Fiscal Quarter ending thereafter	$60,000,000

(e) Minimum Consolidated Liquidity. The Credit Parties shall not permit Consolidated Liquidity to be less than $5,000,000 at any time.

(f) Certain Calculations. With respect to any period during which a Permitted Acquisition or an Asset Sale has occurred (each, a “Subject Transaction”), for purposes of determining compliance with the financial covenants set forth in this Section 6.8 (but not for purposes of determining the Applicable Margin), Consolidated Adjusted EBITDA (and, as applicable, Cash EBITDA) and the components of Consolidated Fixed Charges shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments approved by Administrative Agent in its sole discretion) using the historical audited financial statements for the fiscal year then most recently ended of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Holdings and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period).

6.9. Fundamental Changes; Disposition of Assets; Acquisitions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and Capital Expenditures in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a) (i) any Subsidiary of Holdings may be merged with or into Company or any Guarantor Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any Guarantor Subsidiary; provided, in the case of such a merger, Company or such Guarantor Subsidiary, as applicable shall be the continuing or surviving Person and (ii) any Subsidiary of Holdings that is not a Credit Party may be merged with or into any other Subsidiary of Holdings that is not a Credit Party, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to a Credit Party;

(b) sales or other dispositions of assets that do not constitute Asset Sales;

(c) dispositions of other property having a fair market value not to exceed $1,000,000 in the aggregate for any fiscal year of Company, provided that the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.13(a) (subject to the reinvestment rights provided for therein);

(d) disposals of obsolete, worn out or surplus property;

(e) Permitted Acquisitions;

(f) (i) Investments made in accordance with Section 6.7, (ii) payments permitted under Section 6.5 and (iii) Liens permitted under Section 6.2;

(g) Issuances of Qualified Stock of Parent made pursuant to any employee stock or stock option compensation plan;

(h) [Intentionally Reserved];

(i) the sale or issuance of the Qualified Stock of a Subsidiary of Holdings (i) to Company or any other Credit Party, or (ii) by a Subsidiary that is not a Credit Party to another Subsidiary that is not a Credit Party or (iii) in connection with any transaction that does not result in the sale or issuance of more than fifteen percent (15%) of the Capital Stock of any such Subsidiary to any Person other than the Credit Parties and their wholly-owned Subsidiaries, which would not result in a Change of Control; provided, in each case, the provisions of the Pledge and Security Agreement are satisfied with respect thereto;

(j) the use or transfer of money, Cash, or Cash Equivalents in the ordinary course of business in a manner that is not prohibited by the terms of this Agreement or the other Credit Documents;

(k) (i) the non-exclusive licensing of patents, trademarks, copyrights, and other Intellectual Property rights in the ordinary course of business; and (ii) the licensing of patents, trademarks, copyrights, and other Intellectual Property rights in the ordinary course of business which would not result in a legal transfer of title of such licensed Intellectual Property, but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discrete geographical areas outside of the United States, in each case, subject to Section 6.15;

(l) the disposition of property (i) by any Credit Party to any other Credit Party, (ii) by any Subsidiary that is not a Credit Party to any other Subsidiary that is not a Credit Party or any Credit Party and (iii) by any Credit Party to any Subsidiary that is not a Credit Party in an amount not to exceed $200,000 in any Fiscal Year;

(m) leases or subleases of real property or personal property in the ordinary course of business and in accordance with the applicable Collateral Documents;

(n) the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

(o) any abandonment, cancellation, non-renewal or discontinuance of use or maintenance of Intellectual Property (or rights relating thereto) of any Credit Party or Subsidiary not otherwise prohibited by the Pledge and Security Agreement;

(p) dispositions of assets acquired by Holdings and its Subsidiaries pursuant to a Permitted Acquisition consummated within twelve (12) months of the date of such Permitted Acquisition so long as the consideration received for the assets to be so disposed is at least equal to the fair market value thereof; provided, that Section 2.13(a) is satisfied with respect thereto; and

(q) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of any property or asset of Company or any Subsidiary; provided, that Section 2.13(b) is satisfied with respect thereto.

6.10. Disposal of Subsidiary Interests. Except for any sale of all of its interests in the Capital Stock of any of its Subsidiaries in compliance with the provisions of Section 6.9 or as otherwise expressly permitted under this Agreement, no Credit Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to qualified directors if required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualified directors if required by applicable law.

6.11. Sales and Lease-Backs. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Holdings or any of its Subsidiaries) or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than Holdings or any of its Subsidiaries) in connection with such lease unless (i) the disposition of the applicable property subject to such transaction is permitted under Section 6.9 (including with respect to the application of the Net Asset Sale Proceeds received in connection therewith), and (ii) any Liens in the property of any Credit Party incurred in connection with any such transaction are permitted under Section 6.2.

6.12. Transactions with Affiliates. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (other than any other Credit Party); provided, however, that the Credit Parties and their Subsidiaries may enter into or permit to exist any such transaction if the terms of such transaction are not less favorable to Holdings or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not an Affiliate; provided, further, that the foregoing restrictions shall not apply to (a) any transaction between any Subsidiary that is not a Credit Party with any other Subsidiary that is not a Credit Party; (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of Holdings and its Subsidiaries; (c) compensation arrangements for officers and other employees of Holdings and its Subsidiaries entered into in the ordinary course of business; (d) transactions described in Schedule 6.12; (e) any issuance or sale that is otherwise permitted by this Agreement by Parent after the Closing Date of any Qualified Stock of Parent to Affiliates, directors, officers or employees of Company or any of its Subsidiaries; (f) any transaction relating to any license or assignment of, or agreement for the development of, Intellectual Property by a Credit Party to a Subsidiary that is not a Credit Party, to the extent such transaction is otherwise permitted hereunder; (g) the Management Agreement and the transactions thereunder, (h) transactions expressly permitted under Section 6.5. Company shall disclose in writing to Administrative Agent each transaction with an Affiliate with a value of $5,000,000 or more.

6.13. Conduct of Business. From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than the businesses engaged in by such Credit Party or Subsidiary on the Closing Date or that are reasonably related, ancillary or incidental thereto.

6.14. Permitted Activities of Holdings and Parent.

(a) Holdings shall not (i) incur, directly or indirectly, any Indebtedness other than the Obligations; (ii) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than (x) the Liens created under the Collateral Documents to which it is a party or permitted pursuant to Section 6.2 and (y) Permitted Liens; (iii) engage in any business or activity or own any assets other than (x) holding 100% of the Capital Stock of Company; (y) performing its obligations and activities incidental thereto under the Credit Documents; and (z) making Restricted Junior Payments and Investments to the extent permitted by this Agreement; or (iv) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

(b) Parent shall not (i) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever, other than preferred Capital Stock; (ii) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it; (iii) engage in any business or activity or own any assets other than (x) holding (I) 100% of the Capital Stock of Holdings and (II) the Maor Note and (y) performing its obligations and activities incidental thereto; (iv) consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person; (v) create or acquire any direct Subsidiary or make or own any Investment in any Person other than Holdings; or (vi) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

6.15. Intellectual Property and Customer Matters. (a) Other than the Intellectual Property owned or licensed by WhiteBox Security Ltd., an Israeli company, on the Closing Date, no Foreign Subsidiary shall own or license any Intellectual Property, (b) other than Company, no Person shall be the licensee of any Intellectual Property owned or licensed by any Foreign Subsidiary and (c) other than the Company, no Credit Party or any of its Subsidiaries shall have any end-user customers or enter any Alliance, Reseller or other similar alliance, resale or customer contracts.

6.16. Amendments or Waivers with Respect to Subordinated Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of any Subordinated Indebtedness, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Subordinated Indebtedness, increase the principal amount thereof, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions of such Subordinated Indebtedness (or of any guaranty thereof), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Subordinated Indebtedness (or a trustee or other representative on their behalf) which would be materially adverse to any Credit Party or Lenders.

6.17. Fiscal Year. No Credit Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year-end from December 31.

6.18. Deposit Accounts. Subject to Section 5.15, no Credit Party shall establish or maintain a Deposit Account that is not a Controlled Account (other than Excluded Accounts) and no Credit Party will deposit proceeds in a Deposit Account which is not a Controlled Account (other than Excluded Accounts); provided, in the case of any Deposit Account which does not constitute an Excluded Account that is acquired by a Credit Party in a Permitted Acquisition, such Deposit Account shall either be closed or become a Controlled Account within thirty (30) days of the date of the acquisition thereof by the applicable Credit Party.

6.19. Amendments to Organizational Agreements and Management Agreement. No Credit Party shall amend or permit any amendments to (a) any Credit Party’s Organizational Documents or (b) the Management Agreement, in each case, if such amendment would be adverse to Administrative Agent or the Lenders (it being agreed that an increase in the Management Fee or the Transaction Fees specified in the Management Agreement as of the Closing Date shall be deemed adverse to the interests of Administrative Agent and the Lenders).

6.20. Prepayments of Subordinated Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Subordinated Indebtedness prior to its scheduled maturity, other than to the extent such payments are permitted in accordance with Section 6.5.

SECTION 7. GUARANTY

7.1. Guaranty of the Obligations. Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full in Cash of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

7.2. Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3. Payment by Guarantors. Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Company’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Company for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.4. Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full in Cash of the Guaranteed Obligations (other than contingent indemnification obligations in respect of which no claim has been made). In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b) Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Company and any Beneficiary with respect to the existence of such Event of Default;

(c) the obligations of each Guarantor hereunder are independent of the obligations of Company and the obligations of any other guarantor (including any other Guarantor) of the obligations of Company, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Company or any of such other guarantors and whether or not Company is joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable Interest Rate Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Company or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents or Interest Rate Agreements; and

(f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full in Cash of the Guaranteed Obligations (other than contingent indemnification obligations in respect of which no claim has been made) and cancellation or expiration of all Letters of Credit (or cash collateralization or arrangement with respect to Letters of Credit reasonably acceptable to Issuing Bank)), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce, or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents or any Interest Rate Agreement, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Interest Rate Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Interest Rate Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any of the Interest Rate Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Holdings or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Company may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.5. Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Company, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Company, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of Company or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Company or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Company or any other Guarantor from any cause other than payment in full in Cash of the Guaranteed Obligations (other than contingent indemnification obligations in respect of which no claim has been made) and cancellation or expiration of all Letters of Credit (or cash collateralization or arrangement with respect to Letters of Credit reasonably acceptable to Issuing Bank); (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Interest Rate Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Company and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.6. Guarantors’ Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations (other than contingent indemnification obligations in respect of which no claim has been made) shall have been paid in full in Cash and the Revolving Commitments shall have been terminated and all Letters of Credit shall have expired or been cancelled (or cash collateralized or an arrangement with respect to Letters of Credit reasonably acceptable to Issuing Bank has been entered into), each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Company or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Company with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Company, and (c) any benefit of, and any right to participate in, any Collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations (other than contingent indemnification obligations in respect of which no claim has been made) shall have been paid in full in Cash and the Revolving Commitments shall have been terminated and all Letters of Credit shall have expired or been cancelled (or cash collateralized or arrangement with respect to Letters of Credit reasonably acceptable to Issuing Bank has been entered into), each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Company or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Company, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been paid in full in Cash (other than contingent indemnification obligations in respect of which no claim has been made) and/or any Letter of Credit shall not have been cancelled or expired (or cash collateralized or an arrangement with respect to such Letter of Credit reasonably acceptable to Issuing Bank has not been entered into), such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7. Subordination of Other Obligations. Any Indebtedness of Company or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

7.8. Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations (other than contingent indemnification obligations in respect of which no claim has been made) shall have been paid in full in Cash and the Revolving Commitments shall have been terminated and all Letters of Credit shall have expired or been cancelled (or cash collateralized or an arrangement with respect to Letters of Credit reasonably acceptable to Issuing Bank has been entered into). Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.9. Authority of Guarantors or Company. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Company or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.10. Financial Condition of Company. Any Credit Extension may be made to Company or continued from time to time, and any Interest Rate Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of Company at the time of any such grant or continuation or at the time such Interest Rate Agreement is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Company. Each Guarantor has adequate means to obtain information from Company on a continuing basis concerning the financial condition of Company and its ability to perform its obligations under the Credit Documents and the Interest Rate Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Company and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Company now known or hereafter known by any Beneficiary.

7.11. Bankruptcy, etc. So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Company or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Company or any other Guarantor or by any defense which Company or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(a) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Company of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(b) In the event that all or any portion of the Guaranteed Obligations are paid by Company, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.12. Discharge of Guaranty Upon Sale of Guarantor. If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale.

7.13. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 7.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.13, or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been paid in full (other than contingent obligations for which a claim has not yet been asserted). Each Qualified ECP Guarantor intends that this Section 7.13 constitute, and this Section 7.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 8. EVENTS OF DEFAULT

8.1. Events of Default. If any one or more of the following conditions or events shall occur:

(a) Failure to Make Payments When Due. Failure by any Credit Party to pay when due (i) the principal of and premium, if any, on any Loan whether at stated maturity, by acceleration or otherwise; (ii) any installment of principal of any Loan, by notice of voluntary prepayment, by mandatory prepayment or otherwise; (iii) within three (3) Business Days of when due, any interest on any Loan or any fee or any other amount due hereunder or (iv) any amount payable to Issuing Bank in reimbursement of any drawing under a Letter of Credit.

(b) Default in Other Agreements. (i) Failure of any Credit Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) in an individual principal amount of $1,000,000 or more or with an aggregate principal amount of $3,000,000 or more, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Credit Party with respect to any other material term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above, or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(c) Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.5, Section 5.1 (provided that such Default continues for five (5) Business Days or more), Section 5.2, Section 5.5, Section 5.6, Section 5.15 or Section 6; or

(d) Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e) Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) an Authorized Officer of such Credit Party becoming aware of such default, or (ii) receipt by Company of notice from Administrative Agent or any Lender of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Holdings or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Holdings or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Holdings or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holdings or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Holdings or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Holdings or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) Holdings or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Holdings or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

(h) Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $1,000,000 or (ii) in the aggregate at any time an amount in excess of $3,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has not denied coverage) shall be entered or filed against Holdings or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder); or

(i) Dissolution. Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days; or

(j) Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or would reasonably be expected to result in liability of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $2,000,000 during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 430(k) of the Internal Revenue Code or under Section 303(k) of ERISA; or

(k) Change of Control. A Change of Control shall occur; or

(l) Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full in Cash of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full in Cash of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party;

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence of any other Event of Default, at the request of (or with the consent of) Requisite Lenders (and in each case under clauses (A) and (B) below, upon notice to Company by Administrative Agent), (A) the Commitments, if any, of each Lender having such Commitments and the obligation of Issuing Bank to issue any Letter of Credit shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Loans, (II) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit) and (III) all other Obligations; provided, the foregoing shall not affect in any way the obligations of Lenders under Sections 2.3(e) and/or 2.23; (C) Administrative Agent may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents; and (D) Administrative Agent shall direct Company to pay (and Company hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Sections 8.1(f) and (g) to pay) to Administrative Agent such additional amounts of cash, to be held as security for Company’s reimbursement Obligations in respect of Letters of Credit then outstanding under arrangements acceptable to Administrative Agent, equal to the Letter of Credit Usage at such time.

SECTION 9. AGENTS

9.1. Appointment of Agents. GSB is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents and each Lender hereby authorizes GSB, in such capacity, to act as its agent in accordance with the terms hereof and the other Credit Documents. Each Agent hereby agrees to act upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings or any of its Subsidiaries.

9.2. Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

9.3. General Immunity.

(a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or Letters of Credit or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.

(b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Holdings and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).

9.4. Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Holdings or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection herewith and otherwise without having to account for the same to Lenders.

9.5. Lenders’ Representations, Warranties and Acknowledgment.

(a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Holdings and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or the issuance of any Letter of Credit or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b) Each Lender, by delivering its signature page to this Agreement shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders, Issuing Bank or Lenders, as applicable on the Restatement Effective Date.

(c) Each Lender (i) represents and warrants that as of the Restatement Effective Date neither such Lender nor its Affiliates or Related Funds owns or controls, or owns or controls any Person owning or controlling, any trade debt or Indebtedness of any Credit Party other than the Obligations or any Capital Stock of any Credit Party and (ii) covenants and agrees that from and after the Closing Date neither such Lender nor its Affiliates and Related Funds shall purchase any trade debt or Indebtedness of any Credit Party other than the Obligations or Capital Stock described in clause (i) above without the prior written consent of the Administrative Agent.

9.6. Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, their Affiliates and their respective officers, partners, directors, trustees, employees and agents of each Agent (each, an “Indemnitee Agent Party”), to the extent that such Indemnitee Agent Party shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Indemnitee Agent Party in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Indemnitee Agent Party in any way relating to or arising out of this Agreement or the other Credit Documents, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE AGENT PARTY; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Indemnitee Agent Party’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order. If any indemnity furnished to any Indemnitee Agent Party for any purpose shall, in the opinion of such Indemnitee Agent Party, be insufficient or become impaired, such Indemnitee Agent Party may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided, further, this sentence shall not be deemed to require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

9.7. Successor Administrative Agent and Collateral Agent.

(a) Administrative Agent and Collateral Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to Lenders and Company. Upon any such notice of resignation, Requisite Lenders shall have the right, upon five (5) Business Days’ notice to Company, to appoint a successor Administrative Agent and Collateral Agent and, if no Default or Event of Default has occurred or is continuing, such successor Administrative Agent and/or Collateral Agent shall be acceptable to Company (such acceptance not to be unreasonably withheld, conditioned or delayed, and such acceptance to be deemed to have been given by Company if Company does not object to such appointment within five (5) Business Days of receiving such notice). Upon the acceptance of any appointment as Administrative Agent and Collateral Agent hereunder by a successor Administrative Agent and Collateral Agent, that successor Administrative Agent and Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and Collateral Agent and the retiring Administrative Agent and Collateral Agent shall promptly (i) transfer to such successor Administrative Agent and Collateral Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent and Collateral Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent and Collateral Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent and Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring Administrative Agent and Collateral Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s and Collateral Agent’s resignation hereunder as Administrative Agent and Collateral Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent and Collateral Agent hereunder.

(b) Notwithstanding anything herein to the contrary, Administrative Agent and Collateral Agent may assign their rights and duties as Administrative Agent and Collateral Agent hereunder to an Affiliate of GSB without the prior written consent of, or prior written notice to, Company or the Lenders; provided, that Company and the Lenders may deem and treat such assigning Administrative Agent and Collateral Agent as the Administrative Agent and Collateral Agent for all purposes hereof, unless and until such assigning Administrative Agent or Collateral Agent, as the case may be, provides written notice to Company and the Lenders of such assignment. Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as Administrative Agent and Collateral Agent hereunder and under the other Credit Documents.

9.8. Collateral Documents and Guaranty.

(a) Agents under Collateral Documents and Guaranty. Each Lender hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect to the Guaranty, the Collateral and the Collateral Documents. Subject to Section 10.5, without further written consent or authorization from Lenders, Administrative Agent or Collateral Agent, as applicable may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented, or (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented.

(b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, Company, Administrative Agent, Collateral Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale, Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale.

SECTION 10. MISCELLANEOUS

10.1. Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Credit Party, Collateral Agent, Administrative Agent or Issuing Bank, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three (3) Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent.

10.2. Expenses. Company agrees to pay promptly (a) all the Administrative Agent’s and each Lender’s actual and reasonable and documented costs and out-of-pocket expenses in connection with the preparation of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) [reserved]; (c) all the reasonable fees, out-of-pocket expenses and disbursements of counsel to Agents in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Company; (d) all the actual costs and reasonable and documented out-of-pocket expenses of creating and perfecting Liens in favor of Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, out-of-pocket expenses and disbursements of counsel to Agents;

provided, that reimbursement under this clause (d) shall be limited to one (1) counsel for Agents and one or more special, local or conflicts counsel as required in each applicable jurisdiction; (e) all the Administrative Agent’s actual costs and reasonable and documented out-of-pocket fees, expenses for, and disbursements of any of Administrative Agent’s, auditors, accountants, consultants or appraisers whether internal or external, and all reasonable attorneys’ fees (including reasonable disbursements of outside counsel) incurred by Administrative Agent; (f) all the actual costs and reasonable and documented out-of-pocket expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all other actual and reasonable and documented out-of-pocket costs and expenses incurred by each Agent in connection with the syndication of the Loans and Commitments and the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (h) after the occurrence and during the continuance of a Default or an Event of Default, all costs and expenses, including reasonable and documented attorneys’ fees and costs of settlement, incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.

10.3. Indemnity.

(a) In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent and Lender, their Affiliates and their respective officers, partners, directors, trustees, employees and agents of each Agent and each Lender (each, an “Indemnitee”), from and against any and all Indemnified Liabilities, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order, of that Indemnitee. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b) To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against Lenders, Agents and their respective Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Holdings and Company hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

10.4. Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuation of any Event of Default each Lender, Issuing Bank, and their respective Affiliates each of is hereby authorized by each Credit Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust, fiduciary or payroll accounts (in whatever currency)) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party (in whatever currency) against and on account of the obligations and liabilities of any Credit Party to such Lender or Issuing Bank hereunder, the Letters of Credit and participations therein and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, the Letters of Credit and participations therein or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder, (b) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured or (c) such obligation or liability is owed to a branch or office of such Lender or Issuing Bank different from the branch or office holding such deposit or obligation or such Indebtedness.

10.5. Amendments and Waivers.

(a) Requisite Lenders’ Consent. Subject to Sections 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of Administrative Agent and the Requisite Lenders; provided, that the Fee Letter may be amended, modified, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

(b) Affected Lenders’ Consent. Without the written consent of each Lender (other than a Defaulting Lender) that would be affected thereby, no amendment, modification, termination, or consent with respect to any of the Credit Documents shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any Loan or Note;

(ii) waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.9) or any fee payable hereunder;

(iv) extend the time for payment of any such interest or fees;

(v) reduce the principal amount of any Loan;

(vi) amend, modify, terminate or waive any provision of this Section 10.5(b) or Section 10.5(c);

(vii) amend the definition of “Requisite Lenders” or “Pro Rata Share”; provided, with the consent of Administrative Agent and the Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Term Loan Commitments, the Term Loans, the Revolving Commitments and the Revolving Loans are included on the Closing Date;

(viii) release or subordinate all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents;

(ix) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document;

(x) extend the stated expiration date of any Letter of Credit beyond the Revolving Commitment Termination Date; or

(xi) reduce any reimbursement obligation in respect of any Letter of Credit.

(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

(i) increase any Revolving Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Commitment of any Lender; or

(ii) amend the definition of “Requisite Class Lenders” without the consent of Requisite Class Lenders of each Class; provided, with the consent of Administrative Agent and the Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of such “Requisite Class Lenders” on substantially the same basis as the Term Loan Commitments, the Term Loans, the Revolving Commitments and the Revolving Loans are included on the Closing Date;

(iii) amend, modify, terminate or waive any provision of Section 3.2(a) with regard to any Credit Extension (whether constituting a Revolving Loan or a Term Loan) without the consent of Requisite Class Lenders of the affected Class;

(iv) alter the required application of any repayments or prepayments as between Classes pursuant to Section 2.14 without the consent of Requisite Class Lenders of each Class which is being allocated a lesser repayment or prepayment as a result thereof; provided, Administrative Agent and the Requisite Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment which is still required to be made is not altered;

(v) amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent;

(vi) amend the definition of “Eligible Assignee” to permit assignments or transfers to Sponsor without the consent of all Lenders; or

(vii) amend, modify, terminate or waive (i) any obligation of Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.3(e) or (ii) Section 2.23, in each case without the written consent of Administrative Agent and Issuing Bank.

(d) Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

10.6. Successors and Assigns; Participations.

(a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, Indemnitee Agent Parties under Section 9.6, Indemnitees under Section 10.3, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register. Company, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by Administrative Agent and recorded in the Register as provided in Section 10.6(e). Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Commitment or Loans owing to it or other Obligations (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan and any related Commitments):

        (i) to any Person meeting the criteria of clause (i)(a) or clause (ii)(a) of the definition of the term of “Eligible Assignee” upon the giving of notice to Administrative Agent; and

        (ii) to any Person otherwise constituting an Eligible Assignee with the consent of Administrative Agent and, at any time no Default or no Event of Default exists and is continuing, Company (such consent by Company not to be unreasonably withheld, delayed or conditioned, and in any event Company shall be deemed to have approved any such sale, assignment or transfer unless it shall object thereto by written notice to Administrative Agent within five (5) Business Days after having received notice thereof); provided, each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than (A) $1,000,000 (or such lesser amount as may be agreed to by Company and Administrative Agent or as shall constitute the aggregate amount of the Revolving Commitments and Revolving Loans of the assigning Lender) with respect to the assignment of the Revolving Commitments and Revolving Loans and (B) $1,000,000 (or such lesser amount as may be agreed to by Company and Administrative Agent or as shall constitute the aggregate amount of the Term Loan of the assigning Lender) with respect to the assignment of Term Loans. For the avoidance of doubt, no assignment by any Lender shall be permitted hereunder to a Disqualified Institution.

(d) Mechanics. The assigning Lender and the assignee thereof shall execute and deliver to Administrative Agent an Assignment Agreement, together with such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to Section 2.19(c).

(e) Notice of Assignment. Upon its receipt and acceptance of a duly executed and completed Assignment Agreement, any forms, certificates or other evidence required by this Agreement in connection therewith, Administrative Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to Company and shall maintain a copy of such Assignment Agreement.

(f) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Closing Date or as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Revolving Commitments or Loans or any interests therein shall at all times remain within its exclusive control); and (iv) such Lender does not own or control, or own or control any Person owning or controlling, any trade debt or Indebtedness of any Credit Party other than the Obligations or any Capital Stock of any Credit Party.

(g) Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the “Effective Date” specified in the applicable Assignment Agreement: (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, (x) Issuing Bank shall continue to have all rights and obligations thereof with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder and (y) such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect the Commitment of such assignee and any Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Company shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(h) Participations. Each Lender shall have the right at any time to sell one or more participations to any Person (other than Holdings, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitments, Loans or in any other Obligation. The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Commitment Termination Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement, or (iii) release all or substantially all of the Collateral under the Collateral Documents or all or substantially all of the Guarantors from the Guaranty (in each case, except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating. Company agrees that each participant shall be entitled to the benefits of Sections 2.17(c), 2.18 and 2.19 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (c) of this Section; provided, (i) a participant shall not be entitled to receive any greater payment under Section 2.18 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with Company’s prior written consent, and (ii) a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.19 unless Company is notified of the participation sold to such participant and such participant agrees, for the benefit of Company, to comply with Section 2.19 as though it were a Lender. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16 as though it were a Lender. For the avoidance of doubt, no Lender shall be permitted hereunder to have a Disqualified Institution as a Participant. Any Lender that sells a participation hereunder shall, acting solely for this purpose as an agent of the Credit Parties, maintain a register on which it enters the name and address of each participant and the principal and corresponding interest amount of each participant’s interest in the Loans, Commitments or other Obligations (the “Participant Register”); provided, that no Lender shall be required to disclose or share the information contained in such Participant Register with any other Person, except as required (x) by law, (y) to satisfy the requirements of Treasury Regulation 5f.103-1(c) or (z) to confirm a Participant is not a Disqualified Institution. The entries in the Participant Register shall be conclusive in the absence of manifest error.

(i) Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 10.6, any Lender may assign, pledge and/or grant a security interest in, all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, no Lender, as between Company and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided, further, in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

10.7. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8. Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.17(c), 2.18, 2.19, 10.2, 10.3, 10.4 and 10.10 and the agreements of Lenders set forth in Sections 2.16, 9.3(b) and 9.6 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination hereof.

10.9. No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Interest Rate Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.10. Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent, Issuing Bank, or Lenders (or to Administrative Agent, on behalf of Lenders or Issuing Bank), or Administrative Agent, Collateral Agent, Issuing Bank or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11. Severability. In case any provision in or obligation hereunder or any Note or other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12. Obligations Several; Actions in Concert. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. Anything in this Agreement or any other Credit Document to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or any Note or otherwise with respect to the Obligations without first obtaining the prior written consent of Agent or Requisite Lenders (as applicable), it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and any Note or otherwise with respect to the Obligations shall be taken in concert and at the direction or with the consent of Agent or Requisite Lenders (as applicable).

10.13. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14. APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) THEREOF.

10.15. CONSENT TO JURISDICTION.

(a) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY CREDIT PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (a) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (b) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (c) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1 AND TO ANY PROCESS AGENT SELECTED IN ACCORDANCE WITH SECTION 3.1(bb) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (d) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT

TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

(b) EACH CREDIT PARTY HEREBY AGREES THAT PROCESS MAY BE SERVED ON IT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE ADDRESSES PERTAINING TO IT AS SPECIFIED IN SECTION 10.1 OR ON NATIONAL CORPORATE RESEARCH, LTD., LOCATED AT 10 E. 40TH STREET, 10TH FLOOR, NEW YORK, NEW YORK 10016 (ATTENTION: RICHARD ARTHUR), AND HEREBY APPOINTS NATIONAL CORPORATE RESEARCH, LTD., AS ITS AGENT TO RECEIVE SUCH SERVICE OF PROCESS. ANY AND ALL SERVICE OF PROCESS AND ANY OTHER NOTICE IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE EFFECTIVE AGAINST ANY CREDIT PARTY IF GIVEN BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY ANY OTHER MEANS OR MAIL WHICH REQUIRES A SIGNED RECEIPT, POSTAGE PREPAID, MAILED AS PROVIDED ABOVE. IN THE EVENT NATIONAL CORPORATE RESEARCH, LTD. SHALL NOT BE ABLE TO ACCEPT SERVICE OF PROCESS AS AFORESAID AND IF ANY CREDIT PARTY SHALL NOT MAINTAIN AN OFFICE IN NEW YORK CITY, SUCH CREDIT PARTY SHALL PROMPTLY APPOINT AND MAINTAIN AN AGENT QUALIFIED TO ACT AS AN AGENT FOR SERVICE OF PROCESS WITH RESPECT TO THE COURTS SPECIFIED IN THIS SECTION 10.15 ABOVE, AND ACCEPTABLE TO THE ADMINISTRATIVE AGENT, AS EACH CREDIT PARTY’S AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON EACH CREDIT PARTY’S BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION, SUIT OR PROCEEDING.

10.16. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED

EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17. Confidentiality. Each Lender shall hold all non-public information regarding Holdings and its Subsidiaries and their businesses identified as such by Company and obtained by such Lender pursuant to the requirements hereof in accordance with such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by Company that, in any event, a Lender may make (i) disclosures of such information to Affiliates of such Lender and to their agents and advisors (and to other persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Lender of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) in Interest Rate Agreements (provided, such counterparties and advisors are advised of and agree to be bound by the provisions of this Section 10.17), (iii) disclosure to any rating agency when required by it; provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any of the Agents or any Lender, (iv) disclosure to any Lender’s financing sources; provided, that prior to any disclosure, such financing source is informed of the confidential nature of the information, and (v) disclosures required or requested by any Governmental Authority or representative thereof or by the NAIC or pursuant to legal or judicial process or other legal proceeding; provided, unless specifically prohibited by applicable law or court order, each Lender shall make reasonable efforts to notify Company of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information. Notwithstanding anything to the contrary set forth herein, each party (and each of their respective employees, representatives or other agents) may disclose to any and all persons, without limitations of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective Affiliates, and their respective Affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax structure” means any facts relevant to the federal income tax treatment of the transactions contemplated by this Agreement but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates. Notwithstanding the foregoing, on or after the Closing Date, Administrative Agent may, at its own expense issue news releases and publish “tombstone”

advertisements and other announcements relating to this transaction in newspapers, trade journals and other appropriate media (which may include use of logos of one or more of the Credit Parties) (collectively, “Trade Announcements”). No Credit Party shall issue any Trade Announcement except (i) disclosures required by applicable law, regulation, legal process or the rules of the Securities and Exchange Commission or (ii) with the prior approval of Administrative Agent.

10.18. Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full in Cash the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Company shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Company to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Company. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

10.19. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement and each other Credit Document by facsimile or other electronic transmission shall be effective as delivery of an original manually executed counterpart of this Agreement or such other Credit Document.

10.20. Effectiveness. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Company and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

10.21. Patriot Act. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Company that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Company, which information includes the name and address of Company and other information that will allow such Lender or Administrative Agent, as applicable, to identify Company in accordance with the Act.

SECTION 11. AMENDMENT AND RESTATEMENT AND RELEASE

11.1. Acknowledgements.

(a) The Credit Parties acknowledge and agree that (a) immediately prior to the Restatement Effective Date, the aggregate outstanding principal balance of the Term Loans is $115,000,000 and the Revolving Loans is $0.00, (b) that no letters of credit have been cash collateralized with the proceeds of Revolving Loans as contemplated under the Original Credit Agreement (including, without limitation, Sections 2.5, 5.1(r), 6.1(k) and/or 6.1(n) of the Original Credit Agreement), (c) that each Credit Document (as defined in the Original Credit Agreement) to which it is a party that is not being superseded or amended and restated concurrently herewith is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the Restatement Effective Date, all references in any such Credit Document to “the Credit Agreement,” “thereto,” “thereof,” “thereunder” or words of like import referring to the Original Credit Agreement shall mean this Agreement and (d) to the extent that any such Credit Document purports to assign or pledge to any Agent or Lender or to grant to any Agent or Lender a security interest in or Lien on, any collateral as security for the Obligations of any Credit Party, as the case may be, from time to time existing in respect of the Original Credit Agreement or the Credit Documents, such pledge or assignment or grant of the security interest or lien is hereby ratified and confirmed in all respects with respect to this Agreement and the Credit Documents.

(b) Administrative Agent and each Lender hereby acknowledges and consents to the PSA First Amendment.

11.2. Amendment and Restatement. All obligations and liabilities of Company and the other Credit Parties under the Original Credit Agreement, including, the Loans, shall be continued and extended as obligations and liabilities of Company and the other Credit Parties hereunder and shall be evidenced by this Agreement and, if requested by a Lender, the Notes, and shall not be deemed to be paid, released, discharged or otherwise satisfied by the execution of this Agreement, and this Agreement shall not be deemed to constitute a refinancing, substitution or novation of such obligations and liabilities. The modifications effected by this Agreement shall not be deemed to provide for or to effect a repayment and re-advance of any of the Indebtedness to the Lenders outstanding prior to the Restatement Effective Date, it being the intention of the Credit Parties, the Agents and the Lenders that a portion of the Indebtedness owing under this Agreement be and is the same Indebtedness as that owing under the Original Credit Agreement immediately prior to the Restatement Effective Date. This Agreement shall not in any way release or impair the rights, duties, obligations or Liens created pursuant to the Original Credit Agreement or any other Credit Document or affect the relative priorities thereof, and except as modified hereby or by documents, instruments and agreements executed and delivered in connection herewith or therewith, any and all of such rights, duties, obligations, and Liens are confirmed, continued, ratified and affirmed by the parties hereto

11.3. Exhibits. The parties hereto acknowledge and agree that (a) Exhibit A-3 (Form of Issuance Notice) to the Credit Agreement is added as a new Exhibit, (b) Exhibit A-1 (Funding Notice) and Exhibit E (Assignment Agreement) to the Original Credit Agreement are amended and restated in their entirety in the forms attached hereto and (c) the remaining Exhibits to this Agreement shall be in the forms attached to the Original Credit Agreement.

11.4. Release. In further consideration of the execution of this Agreement by Agents, Lenders and Issuing Bank, each Credit Party, individually and on behalf of its successors (including, without limitation, any trustees acting on behalf of such Credit Party and any debtor-in-possession with respect to such Credit Party), assigns, subsidiaries and Affiliates, hereby forever releases each Agent, each Lender and their respective successors, assigns, parents, subsidiaries, Affiliates, officers, employees, directors, agents and attorneys (collectively, the “Releasees”) from any and all debts, claims, demands, liabilities, responsibilities, disputes, causes, damages, actions and causes of actions (whether at law or in equity) and obligations of every nature whatsoever, whether liquidated or unliquidated, whether known or unknown, whether matured or unmatured, whether fixed or contingent that such Credit Party has or may have against the Releasees, or any of them, which arise from or relate to any actions which the Releasees, or any of them, may have taken or omitted to take in connection with the Original Credit Agreement or the other Credit Documents (as defined in the Original Credit Agreement) prior to the Restatement Effective Date, including, without limitation, with respect to the Obligations, any Collateral, the Original Credit Agreement, any other Credit Document (as defined in the Original Credit Agreement) and any third parties liable in whole or in part for the Obligations. This provision shall survive and continue in full force and effect whether or not each Credit Party shall satisfy all other provisions of this Agreement or the other Credit Documents, including payment in full of all Obligations. Each Credit Party understands, acknowledges and agrees that the foregoing release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release. Each Credit Party hereby agrees to indemnify and hold the Releasees, or any of them, harmless with respect to any and all liabilities, obligations, losses, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by the Releasees, or any of them, whether direct, indirect or consequential, as a result of, arising from or relating to any proceeding by or on behalf of any Person, including, without limitation, officers, directors, agents, trustees, creditors, partners or shareholders of any Credit Party or any parent, subsidiary or Affiliate of any Credit Party, whether threatened or initiated, asserting any claim for legal or equitable remedy under any statutes, regulation, common law principle or otherwise arising from or in connection with any matter which is the subject of the release set forth in this Section 11.4. The foregoing indemnity shall survive the payment in full of the Obligations and the termination of this Agreement and the other Credit Documents.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

SAILPOINT TECHNOLOGIES INC., as Company

By:	/s/ J. Cameron McMartin
Name: J. Cameron McMartin
Title: Chief Financial Officer

SAILPOINT TECHNOLOGIES INTERMEDIATE HOLDINGS, LLC, as a Guarantor

By:	/s/ J. Cameron McMartin
Name: J. Cameron McMartin
Title: Chief Financial Officer

SAILPOINT INTERNATIONAL, INC., as a Guarantor

By:	/s/ J. Cameron McMartin
Name: J. Cameron McMartin
Title: Treasurer

GOLDMAN SACHS BANK USA, as Administrative Agent and Collateral Agent

By:	/s/ Stephen W. Hipp
Name: Stephen W. Hipp
Title: Authorized Signatory

GOLDMAN SACHS BANK USA, as a Lender and Issuing Bank

By:	/s/ Stephen W. Hipp
Name: Stephen W. Hipp
Title: Authorized Signatory

TPG SPECIALTY LENDING, INC., as a Lender

By:	/s/ Michael Fishman
Name: Michael Fishman
Title: Co-Chief Executive Officer

FIFTH STREET SENIOR FLOATING RATE CORP., as a Lender

By:	/s/ Steven M. Noreika
Name: Steven M. Noreika
Title: Chief Financial Officer

FS SENIOR FUNDING II LLC, as a Lender

By:	/s/ Steven M. Noreika
Name: Steven M. Noreika
Title: Chief Financial Officer

FIFTH STREET FINANCE CORP., as a Lender

By:	/s/ Steven M. Noreika
Name: Steven M. Noreika
Title: Chief Financial Officer

APPENDIX A-1

TO CREDIT AND GUARANTY AGREEMENT

Term Loan Commitments

Lender	Term Loan Commitment	Pro Rata Share
Goldman Sachs Bank USA	$60,000,000	52%
TPG Specialty Lending, Inc.	$27,500,000	24%
Fifth Street Senior Floating Rate Corp.	$7,500,000	7%
FS Senior Funding II LLC	$5,000,000	4%
Fifth Street Finance Corp.	$15,000,000	13%

Total	$115,000,000	100%

Appendix A-1-1

APPENDIX A-2

TO CREDIT AND GUARANTY AGREEMENT

Revolving Commitments

Lender	Revolving Commitment	Pro Rata Share
Goldman Sachs Bank USA	$2,600,000	52%
TPG Specialty Lending, Inc.	$1,200,000	24%
Fifth Street Senior Floating Rate Corp.	$200,000	4%
Fifth Street Finance Corp.	$1,000,000	20%

Total	$5,000,000	100%

APPENDIX B

TO CREDIT AND GUARANTY AGREEMENT

Notice Addresses

SAILPOINT TECHNOLOGIES, INC.

SAILPOINT TECHNOLOGY INTERMEDIATE HOLDINGS, LLC

SAILPOINT INTERNATIONAL, INC.

11305 Four Points Drive, Building 2, Suite 100

Austin, Texas 78726

Attention: President

Facsimile No.: (512) 346-2033

Telephone No.: (512) 664-8514

Email: kevin.cunningham@sailpoint.com

cam.mcmartin@sailpoint.com

amy.williams@sailpoint.com

in each case, with a copy (which shall not constitute notice) to:

Thoma Bravo, LLC

600 Montgomery Street

32nd Floor

San Francisco, CA 94111

Attention: Seth Boro and Chip Virnig

Facsimile: (415) 392-6480

and

Kirkland & Ellis LLP

555 California Street

San Francisco, CA 94104

Attention: Francesco Penati

Facsimile No.: (415) 439-1500

Email: francesco.penati@kirkland.com

Appendix B-1

GOLDMAN SACHS BANK USA,

as Administrative Agent, Collateral Agent, Co-Lead Arranger, Issuing Bank and a Lender

Goldman Sachs Bank USA

6011 Connection Drive

Irving, Texas 75039

Attention: Sailpoint, Account Manager

Telecopier: (646) 769-5010

with a copy (which shall not constitute notice) to:

Goldman Sachs Bank USA

6011 Connection Drive

Irving, Texas 75039

Attention: GSB In-House Counsel

Telecopier: (972) 368-3199 and (212) 291-5316

and

Hunton & Williams LLP

Bank of America Plaza, Suite 4100

600 Peachtree Street, N.E.

Atlanta, Georgia 30308-1126

Attention: Greta T. Griffith, Esq.

Telephone: (404) 888-4000

Telecopier: (404) 888-4190

Appendix B-2

SCHEDULE A

TO CREDIT AND GUARANTY AGREEMENT

GAAP Net Income to Adj. EBITDA Bridge	Q1 2015	Q2 2015	Q3 2015	Q4 2015	2015	Q1 2016	Q2 2016	LTM Jun-16
GAAP Net Income	$(5,529,354)	$(3,957,438)	$(5,243,841)	$33,529	$(14,697,105)	$(2,813,018)	$(3,392,246)	$(11,415,576)
Less: Non-Op Inc	(1,505)	(629)	(47,239)	45,779	(3,594)	(1,104)	(813)	(3,377)
Income Taxes	222,781	69,187	103,213	333,709	728,890	160,667	117,944	715,533
Interest Expense	6,042,641	(4,261,121)	1,013,136	952,034	3,746,691	997,836	1,025,479	3,988,485
Discount on Debt Amortization	—	69,387	35,268	35,268	139,923	34,885	34,885	140,307
G/L Disposal of Assets	9,121	2,142	2,216	1,644	15,122	1,393	(6,057)	(804)
G/L Currency Translation	694,474	194,311	295,894	658,114	1,842,794	(193,417)	(22,120)	738,472
Depreciation/ Amortization	144,681	140,242	168,202	186,570	639,695	207,022	213,346	775,140
Intangibles	—	4,353,922	2,393,627	2,423,000	9,170,549	2,383,228	2,250,888	9,450,743
Board fees/Acquisition Costs	529,371	318,467	602,027	375,519	1,825,384	334,398	302,767	1,614,711
Stock Comp	1,810	—	39,892	200,053	241,755	(49,870)	(2,161)	187,914
Purchase Price Accounting	—	4,137,271	747,199	733,911	5,618,381	399,378	398,211	2,278,699
Change in GAAP Current Deferred Revenue	567,058	3,104,730	2,269,822	6,570,987	12,512,597	329,901	1,714,856	10,885,566
Cash EBITDA	$2,681,079	$4,170,470	$2,379,417	$12,550,118	$21,781,083	$1,791,299	$2,634,978	$19,355,811

Schedule 4.1

Jurisdictions of Organization and Qualification

Entity Name:	Jurisdiction of Organization

Sailpoint Technologies Intermediate Holdings, LLC	Delaware, USA

SailPoint Technologies, Inc.	Delaware, USA

SailPoint Technologies UK Ltd.	United Kingdom

SailPoint Holdings, Inc.	Delaware, USA

SailPoint Technologies India Private Ltd.	India

SailPoint Technologies Netherlands B.V.	Netherlands

SailPoint Technologies Pte. Ltd.	Singapore

SailPoint Technologies Israel Ltd.	Israel

SailPoint Technologies GmbH	Germany

SailPoint International, Inc.	Delaware, USA

SailPoint Technologies SARL	Switzerland

Whitebox Security Ltd.	Israel

Whitebox Security Inc.	Delaware, USA

Schedule 4.2

Capital Stock and Ownership

Organizational Structure of Holdings and its Subsidiaries:

Name of Entity	Owner	Class	Number of Units/Shares	Percent age Owners hip	Stock Cert(s)
Sailpoint Technologies Intermediate Holdings, LLC	SailPoint Technologies Holdings, Inc.	N/A	N/A	100%	N/A
SailPoint Technologies, Inc.	Sailpoint Technologies Intermediate Holdings, LLC	Common Stock	1,000 common shares	100%	CS-194
SailPoint Holdings, Inc.	SailPoint Technologies, Inc.	Common Stock	1,000 common shares	100%	CS-03 (650 shares); CS-04 (350 shares)
SailPoint International, Inc.	SailPoint Technologies, Inc.	Common Stock	1,000 common shares	100%	CS-03
SailPoint Technologies GmbH	SailPoint Holdings, Inc.	N/A	N/A	100%	N/A
SailPoint Technologies India Private Ltd.	SailPoint Holdings, Inc.	Ordinary Shares	272,811 ordinary shares	100%	2; 3; 4; 5; 6; 7; 8
SailPoint Technologies Israel Ltd.	SailPoint Holdings, Inc.	Ordinary Shares	100 ordinary shares	100%	N/A
Whitebox Security Ltd.	SailPoint Technologies Israel Ltd.	Ordinary Shares; Preferred A Shares; Deferred Shares	6,007 Ordinary Shares; 2,275 Preferred A Shares; 1,642 Deferred Shares	100%	N/A
Whitebox Security Inc.	Whitebox Security Ltd.	Common Stock	5,000 common shares	100%	N/A
SailPoint Technologies Netherlands B.V.	SailPoint Holdings, Inc.	Ordinary Shares	18,000 ordinary shares	100%	N/A

SailPoint Technologies Pte. Ltd.	SailPoint Holdings, Inc.	Ordinary Shares	1,000 ordinary shares	100%	N/A
SailPoint Technologies SARL	SailPoint Holdings, Inc.	Ordinary Shares	20 ordinary shares	100%	N/A
SailPoint Technologies UK Ltd.	SailPoint Holdings, Inc.	Ordinary Shares	1,000 ordinary shares	100%	3

Option, warrant, call, right, commitment or other agreements:

None.

Schedule 4.13

Real Estate Assets

Owned Real Property:

None.

Leased Real Property:

Office Lease dated July 3, 2012 by and between New TPG-Four Points, L.P. and SailPoint Technologies, Inc., as amended by that First Amendment to Office Lease dated May 28, 2013, by and between New TPG-Four Points, L.P. and SailPoint Technologies, Inc., with an address of 11305 Four Points Dr., Building 2, Suite 100, Austin, Texas 78726

Sublease Agreement dated June 8, 2016 between Intel Corporation and SailPoint Technologies, Inc., with an address of 6500 River Place Blvd., Building 7-300, Austin, Texas 78730.

Schedule 4.16

Material Contracts

Master Reseller Agreement, dated as of September 2, 2015, by and between SailPoint Technologies, Inc. and Optiv Security Inc.

Schedule 5.15

Certain Post-Closing Matter

1.	On and after the Closing Date the Credit Parties shall use commercially reasonable efforts to deliver to Administrative Agent a fully executed Landlord Personal Property Collateral Access Agreement with respect to each Real Estate Asset listed on Schedule 4.13 as of the Closing Date.

2.	On or before the date that is two (2) Business Days after the Closing Date, the Credit Parties shall deliver to Administrative Agent the original stock certificates listed below, in each case together with an original corresponding stock power executed in blank and otherwise in form and substance satisfactory to Administrative Agent:

Stockholder	Stock Issuer	Class of Stock	Stock Certificate No.	No. of Shares
Sailpoint Technologies Intermediate Holdings, LLC	SailPoint Technologies, Inc.	Common Stock	CS-194	1000

SailPoint Technologies, Inc.	SailPoint Holdings, Inc.	Common Stock	CS-03	650

SailPoint Technologies, Inc.	SailPoint International, Inc.	Common Stock	CS-03	1000

3.	On or before the date that is ten (10) Business Days after the Closing Date, the Credit Parties shall deliver to Administrative Agent, in form and substance satisfactory to Administrative Agent, an amendment, amendment and restatement or other modification of that certain Intercompany Intellectual Property License Agreement, dated January 1, 2016, between SailPoint Technologies, Inc. and “WhiteBox, Inc.”, to correct a scrivener’s error and replace “WhiteBox Security Ltd., an Isaraeli company” as the “Licensor” thereunder in lieu of “WhiteBox, Inc.”.

4.	On or before the date that is thirty (30) days after the Closing Date, the Credit Parties shall cause each Deposit Account (other than Excluded Accounts) maintained by them to be a Controlled Account or closed.

5.	On or before the date that is thirty (30) days after the Closing Date, the Credit Parties shall have delivered to Administrative Agent insurance endorsements in accordance with Section 5.5 of the Credit Agreement and otherwise in form and substance satisfactory to Administrative Agent.

6.	On or before the date that is forty-five (45) days after the Closing Date, the Credit Parties shall deliver the final audited financial statements of Holdings and its Subsidiaries for the Fiscal Year ending December 31, 2015 in substantially the form of the draft of such audited financial statements delivered to Administrative Agent and Lenders on or prior to Closing Date.

7.	On or before the date that is sixty (60) days after the Closing Date, the Credit Parties shall cause Whitebox Security Inc. to be administratively dissolved or merged into SailPoint Holdings, Inc., in each case in, form and substance satisfactory to Administrative Agent.

Schedule 6.1

Certain Indebtedness

1.	Intercompany Loan Agreement between SailPoint Technologies, Inc., as the lender, and SailPoint Technologies (India) Private Limited, as the borrower, dated as of January 11, 2011, as amended by Addendum to Loan Agreement, dated as of January 25, 2012, in the aggregate original principal amount of approximately $360,156.

2.	Intracompany Loan Agreement between Sailpoint Technologies Intermediate Holdings, LLC, as the lender, and SailPoint Technologies Israel, Ltd., as the borrower, dated as of July 15, 2015 in the original principal amount of $12,666,500.01.

Schedule 6.2

Certain Liens

None.

Schedule 6.7

Certain Investments

1.	Intercompany Loan Agreement between SailPoint Technologies, Inc., as the lender, and SailPoint Technologies (India) Private Limited, as the borrower, dated as of January 11, 2011, as amended by Addendum to Loan Agreement, dated as of January 25, 2012, in the aggregate amount of approximately $360,156.

2.	Intracompany Loan Agreement between Sailpoint Technologies Intermediate Holdings, LLC, as the lender, and SailPoint Technologies Israel, Ltd., as the borrower, dated as of July 15, 2015 in the principal amount of $12,666,500.01.

Schedule 6.12

Certain Affiliate Transactions

1.	Amended and Restated Advisory Services Agreement, dated August 16, 2016, by and between SailPoint Technologies, Inc. and Thoma Bravo, LLC.

EXHIBIT A-1 TO

AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT

FUNDING NOTICE

                             , 20

Reference is hereby made to that certain Amended and Restated Credit and Guaranty Agreement, dated as of November 2, 2016 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement), by and among SAILPOINT TECHNOLOGIES, INC., a Delaware corporation (“Company”), the other Credit Parties party thereto from time to time, the Lenders party thereto from time to time, and GOLDMAN SACHS BANK USA, as Administrative Agent and Collateral Agent.

1. Pursuant to Sections 2.1 and/or 2.2 of the Credit Agreement, Company requests that Lenders make the following Loans to Company in accordance with the applicable terms and conditions of the Credit Agreement on [mm/dd/yy] (the “Credit Date”):

(a)	Term Loans:
	☐	Base Rate Loans:	$	[ , ,	]
	☐	LIBOR Rate Loans, with an initial Interest Period of:
		one (1) month two (2) months three (3) months six (6) months	$	[ , ,	]
(b)	Revolving Loans:
	☐	Base Rate Loans:	$	[ , ,	]
	☐	LIBOR Rate Loans, with an initial Interest Period of:	$	[ , ,	]
one (1) month two (2) months three (3) months six (6) months

2. Company hereby irrevocably instructs, authorizes and directs Administrative Agent to make the disbursements of the Loans on the Credit Date in the manner set forth on Exhibit A attached hereto and incorporated herein by reference, in accordance with the terms and provisions of the Credit Agreement, to the account numbers specified thereon. Company hereby acknowledges that Agent may make payment strictly on the basis of the account numbers furnished herein even if such account number identifies a party other than the name of the accounts listed herein. In the event the account numbers are incorrect or if any payoff amount is incorrect, Company hereby agrees to be fully liable for any and all losses, costs and expenses arising therefrom (including, without limitation, any losses, costs or expenses arising from any of Company’s negligence or the negligence of any of Company’s agents or employees).

3. The undersigned Authorized Officer hereby represents, warrants and certifies on behalf of Company that:

(i) after making the Loans requested on the Credit Date, (x) the Total Utilization of Revolving Commitments does not exceed the Revolving Commitments then in effect and (y) Availability is not less than $0 as demonstrated on Exhibit B hereto;

(ii) as of the Credit Date, the representations and warranties contained in each of the Credit Documents are true and correct in all material respects on and as of such Credit Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct in all material respects on and as of such earlier date; and

(iii) as of the Credit Date, no event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Default.

2

IN WITNESS WHEREOF, Company has caused this Funding Notice to be executed and delivered by its duly Authorized Officer as of the date first set forth above.

SAILPOINT TECHNOLOGIES, INC.

By:
Name:
Title:

Exhibit A

Disbursement of Proceeds

1.	The proceeds of the Loans requested hereby will be funded net of fees and expenses in the amount of [ ] payable to Administrative Agent on the Credit Date.

2.	See attached wire instructions for remainder of Loan proceeds.

Exhibit B

Calculation of Availability

Availability[1]: (i) – (ii) =	$	[ , ,	]

(i)    (A) the trailing twelve months Cash EBITDA of Holdings and its Subsidiaries as of the last day of the most recently ended month for which financial statements were required to have been delivered pursuant to Section 5.1(a) of the Credit Agreement:

	$	[ , ,	]
(B) the then in effect Leverage Multiple:		[	]
(i)(A) multiplied by (i)(B):	$	[ , ,	]
(ii) (A) the aggregate principal balance of the Loans as of such date:	$	[ , ,	]
(B) all other Consolidated Total Debt as of such date:	$	[ , ,	]
(C) without duplication, Letter of Credit Usage:	$	[ , ,	]
(ii)(A) plus (ii)(B) plus (ii)(C):	$	[ , ,	]

1	Note: Availability shall be computed on a pro forma basis.

EXHIBIT A-2 TO

CREDIT AND GUARANTY AGREEMENT

CONVERSION/CONTINUATION NOTICE

                    , 20

Reference is hereby made to that certain Credit and Guaranty Agreement, dated as of August 16, 2016 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement), by and among SAILPOINT TECHNOLOGIES, INC., a Delaware corporation (“Company”), the other Credit Parties party thereto from time to time, the Lenders party thereto from time to time, and GOLDMAN SACHS BANK USA, as Administrative Agent and Collateral Agent.

1. Pursuant to Section 2.8 of the Credit Agreement, Company hereby requests the continuation/conversion of the following Loans, each such conversion and/or continuation to be effective as of [mm/dd/yy]:

(a) Term Loans:
$[ , , ]	LIBOR Rate Loans to be continued with an Interest Period of:
one (1) month
two (2) months
three (3) months
six (6) months
$[ , , ]	Base Rate Loans to be converted to LIBOR Rate Loans with an Interest Period of :
one (1) month
two (2) months
three (3) months
six (6) months
$[ , , ]	LIBOR Rate Loans to be converted to Base Rate Loans
(b) Revolving Loans:
$[ , , ]	LIBOR Rate Loans to be continued with an Interest Period of:
one (1) month
two (2) months
three (3) months
six (6) months

$[ , , ]	Base Rate Loans to be converted to LIBOR Rate Loans with an Interest Period of :
one (1) month
two (2) months
three (3) months
six (6) months
$[ , , ]	LIBOR Rate Loans to be converted to Base Rate Loans

2. Company hereby certifies that as of the date hereof, no event has occurred and is continuing or would result from the consummation of the conversion and/or continuation contemplated hereby that would constitute an Event of Default or a Default.

[Remainder of Page Intentionally Blank]

2

IN WITNESS WHEREOF, Company has caused this Conversion/Continuation to be executed and delivered by its duly Authorized Officer as of the date first set forth above.

SAILPOINT TECHNOLOGIES, INC.

By:

Name:

Title:

EXHIBIT A-3 TO

AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT

ISSUANCE NOTICE

                    , 20

Reference is made to that certain Amended and Restated Credit and Guaranty Agreement, dated as of November 2, 2016 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement), by and among SAILPOINT TECHNOLOGIES, INC., a Delaware corporation (“Company”), the other Credit Parties party thereto from time to time, the Lenders party thereto from time to time, and GOLDMAN SACHS BANK USA, as Administrative Agent and Collateral Agent.

1. Pursuant to Section 2.3 of the Credit Agreement, Company desires a Letter of Credit to be issued in accordance with the terms and conditions of the Credit Agreement on [mm/dd/yy] (the “Credit Date”) in an aggregate face amount of $[    ,    ,    ].

2. Attached hereto for each such Letter of Credit are the following:

(a) the stated amount of such Letter of Credit;

(b) the name and address of the beneficiary;

(c) the expiration date; and

(d) a reasonably detailed description of the proposed terms and conditions of such Letter of Credit.

3. The undersigned Authorized Officer hereby represents, warrants and certifies on behalf of Company that:

(a) after issuing such Letter of Credit requested on the Credit Date, (x) the Total Utilization of Revolving Commitments does not exceed the Revolving Commitments then in effect and (y) Availability is not less than $0 as demonstrated on Exhibit A hereto;

(b) as of the Credit Date, the representations and warranties contained in each of the Credit Documents are true and correct in all material respects on and as of such Credit Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct in all material respects on and as of such earlier date; and

(c) as of the Credit Date, no event has occurred and is continuing or would result from the consummation of the issuance contemplated hereby that would constitute an Event of Default or a Default.

IN WITNESS WHEREOF, Company has caused this Issuance Notice to be executed and delivered by its duly Authorized Officer as of the date first set forth above.

SAILPOINT TECHNOLOGIES, INC.

By:

Name:

Title:

Exhibit A

Calculation of Availability

Availability[1]: (i) – (ii) =	$	[ , ,	]

(i)    (A) the trailing twelve months Cash EBITDA of Holdings and its Subsidiaries as of the last day of the most recently ended month for which financial statements were required to have been delivered pursuant to Section 5.1(a) of the Credit Agreement:

	$	[ , ,	]
(B) the then in effect Leverage Multiple:		[	]
(i)(A) multiplied by (i)(B):	$	[ , ,	]
(ii) (A) the aggregate principal balance of the Loans as of such date:	$	[ , ,	]
(B) all other Consolidated Total Debt as of such date:	$	[ , ,	]
(C) without duplication, Letter of Credit Usage:	$	[ , ,	]
(ii)(A) plus (ii)(B) plus (ii)(C):	$	[ , ,	]

1	Note: Availability shall be computed on a pro forma basis.

EXHIBIT B-1 TO

CREDIT AND GUARANTY AGREEMENT

TERM LOAN NOTE

$[ , , ]	[mm/dd/yy]

New York, New York

FOR VALUE RECEIVED, SAILPOINT TECHNOLOGIES, INC., a Delaware corporation (“Company”), promises to pay [NAME OF LENDER] or its registered assigns (“Payee”), the principal amount of [DOLLARS] ($[    ,    ,    ]) in the installments referred to below.

Company also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit and Guaranty Agreement, dated as of August 16, 2016 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Company, the other Credit Parties party thereto from time to time, the Lenders party thereto from time to time, and GOLDMAN SACHS BANK USA, as Administrative Agent and Collateral Agent.

This Term Loan Note (this “Note”) is one of the “Term Loan Notes” referred to in the Credit Agreement and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Term Loan evidenced hereby was made and is to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of Administrative Agent or at such other place or account as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, Company, each Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby.

This Note is subject to mandatory prepayment and to prepayment at the option of Company, each as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF COMPANY AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

Company promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of Page Intentionally Blank]

2

IN WITNESS WHEREOF, Company has caused this Note to be duly executed and delivered by its duly Authorized Officer as of the date and at the place first written above.

SAILPOINT TECHNOLOGIES, INC.

By:

Name:

Title:

EXHIBIT B-2 TO

CREDIT AND GUARANTY AGREEMENT

REVOLVING LOAN NOTE

$[ , , ]	[mm/dd/yy]

New York, New York

FOR VALUE RECEIVED, SAILPOINT TECHNOLOGIES, INC., a Delaware corporation (“Company”), promises to pay [NAME OF LENDER] or its registered assigns (“Payee”), the lesser of (a) [DOLLARS] ($[    ,    ,    ]) and (b) the unpaid principal amount of all advances made by Payee to Company as Revolving Loans under the Credit Agreement referred to below.

Company also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit and Guaranty Agreement, dated as of August 16, 2016 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Company, the other Credit Parties party thereto from time to time, the Lenders party thereto from time to time, and GOLDMAN SACHS BANK USA, as Administrative Agent and Collateral Agent.

This Revolving Loan Note (this “Note”) is one of the “Revolving Loan Notes” referred to in the Credit Agreement and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Loans evidenced hereby were made and are to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of Administrative Agent or at such other place or account as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, Company, each Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby.

This Note is subject to mandatory prepayment and to prepayment at the option of Company, each as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF COMPANY AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

Company promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of Page Intentionally Blank]

2

IN WITNESS WHEREOF, Company has caused this Note to be duly executed and delivered by its duly Authorized Officer as of the date and at the place first written above.

SAILPOINT TECHNOLOGIES, INC.

By:

Name:

Title:

EXHIBIT C TO

CREDIT AND GUARANTY AGREEMENT

COMPLIANCE CERTIFICATE

                    , 20

Reference is hereby made to that certain Credit and Guaranty Agreement, dated as of August 16, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement), by and among SAILPOINT TECHNOLOGIES, INC., a Delaware corporation (“Company”), SAILPOINT TECHNOLOGIES INTERMEDIATE HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), as a Guarantor, the other Credit Parties party thereto from time to time, the Lenders party thereto from time to time, Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent.

THE UNDERSIGNED HEREBY CERTIFIES AS AN AUTHORIZED OFFICER OF EACH OF COMPANY AND HOLDINGS AND NOT IN HIS INDIVIDUAL CAPACITY, AS FOLLOWS:

1. I am the Chief Financial Officer of each of Company and Holdings.

2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the accounting period covered by the attached financial statements.

3. The examination described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or an Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth in a separate attachment, if any, to this Compliance Certificate, describing in detail, the nature of the condition or event, the period during which it has existed and the action which Holdings and its Subsidiaries have taken, are taking, or propose to take with respect to each such condition or event.

4. The financial statements attached hereto fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, as appropriate.

[Remainder of Page Intentionally Blank]

The foregoing certifications, together with the computations set forth in Annex A hereto and the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered as of the date first set forth above pursuant to Section 5.1(d) of the Credit Agreement.

SAILPOINT TECHNOLOGIES, INC.

By:

Name:
Title:

SAILPOINT TECHNOLOGIES INTERMEDIATE HOLDINGS, LLC

By:

Name:
Title:

ANNEX A TO

COMPLIANCE CERTIFICATE

FOR THE FISCAL [QUARTER] [YEAR] ENDING [MM/DD/YY]1

1.	Cash EBITDA:			(a) +/– (b) =	$	[ , ,	]
			Minimum Cash EBITDA:		$	[ , ,	]
	(a)	Consolidated Adjusted EBITDA for such period (calculated, as applicable, in accordance with Section 6.8(f)) of the Credit Agreement:			$	[ , ,	]
	(b)	the difference between clause (i) and clause (ii):			$	[ , ,	]
		(i)	the consolidated total GAAP current deferred revenue of Holdings and its Subsidiaries as of the last day of such period:		$	[ , ,	]
		(ii)	the consolidated total GAAP current deferred revenue of Holdings and its Subsidiaries as of the first day of such period:		$	[ , ,	]
2.	Consolidated Adjusted EBITDA:[2]			(a) + (b) – (c) =	$	[ , ,	]
	(a)	Consolidated Net Income:			$	[ , ,	]
	(b)	the sum of items 2(b)(i) though 2(b)(xxii):[3]			$	[ , ,	]
		(i)	either clause (A) or (B): [specify]		$	[ , ,	]
			(A)	the sum of clauses (A)(I) and (A)(II):	$	[ , ,	]

[1]	In the event of any inconsistencies between the provision of this Annex A and the corresponding defined terms and provisions of the Credit Agreement, the terms and provisions of the Credit Agreement shall control.
[2]	Solely for purposes of calculating the Leverage Ratio, Consolidated Adjusted EBITDA and the compliance with Sections 6.8(b) and (c) of the Credit Agreement, if any Subject Transaction has occurred during any period of four (4) consecutive Fiscal Quarters, Consolidated Adjusted EBITDA for such period shall be calculated in accordance with Section 6.8(f) of the Credit Agreement without duplicating any amount added back pursuant to items 2(b)(i) through 2(b)(xxiii).
[3]	To the extent included (whether as a positive or negative adjustment) in calculating such Consolidated Net Income and without duplication.

Annex A-1

		(I)	any non-Cash purchase accounting adjustments, restructuring and other non-recurring non-Cash items or expenses actually incurred in connection with any consummated Permitted Acquisition (including any debt or equity issuance in connection therewith to extent issued in accordance with the terms of the Credit Agreement):	$	[ , ,	]
		(II)	any Cash non-recurring items or expenses actually incurred in connection with any consummated Permitted Acquisition (including any debt or equity issuance in connection therewith to extent issued in accordance with the terms of the Credit Agreement), which in the case of this clause (A)(II) do not exceed $1,500,000 in the aggregate in any trailing twelve month period:	$	[ , ,	]
	(B)	any non-recurring items or expenses incurred in connection with a consummated disposition permitted under Sections 6.9(c), (d) or (n) of the Credit Agreement:		$	[ , ,	]
(ii)	Consolidated Interest Expense for such period:			$	[ , ,	]
(iii)	Federal, state, local and foreign income tax expense actually paid or accrued by Holdings and its Subsidiaries for such period:			$	[ , ,	]
(iv)	depreciation and amortization expense of Holdings and its Subsidiaries for such period:			$	[ , ,	]

Annex A-2

(v)	the sum of clauses (A) and (B):		$	[ , ,	]
	(A)	non-Cash costs and expenses actually incurred relating to any equity-based compensation or equity-based incentive plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, in each case, of Holdings or any Subsidiary for such period:	$	[ , ,	]
	(B)	any Cash costs or expenses actually incurred relating to any equity-based compensation or equity-based incentive plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement in each case, of Holdings or any Subsidiary for such period, to the extent that such costs or expenses are funded with net Cash proceeds from the issuance of Qualified Stock, or a contribution to the capital of, Holdings or Parent which are in turn contributed to the Company as Cash common equity and/or Qualified Stock:	$	[ , ,	]
(vi)	the amount of cost savings, operating expense reductions, other operating improvements and initiatives and synergies which are projected by the Company in good faith to be reasonably anticipated to be realizable within one hundred twenty (120) days of the date thereof (which will be added to Consolidated Adjusted EBITDA as so projected until fully realized and calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period):[4]		$	[ , ,	]

Annex A-3

(vii)	the sum of clauses (A), (B) and (C):		$	[ , ,	]
	(A)	the aggregate amount of all other non-Cash items, write-downs, non-Cash expenses, or losses (including purchase accounting adjustments under Accounting Standards Codification (“ASC”) 805) otherwise reducing Consolidated Net Income and excluding any such non-Cash items, write-downs, expenses, or losses that are reasonably expected to result in, or require pursuant to GAAP, an accrual of a reserve for Cash charge, costs and/or expenses in any future period:	$	[ , ,	]
	(B)	net non-Cash exchange, translation or performance losses relating to foreign currency transactions and currency fluctuations (which, for clarity, may be positive or negative) in an aggregate amount not to exceed $1,000,000 in any trailing twelve month period and accounted for in a manner consistent with the methodology used to prepare Schedule A of the Credit Agreement:	$	[ , ,	]

[4](A)	Any annualized pro forma adjustments permitted under this clause (vi) shall be reduced to the extent cost savings related to such adjustments are realized on an actual basis during the applicable measurement period, (B) any cost savings that were expected to be implemented, but that were not actually implemented within such time period shall no longer be given pro forma effect under the Credit Agreement, and (C) all steps have been taken or are reasonably expected to be taken for realizing such cost savings and such cost savings are reasonably identifiable and factually supportable (in the good faith determination of the Company and certified by an Authorized Officer of the Company); provided, that the aggregate amount pursuant to this clause (vi) in any period of four (4) consecutive Fiscal Quarters shall not exceed fifteen percent (15%) of Consolidated Adjusted EBITDA of Holdings and its Subsidiaries, prior to giving effect to the pro forma adjustments for such period; provided, further, such fifteen percent (15%) limitation shall be increased to a twenty-five percent (25%) limitation to the extent such adjustments (I) are recommended (in reasonable detail) by any due diligence quality of earnings report made available to Administrative Agent conducted by financial advisers (which financial advisers shall be (x) nationally recognized and (y) reasonably acceptable to Administrative Agent (it being understood and agreed that any of the “Big Four” accounting firms are acceptable) and retained by the Credit Parties or (II) are determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Exchange Act and as interpreted by the staff of the Securities and Exchange Commission (or any successor agency).

Annex A-4

	(C)	Cash charges resulting from the application of ASC 805 (including with respect to earn-outs incurred by Holdings or any of its Subsidiaries in connection with any Permitted Acquisition):	$[ , , ]
(viii)	actual fees, costs, accruals, payments, expenses or charges, in each case incurred within six (6) months after the applicable transaction, relating to either clause (A) or (B): [specify]		$[ , , ]
	(A)	the Credit Agreement and the transactions contemplated thereby (without duplication of clause (xiv) below):	$[ , , ]
	(B)	any Investment (including Permitted Acquisitions), disposition, recapitalization, Restricted Junior Payment, equity Issuance, consolidation, restructurings, recapitalizations or the incurrence, registration (actual or proposed), repayments or amendments of Indebtedness (including, without limitation, letter of credit fees and any refinancing of such Indebtedness, unamortized fees, costs and expenses paid in Cash in connection with repayment of Indebtedness to persons that are not Affiliates of Holdings or its Subsidiaries), in each case, whether or not consummated or successful but only to the extent any such transaction is (or would have been) permitted in accordance with the terms of the Credit Agreement[5]:	$[ , , ]

[5]	Including, without limitation, (t) any breakage costs incurred in connection with the termination of any hedging agreement as a result of the prepayment of Indebtedness, (u) such fees, expenses or charges related to any Loans and this Agreement, (v) any amendment, waiver or other modification of Loans, any Credit Document, any other Indebtedness or any Capital Stock, (w) Cash recruiting and relocation expenses, severance, stock option and

Annex A-5

(ix)	[intentionally reserved]
(x)	the sum of clauses (A) and (B):		$[ , , ]
	(A)	Permitted Management Fee Payments actually accrued or paid to Thoma during such period by Holdings and its Subsidiaries:	$[ , , ]
	(B)	director fees and expenses actually paid to directors to the extent permitted to be paid under the Credit Agreement:	$[ , , ]
(xi)	[intentionally reserved]
(xii)	the aggregate amount of expenses or losses actually incurred by Holdings or any Subsidiary relating to business interruption to the extent covered by insurance and (A) actually reimbursed or otherwise paid to Holdings or such Subsidiary or (B) so long as such amount for any calculation period is reasonably expected to be received by Holdings or such Subsidiary in a subsequent calculation period and within one year of the date of the underlying loss[6]:		$[ , , ]
(xiii)	Cash expenses of Holdings and its Subsidiaries actually incurred during such period to the extent (A) deducted in determining Consolidated Net Income and (B) reimbursed in Cash by any person (other than any of Holdings or any of their Subsidiaries or any owners, directly or indirectly, of Capital Stock, respectively, other equity-based expenses, (x) reorganization and business optimization costs and expenses in an aggregate amount not to exceed, together with the amounts under clause (y), $2,000,000 in any trailing twelve month period, and (y) one-time expenses relating to enhanced accounting function or other transaction costs, including those associated with becoming a standalone entity or public company in an aggregate amount not to exceed, together with the amounts under clause (x), $2,000,000 in any trailing twelve month period.

[6](x)	If not so reimbursed or received by Holdings or such Subsidiary within such one-year period, such expenses or losses shall be subtracted in the subsequent calculation period or (y) if reimbursed or received by Holdings or such Subsidiary in a subsequent period, such amount shall not be permitted to be added back in determining Consolidated Adjusted EBITDA for such subsequent period.

Annex A-6

	therein) during such period (or reasonably expected to be so reimbursed within three hundred and sixty-five (365) days of the end of such period to the extent not accrued) pursuant to an indemnity or guaranty or any other reimbursement agreement in favor of Holdings or any of its Subsidiaries to the extent such reimbursement has not been accrued[7]:		$[ , , ]
(xiv)	costs and expenses actually incurred related to the administration of either clause (A) or (B) [specify]:		$[ , , ]
	(A)	the Credit Agreement and the other Credit Documents and paid or reimbursed to the Administrative Agent, the Collateral Agent or any of the Lenders or other third parties paid or engaged by the Administrative Agent, the Collateral Agent or any of the Lenders or paid by any of the Credit Parties:	$[ , , ]
	(B)	any Indebtedness permitted to be incurred under Section 6.1(t) of the Credit Agreement:	$[ , , ]
(xv)	any extraordinary (as determined in accordance with GAAP) charges, expenses or losses for such period (which, for clarity, may be a negative number):		$[ , , ]
(xvi)	the sum of clauses (A), (B) and (C):		$[ , , ]
	(A)	amounts actually paid during such period with respect to Cash litigation fees, costs and expenses of Holdings and its Subsidiaries in an amount not to exceed $2,000,000 in the aggregate for any trailing twelve month period:	$[ , , ]

[7](x)	If not so reimbursed or received by Holdings or such Subsidiary within such 365 day period, such expenses or losses shall be subtracted in the subsequent calculation period or (y) if reimbursed or received by Holdings or such Subsidiary in a subsequent period, such amount shall not be permitted to be added back in determining Consolidated Adjusted EBITDA for such subsequent period.

Annex A-7

	(B)	to the extent not already included in determining Consolidated Net Income, the aggregate amount of net Cash proceeds of liability insurance received by Holdings or any Subsidiary during such period to the extent paid in Cash with respect to Cash litigation fees, costs and expenses of Holdings and its Subsidiaries for such period in an amount not to exceed the sum of (x) $2,000,000 in the aggregate for any trailing twelve month period and (y) the net Cash proceeds of liability insurance with respect to litigation received during such period:	$[ , , ]
	(C)	the aggregate amount of net Cash proceeds of liability insurance which is not recorded in accordance with GAAP, but for which such insurance is reasonably expected to be received by Holdings or any Subsidiary in a subsequent calculation period and within one year of the date of the underlying loss to the extent not already included in determining Consolidated Net Income for such period[8]:	$[ , , ]
(xvii)	unamortized fees, costs and expenses paid in Cash in connection with the repayment of Indebtedness to persons that are not Affiliates of Holdings or any of its Subsidiaries:		$[ , , ]
(xviii)	[intentionally reserved]

[8](A)	If not so reimbursed or received by Holdings or such Subsidiary within such one-year period, such expenses or losses shall be subtracted in the subsequent calculation period or (B) if reimbursed or received by Holdings or such Subsidiary in a subsequent period, such amount shall not be permitted to be added back in determining Consolidated Adjusted EBITDA for such subsequent period.

Annex A-8

(xix)	[intentionally reserved]
(xx)	net realized gains or losses from hedging agreements or embedded derivatives that require similar accounting treatment and the application of ASC 815 and related pronouncements:		$	[ , ,	]
(xxi)	any net loss included in the Consolidated Net Income attributable to non-controlling interests pursuant to the application of ASC Topic 810-10-45:		$	[ , ,	]
(xxii)	the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary deducted in calculating Consolidated Net Income (and not added back in such period to Consolidated Net Income):		$	[ , ,	]
(xxiii)	charges and expenses actually attributable to the sum of clauses (A) and (B):		$	[ , ,	]
		Maximum amount in any trailing twelve month period:		$3,000,000
	(A)	asset sales or other dispositions or the repurchase, redemption, sale or disposition of any Capital Stock of any Person other than in the ordinary course of business and to the extent permitted under the Credit Agreement:	$	[ , ,	]
	(B)	repurchases or redemptions of any Capital Stock of Holdings or Parent from existing or former directors, officers or employees of the Holdings or its Subsidiaries, their estates, beneficiaries under their estates, transferees, spouses or former spouses in each case in a transaction permitted in accordance with the terms of the Credit Agreement:	$	[ , ,	]

Annex A-9

(c)	the sum of the following items 2(c)(i) through 2(c)(v) to the extent included in calculating such Consolidated Net Income and without duplication:		$	[ , ,	]
	(i)	Federal, state, local and foreign income tax credits and reimbursements received by Holdings or any of its Subsidiaries during such period:	$	[ , ,	]
	(ii)	all non-Cash items increasing Consolidated Net Income (excluding (A) any such non-Cash item to the extent it represents the reversal of an accrual or reserve for potential Cash items in any prior period and (B) the accrual of revenue or recording of receivables in the ordinary course of business in any prior period):	$	[ , ,	]
	(iii)	the amount of any minority interest income consisting of Subsidiary loss attributable to minority equity interests of third parties in any non-wholly owned Subsidiary added to Consolidated Net Income (and not deducted in such period from Consolidated Net Income):	$	[ , ,	]
	(iv)	any net income included in Consolidated Net Income attributable to non-controlling interests pursuant to the application of ASC Topic 810-10-45:	$	[ , ,	]
	(v)	any amounts added to Consolidated Adjusted EBITDA pursuant to sub-clause (b)(xiii) above in the prior calculation period with respect to expected reimbursements to the extent such reimbursements are not received within such 365 day period following such prior calculation period:	$	[ , ,	]
	(vi)	Consolidated Capitalized Software Development Costs:	$	[ , ,	]

Annex A-10

3.	Consolidated Capital Expenditures:			$	[ , ,	]
4.	Consolidated Capitalized Software Development Costs:			$	[ , ,	]
5.	Consolidated Excess Cash Flow:		(a) – (b) =	$	[ , ,	]

	(a)	the sum, without duplication, of items 5(a)(i) through 5(a)(ii):		$	[ , ,	]

		(i)	Cash EBITDA:	$	[ , ,	]

		(ii)	the Consolidated Working Capital Adjustment:	$	[ , ,	]

	(b)	the sum, without duplication, of items 5(b)(i) through 5(b)(viii):		$	[ , ,	]

		(i)	voluntary and scheduled repayments of Consolidated Total Debt (excluding repayments of Revolving Loans except to the extent the Revolving Commitments are permanently reduced in connection with such repayments):	$	[ , ,	]

		(ii)	Consolidated Capital Expenditures (net of any proceeds of (x) Net Asset Sale Proceeds to the extent reinvested in accordance with Section 2.13(a) of the Credit Agreement, (y) Net Insurance/Condemnation Proceeds to the extent reinvested in accordance with Section 2.13(b) of the Credit Agreement, and (z) related financings with respect to such expenditures (but excluding Revolving Loans)):	$	[ , ,	]

		(iii)	Consolidated Cash Interest Expense:	$	[ , ,	]

		(iv)	provisions for taxes based on income of Holdings and its Subsidiaries and payable in Cash with respect to such period:	$	[ , ,	]

		(v)	to the extent not included in clause (ii)(b) above, the Cash portion of the purchase price paid in connection with any Permitted Acquisition:	$	[ , ,	]

		(vi)	Restricted Junior Payments made by Holdings during such period to the extent the same are permitted hereunder:	$	[ , ,	]

Annex A-11

		(vii)	other items paid in Cash during such period, in each case, to the extent (A) capitalized but not financed with proceeds of Indebtedness (but excluding Revolving Loans) or (B) included as an “add back” in the calculation of Consolidated Adjusted EBITDA:	$[ , , ]
		(viii)	the aggregate amount of non-Cash adjustments increasing Consolidated Adjusted EBITDA for periods prior to the beginning of the current period to the extent paid in Cash by Holdings and its Subsidiaries during such period:	$[ , , ]
6.	Consolidated Fixed Charges:	(a) + (b) + (c) + (d) =		$[ , , ]
	(a)	Consolidated Cash Interest Expense:		$[ , , ]
	(b)	scheduled payments of principal on Consolidated Total Debt:		$[ , , ]
	(c)	Consolidated Capital Expenditures:		$[ , , ]
	(d)	the current portion of taxes provided for with respect to such period in accordance with GAAP:		$[ , , ]
7.	Consolidated Interest Expense:			$[ , , ]
8.	Consolidated Liquidity:	(a) + (b) =		$[ , , ]
	Minimum required:			$5,000,000
	(a)	Unrestricted Cash of the Credit Parties as of such date:		$[ , , ]
	(b)	the lesser of items 8(b)(i) and 8(b)(ii):		$[ , , ]
		(i)	(A) the Revolving Commitments of all of the Lenders in the aggregate, minus (B) the Total Utilization of Revolving Commitments:	$[ , , ]
		(ii)	if positive, Availability:	$[ , , ]

Annex A-12

9.	Consolidated Net Income:		(a) – (b) =	$	[ , ,	]
	(a)	the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP:		$	[ , ,	]
	(b)	the sum of items 9(b)(i) through 9(b)(v):		$	[ , ,	]
		(i)	the income (or loss) of any Person (other than a Subsidiary of Holdings) in which any other Person (other than Holdings or any of its Subsidiaries) has a joint interest:	$	[ , ,	]
		(ii)	the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries or that Person’s assets are acquired by Holdings or any of its Subsidiaries:	$	[ , ,	]
		(iii)	the income of any Subsidiary of Holdings to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary:	$	[ , ,	]
		(iv)	any gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan:	$	[ , ,	]
		(v)	to the extent not included in clauses (i) through (iv) above and to the extent positive) any net extraordinary gains or net extraordinary losses:	$	[ , ,	]
10.	Consolidated Total Debt:			$	[ , ,	]
11.	Consolidated Working Capital:		(a) – (b) =	$	[ , ,	]
	(a)	Consolidated Current Assets:		$	[ , ,	]
	(b)	Consolidated Current Liabilities:		$	[ , ,	]

Annex A-13

12.	Consolidated Working Capital Adjustment:	(a) – (b) =	$	[ , ,	]
	(a)	Consolidated Working Capital as of the beginning of such period:	$	[ , ,	]
	(b)	Consolidated Working Capital as of the end of such period:	$	[ , ,	]
13.	Fixed Charge Coverage Ratio:	(a) / (b) =		[ . ]:1.00
		Required: ≥		[ . ]:1.00
	(a)	Cash EBITDA:[9]	$	[ , ,	]
	(b)	Consolidated Fixed Charges:[10]	$	[ , ,	]
14.	Leverage Ratio:	(a) / (b) =		[ . ]:1.00
		Required: ≤		[ . ]:1.00
	(a)	Consolidated Total Debt as of such day:	$	[ , ,	]
	(b)	Cash EBITDA for the four-Fiscal Quarter period ending on such date (or if such date of determination is not the last day of a Fiscal Quarter, for the four-Fiscal Quarter period ending as of the most recently concluded Fiscal Quarter):	$	[ , ,	]

[9](i)	For the first Fiscal Quarter ending after the Closing Date, such amount shall be Cash EBITDA for such Fiscal Quarter; (ii) for the second Fiscal Quarter ending after the Closing Date, such amount shall be Cash EBITDA for the two Fiscal Quarter period ending on such date, (iii) the third Fiscal Quarter period ending after the Closing Date, such amount shall be Cash EBITDA for the three Fiscal Quarter period ending on such date, and (iv) for any other Fiscal Quarter, such amount shall be Cash EBITDA for the four Fiscal Quarter period then ending.
[10](i)	For the first Fiscal Quarter ending after the Closing Date, such amount shall be Consolidated Fixed Charges for such Fiscal Quarter, (ii) for the second Fiscal Quarter ending after the Closing Date, such amount shall be Consolidated Fixed Charges for such two Fiscal Quarter period, (iii) for the third Fiscal Quarter period ending after the Closing Date, such amount shall be Consolidated Fixed Charges for such three Fiscal Quarter period, and (iv) for any other Fiscal Quarter, such amount shall be Consolidated Fixed Charges for such four Fiscal Quarter period.

Annex A-14

15.	RNR: [11]	(a) – (b) =	$	[ , ,	]
		Minimum RNR:	$	[ , ,	]
	(a)	the gross recurring software subscription and maintenance revenue amounts for such period of determination as reflected in the financial statements most recently delivered pursuant to Section 5.1(b) of the Credit Agreement (regardless of whether any particular customer is billed monthly, quarterly, annually or otherwise):	$	[ , ,	]
	(b)	any discounts in the ordinary course of business:	$	[ , ,	]

[11]	RNR shall only include revenue attributable to the following product lines: (i) IdentityIQ, (ii) IdentityNOW and (iii) SecurityIQ.

Annex A-15

EXHIBIT E TO

AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [                    ] (“Assignor”) and [                    ] (“Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions for Assignment and Assumption Agreement set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, Assignor hereby irrevocably sells and assigns to Assignee, and the Assignee hereby irrevocably purchases and assumes from Assignor, subject to and in accordance with the Standard Terms and Conditions for Assignment and Assumption Agreement and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of Assignor’s outstanding rights and obligations under the respective credit facilities identified below (including, to the extent included in any such facilities, Letters of Credit and/or participation therein) (the “Assigned Interest”). Such sale and assignment is without recourse to Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by Assignor.

1.	Assignor:	______________________

2.	Assignee:	______________________ [and is an Affiliate/Approved Fund[1]]

3.	Company:	SailPoint Technologies, Inc.

4.	Administrative Agent: Goldman Sachs Bank USA

5.	Credit Agreement:	Amended and Restated Credit and Guaranty Agreement dated as of November 2, 2016, by and among Company, the other Credit Parties party thereto from time to time, the Lenders parties thereto from time to time and Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent

6.	Assigned Interest:

1	Select as applicable.

Credit Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders		Amount of Commitment/Loans Assigned		Percentage Assigned of Commitment/ Loans[2]
____________[3]	$	____________	$	____________	____________	%
____________	$	____________	$	____________	____________	%
____________	$	____________	$	____________	____________	%

Effective Date:                     , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

7.	Notice and Wire Instructions:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

Notices:	Notices:

Attention:	Attention:
Telecopier:	Telecopier:

with a copy to:	with a copy to:

Attention:	Attention:
Telecopier:	Telecopier:

Wire Instructions:	Wire Instructions:

[Remainder of Page Intentionally Blank]

2	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
3	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Loan Commitment”, “Term Loan Commitment”, etc.)

2

The terms set forth in this Assignment are hereby agreed to:

[NAME OF ASSIGNOR], as Assignor

By:
Title:

[NAME OF ASSIGNEE], as Assignee

By:
Title:

[Consented to and][4] Accepted: GOLDMAN SACHS BANK USA, as Administrative Agent

By:
Title:

[Consented to:][5] [NAME OF COMPANY]

By:
Title:

4	To be added only if the consent of Administrative Agent is required by the terms of the Credit Agreement.
5	To be added only if the consent of Company is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ASSUMPTION AGREEMENT

1.	Representations and Warranties.

1.1	Assignor. Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2	Assignee. Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (v) if it is a Non-US Lender, attached to this Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

ANNEX 1-1

2.	Payments. All payments with respect to the Assigned Interests shall be made on the Effective Date as follows:

2.1	With respect to Assigned Interests for Term Loans, unless notice to the contrary is delivered to the Lender from Administrative Agent, payment to Assignor by Assignee in respect of the Assigned Interest shall include such compensation to Assignor as may be agreed upon by the Assignor and Assignee with respect to all unpaid interest which has accrued on the Assigned Interest to but excluding the Effective Date. On and after the applicable Effective Date, Assignee shall be entitled to receive all interest paid or payable with respect to the Assigned Interest, whether such interest accrued before or after the Effective Date.

2.2	With respect to Assigned Interests for Revolving Loans, from and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to Assignor for amounts which have accrued to but excluding the Effective Date and to Assignee for amounts which have accrued from and after the Effective Date.

3.	General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment and the rights and obligations of the parties hereunder shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York without regard to conflict of laws principles (other than Sections 5-1401 and 5-1402 of the New York General Obligations law) thereof.

ANNEX 1-2

EXHIBIT F TO

CREDIT AND GUARANTY AGREEMENT

CERTIFICATE REGARDING NON-BANK STATUS

Reference is hereby made to that certain Credit and Guaranty Agreement, dated as of August 16, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among SAILPOINT TECHNOLOGIES, INC., a Delaware corporation, the other Credit Parties party thereto from time to time, the Lenders party thereto from time to time, and GOLDMAN SACHS BANK USA, as Administrative Agent and Collateral Agent. Pursuant to Section 2.19(c) of the Credit Agreement, the undersigned hereby certifies that it is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code of 1986, as amended.

[NAME OF LENDER]

By:
Name:
Title:

EXHIBIT G-1 TO

CREDIT AND GUARANTY AGREEMENT

CLOSING DATE CERTIFICATE

Reference is hereby made to that certain Credit and Guaranty Agreement, dated as of August 16, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement), by and among SAILPOINT TECHNOLOGIES, INC., a Delaware corporation (“Company”), SAILPOINT TECHNOLOGIES INTERMEDIATE HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), the other Credit Parties party thereto from time to time, the Lenders party thereto from time to time and GOLDMAN SACHS BANK USA, as Administrative Agent and Collateral Agent.

THE UNDERSIGNED HEREBY CERTIFIES AS AN AUTHORIZED OFFICER OF EACH OF COMPANY AND HOLDINGS AND NOT IN HIS INDIVIDUAL CAPACITY, AS FOLLOWS:

1. I am an Authorized Officer of each of Company and Holdings.

2. I have reviewed the terms of Sections 3 and 4 of the Credit Agreement and the definitions and provisions contained in the Credit Agreement relating thereto, and, in my opinion, I have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

3. Based on my review and examination described in paragraph 2 above:

(a) as of the Closing Date, the representations and warranties contained in each of the Credit Documents are true and correct in all respects on and as of the Closing Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all respects on and as of such earlier date;

(b) as of the Closing Date, no action, suit, investigation, litigation or proceeding or other legal or regulatory developments is pending or threatened in any court or before any arbitrator or Governmental Authority that, singly or in the aggregate, materially impairs the transactions contemplated by the Credit Documents or that could have a Material Adverse Effect;

(c) as of the Closing Date, no event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute a Default or an Event of Default;

(d) Holdings has delivered to Administrative Agent true and correct copies of (i) the Historical Financial Statements, (ii) pro forma consolidated balance sheets of Holdings and its Subsidiaries as at the Closing Date, and reflecting the repayment of the Existing Indebtedness and the other transactions contemplated by the Credit Documents to occur on or prior to the Closing Date, (iii) pro forma consolidated income statements of Holdings and its Subsidiaries as at the Closing Date, and reflecting the repayment of the Existing Indebtedness and the other transactions contemplated by the Credit Documents to occur on or prior to the Closing Date, and (iv) the Projections;

(e) Each Credit Party has obtained all Governmental Authorizations and all consents of other Persons, in each case, that are necessary in connection with the transactions contemplated by the Credit Documents and each of the foregoing are in full force and effect. All applicable waiting periods have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing is pending, and the time for any applicable agency to take action to set aside its consent on its own motion has expired;

(f) The pro forma balance sheet and income statement, as applicable, delivered pursuant to Section 3.1(l) of the Credit Agreement demonstrates that:

(i) Holdings and its Subsidiaries have generated Consolidated Adjusted EBITDA of at least $17,000,000 for the trailing twelve month period ending June 30, 2016;

(ii) Holdings and its Subsidiaries have generated revenue of at least $106,200,000 for the trailing twelve month period ending June 30, 2016;

(iii) immediately after giving effect to any Credit Extensions to be made on the Closing Date, including the payment of all Transaction Costs required to be paid in Cash, the ratio of (x) Consolidated Total Debt for Holdings and its Subsidiaries as of the Closing Date to (y) pro forma Consolidated Adjusted EBITDA for the trailing twelve-month period ending June 30, 2016 is not greater than 6.50:1.00;

(iv) immediately after giving effect to any Credit Extensions to be made on the Closing Date, including the payment of all Transaction Costs required to be paid in Cash, the Company has Consolidated Liquidity of at least $10,000,000; and

(g) Since December 31, 2015, no event, circumstance or change shall have occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

[Remainder of Page Intentionally Blank]

2

The foregoing certifications are made and delivered to Administrative Agent and the Lenders as of the Closing Date.

SAILPOINT TECHNOLOGIES, INC.

By:
Name:
Title:

SAILPOINT TECHNOLOGIES INTERMEDIATE HOLDINGS, LLC

By:
Name:
Title:

EXHIBIT G-2 TO

CREDIT AND GUARANTY AGREEMENT

SOLVENCY CERTIFICATE

                    , 2016

Reference is made to that certain Credit and Guaranty Agreement, dated as of August 16, 2016 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among SAILPOINT TECHNOLOGIES, INC., a Delaware corporation (“Company”), SAILPOINT TECHNOLOGIES INTERMEDIATE HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), the other Credit Parties party thereto from time to time, the Lenders party thereto from time to time, and GOLDMAN SACHS BANK USA, as Administrative Agent and Collateral Agent.

THE UNDERSIGNED HEREBY CERTIFIES, IN HIS CAPACITY AS AN OFFICER OF EACH OF COMPANY AND HOLDINGS AND NOT IN HIS INDIVIDUAL CAPACITY, AS FOLLOWS:

1. I am the chief financial officer of each of Holdings and Company.

2. I have reviewed the terms of Sections 3 and 4 of the Credit Agreement and the definitions and provisions contained in the Credit Agreement relating thereto, and, in my opinion, have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

3. Based upon my review and examination described in paragraph 2 above, after giving effect to (i) the repayment of the Existing Indebtedness and (ii) the Credit Extensions to be made on the Closing Date, Holdings and its Subsidiaries, on a consolidated basis, are Solvent.

[Remainder of Page Intentionally Blank]

The foregoing certifications are made and delivered to Administrative Agent and the Lenders as of the Closing Date.

SAILPOINT TECHNOLOGIES, INC.

By:
Name:
Title:

SAILPOINT TECHNOLOGIES INTERMEDIATE HOLDINGS, LLC

By:
Name:
Title:

EXHIBIT H TO

CREDIT AND GUARANTY AGREEMENT

COUNTERPART AGREEMENT

This COUNTERPART AGREEMENT, dated [mm/dd/yy] (this “Counterpart Agreement”) is delivered pursuant to that certain Credit and Guaranty Agreement, dated as of August 16, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among SAILPOINT TECHNOLOGIES, INC., a Delaware corporation, the other Credit Parties party thereto from time to time, the Lenders party thereto from time to time, GOLDMAN SACHS BANK USA, as Administrative Agent and Collateral Agent.

Section 1. Pursuant to Section 5.10 of the Credit Agreement and Section 5.3 of the Pledge and Security Agreement:

(a) [                    ] (“New Credit Party”) (i) agrees that this Counterpart Agreement may be attached to the Credit Agreement and that by the execution and delivery hereof, New Credit Party becomes a “Guarantor” under the Credit Agreement and agrees to be bound by all of the terms thereof and (ii) hereby delivers to Administrative Agent updates to all schedules attached to the Credit Agreement; provided, that with respect to such updates, any applicable schedule that relates solely to the Closing Date shall be deemed to be as of the date of this Counterpart Agreement;

(b) each Credit Party (including New Credit Party) represents and warrants that each of the representations and warranties set forth in the Credit Agreement and each other Credit Document and applicable to New Credit Party is true and correct both before and after giving effect to this Counterpart Agreement, except to the extent that any such representation and warranty relates solely to any earlier date, in which case such representation and warranty is true and correct as of such earlier date;

(c) each Credit Party (including New Credit Party) certifies that no event has occurred or is continuing as of the date hereof, or will result from the transactions contemplated hereby on the date hereof, that would constitute a Default or Event of Default;

(d) New Credit Party agrees to irrevocably and unconditionally guaranty the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) and in accordance with Section 7 of the Credit Agreement; and

(e) New Credit Party hereby (i) agrees that this counterpart may be attached to the Pledge and Security Agreement, (ii) agrees that it will comply with all the terms and conditions of the Pledge and Security Agreement as if it were an original signatory thereto, (iii) grants to Collateral Agent, for the benefit of each Secured Party, a security interest in all of New Credit Party’s right, title and interest in and to all “Collateral” of New Credit Party, in each case whether now or hereafter existing or in which New Credit Party now has or hereafter acquires an interest and wherever the same may be located, and (iv) delivers to Collateral Agent supplements to all schedules attached to the Pledge and Security Agreement. All such Collateral shall be deemed to be part of the “Collateral” and hereafter subject to each of the terms and conditions of the Pledge and Security Agreement.

Section 2. New Credit Party agrees from time to time, upon request of Administrative Agent, to take such additional actions and to execute and deliver such additional documents and instruments as Administrative Agent may request to effect the transactions contemplated by, and to carry out the intent of, this Counterpart Agreement. Neither this Counterpart Agreement nor any term hereof may be changed, waived, discharged or terminated, except in accordance with Section 10.5 of the Credit Agreement. Any notice or other communication herein required or permitted to be given shall be given in accordance with Section 10.1 of the Credit Agreement, and all for purposes thereof, the notice address of New Credit Party shall be the address as set forth on the signature page hereof. In case any provision in or obligation under this Counterpart Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

THIS COUNTERPART AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) THEREOF.

[Remainder of Page Intentionally Blank]

2

IN WITNESS WHEREOF, the undersigned has caused this Counterpart Agreement to be duly executed and delivered by its duly Authorized Officer as of the date first written above.

[NAME OF NEW CREDIT PARTY]

By:
Name:
Title:

Address for Notices:

Attention: Telecopier
with a copy to:

Attention: Telecopier

ACKNOWLEDGED AND ACCEPTED, as of the date above first written: GOLDMAN SACHS BANK USA, as Administrative Agent and Collateral Agent

By:
Name: Title: